Exhibit 2.1

Execution version

PRIVILEGED & CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CONCORD ACQUISITION CORP II,

CONCORD MERGER SUB, INC.

AND

EVENTS.COM, INC.

Dated as of August 26, 2024

TABLE OF CONTENTS

Page

Article I THE MERGER		3
Section 1.1	The Merger	3
Section 1.2	Effective Time	3
Section 1.3	Effect of the Merger	3
Section 1.4	Governing Documents of the Surviving Subsidiary	3
Section 1.5	Directors and Officers of the Surviving Subsidiary	4

Section 3.23	Customers and Suppliers	29
Section 3.24	Compliance with Laws	29
Section 3.25	No Other Representations or Warranties; Schedules	30

iii

Section 5.22	Employment Agreements	59
Section 5.23	Required Financials	59
Section 5.24	Notification of Certain Matters	60
Section 5.25	Additional Securityholder Agreements	60

Article VII CLOSING		63
Section 7.1	Closing	63
Section 7.2	Deliveries by the Company	63
Section 7.3	Deliveries by Parent	63

Article VIII TERMINATION		64
Section 8.1	Termination	64
Section 8.2	Procedure and Effect of Termination	65

iv

LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Tax Receivable Agreement
Exhibit D	Form of Parent’s Second Amended and Restated Certificate of Incorporation
Exhibit E	Form of Parent’s Amended and Restated Bylaws
Exhibit F	Form of Surviving Subsidiary’s Amended and Restated Articles of Incorporation

Schedule A	Key Company Stockholders

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated August 26, 2024 (this “Agreement”), is made and entered into by and among CONCORD ACQUISITION CORP II, a Delaware corporation (“Parent”), CONCORD MERGER SUB, INC., a California corporation and a wholly-owned Subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), and EVENTS.COM, INC., a California corporation (the “Company”). Parent, Merger Sub and the Company are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Exhibit A attached hereto.

WHEREAS, Parent is a blank check company and was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a wholly owned, direct Subsidiary of Parent and was incorporated for the purpose of effectuating the Merger;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties intend to enter into a business combination transaction pursuant to which, in accordance with the California Corporations Code (the “CCC”), Merger Sub shall merge with and into the Company, with the Company surviving such merger (the “Merger”), as a result of which the Company will become a wholly owned Subsidiary of Parent and Parent will continue as a publicly traded company;

WHEREAS, the board of directors of Parent (“Parent Board”) has (a) determined that it is in the best interests of Parent and its stockholders for Parent to enter into this Agreement and the Ancillary Agreements, (b) approved the execution and delivery of this Agreement and the Ancillary Agreements, Parent’s performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (c) recommended the adoption and approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby by the stockholders of Parent;

WHEREAS, the sole director of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its sole stockholder to enter into this Agreement and the Ancillary Agreements, (b) approved the execution and delivery of this Agreement and the Ancillary Agreements to which Merger Sub is or will be a party, Merger Sub’s performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (c) recommended the adoption and approval of this Agreement and the Ancillary Agreements to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby by Parent, as the sole stockholder of Merger Sub;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved this Agreement, the Ancillary Agreements to which Merger Sub is or will be a party, the Merger and the transactions contemplated hereby and thereby;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement and the Ancillary Agreements, (b) approved the execution and delivery of this Agreement and the Ancillary Agreements, the Company’s performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (c) recommended adoption and approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby by the stockholders of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the Company and the Key Company Stockholders have entered into a stockholder support agreement (the “Stockholder Support Agreement”), pursuant to which, among other things, the Key Company Stockholders have agreed to (a) vote all of their shares of Company Stock in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, and (b) subject their shares of Company Stock to certain restrictions, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, as a condition to the consummation of the transactions contemplated hereby and in accordance with the terms hereof, Parent shall provide an opportunity to its stockholders to have their shares of Parent Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Parent’s Organizational Documents in conjunction with obtaining approval from the stockholders of Parent for the transactions contemplated hereby (collectively with the other transactions, authorizations and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent, the Parent Sponsor and CA2 are entering into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, each of Parent Sponsor and CA2 have agreed to (a) vote all of its shares of Parent Stock in favor of this Agreement and the transactions contemplated hereby, including the Merger, (b) not redeem its shares of Parent Stock, (c) waive its anti-dilution protection with respect to its shares of Parent Class B Common Stock, (d) agree to certain transfer restrictions with respect to the shares of Parent Stock held by such Persons following the Closing, which terms will be substantially consistent to the terms of the transfer restrictions to which the Founders agree pursuant to the Lock-Up Agreement and (e) forfeit certain shares of Parent Class B Common Stock; in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and effective upon Closing, Parent and the Founders shall enter into a Lock-Up Agreement (the “Lock-Up Agreement”);

WHEREAS, in connection with the Closing, Parent, certain stockholders of Parent and certain Company Stockholders shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit B;

WHEREAS, each Parent Unit shall separate and convert automatically into one share of Parent Class A Common Stock and one-third of a Parent Warrants upon a Business Combination;

WHEREAS, except as set forth in the Sponsor Support Agreement, all shares of Parent Class B Common Stock shall automatically convert into shares of Parent Class A Common Stock upon a Business Combination; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the foregoing and also prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each Party hereby agrees:

Article I
THE MERGER

Section 1.1            The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the CCC, at the Effective Time, Merger Sub shall merge with and into the Company, with the Company surviving the Merger. Following the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the Merger (the “Surviving Subsidiary”) and as a wholly-owned Subsidiary of Parent.

Section 1.2            Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and Parent (the “Certificate of Merger”) with the Secretary of State of the State of California in accordance with the applicable provisions of the CCC. As soon as practicable on or after the Closing Date, the Parties shall make any and all other filings or recordings required under the CCC to give effect to the Merger. The Company shall cause its Subsidiaries to take corporate action as reasonably necessary to approve and effectuate the Merger in accordance with the CCC. The Merger will be effective at such time as the Parties duly file the Certificate of Merger with the Secretary of State of the State of California or at such other date or time as Parent and the Company agree in writing and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.3            Effect of the Merger. At the Effective Time, the Merger will have the effect set forth in this Agreement and the relevant provisions of the CCC. Without limiting the generality of the foregoing, and subject hereto, at the Effective Time, all property, rights, privileges, immunities, powers and franchises of Merger Sub will vest in the Surviving Subsidiary and all claims, obligations, restrictions, disabilities, liabilities, debts and duties of Merger Sub will become the claims, obligations, restrictions, disabilities, liabilities, debts and duties of the Surviving Subsidiary.

Section 1.4            Governing Documents of the Surviving Subsidiary.

(a)            Articles of Incorporation. At the Effective Time and by virtue of the Merger, the amended and restated articles of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit F attached hereto and, as so amended and restated, shall be the articles of incorporation of the Surviving Subsidiary until amended in accordance with applicable Law and the articles of incorporation of the Surviving Subsidiary, subject to Section 5.9.

(b)            Bylaws. At the Effective Time and by virtue of the Merger, the bylaws of the Merger Sub as in effect at the Effective Time shall become the bylaws of the Surviving Subsidiary, except that all references to the Merger Sub shall be automatically amended and shall become references to the Surviving Subsidiary, until amended in accordance with applicable Law, the second amended and restated articles of incorporation of the Surviving Subsidiary and such bylaws, subject to Section 5.9.

Section 1.5            Directors and Officers of the Surviving Subsidiary. At the Effective Time, the directors and officers set forth in Section 1.5 of the Parent Disclosure Schedule will become the directors and officers of the Surviving Subsidiary and will remain the directors and officers of the Surviving Subsidiary after the Merger, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

Article II
MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 2.1            Closing Date Statement.

(a)            Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Company Closing Statement”) setting forth the (i) name and email address of each Company Stockholder and Company Securityholder of record on the books and records of the Company; (ii) number of shares of each class or series of Company Stock and/or Company Securities owned by each such Company Stockholder or Company Securityholder, as applicable (and in the case of a Company Security, the number of shares of Company Stock underlying the applicable Company Security, and the exercise price thereof, if applicable); (iii) with respect to the Company Securities, the vesting schedule and expiration or termination dates thereof; and (iv) the Pro Rata Portion allocable to each Company Stockholder and Company Securityholder (the information set forth in the foregoing clauses (i), (ii), (iii) and (iv) shall constitute the “Allocation Schedule”); (v) the quantum of Interim Financing raised on or prior to the Closing Date; and (vi) the amount of the Company Transaction Expenses (including copies of invoices for third party Company Transaction Expenses, together with applicable Tax Forms for any Company Transaction Expenses). From and after delivery of the Company Closing Statement until the Closing, the Company shall (x) reasonably cooperate with and provide Parent and its Representatives information reasonably requested by Parent or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with Parent’s review of the Company Closing Statement and (y) consider in good faith any comments to the Company Closing Statement provided by Parent, and Company shall revise such Company Closing Statement to incorporate any changes the Company determines is necessary or appropriate given such comments. The allocations and calculations set forth in the Company Closing Statement (as may be amended in accordance with the preceding sentence) shall, to the fullest extent permitted by applicable Law, be binding on all Parties hereto and be used by Parent for purposes of issuing all consideration in accordance with this Agreement, absent manifest error.

(b)            Not less than three (3) Business Days prior to the Closing Date, the Parent shall deliver to the Company a statement (the “Parent Closing Statement”) setting forth (i) the number of shares of each class or series of Parent Class A Common Stock constituting the Merger Consideration determined based on the Company Closing Statement; (ii) the aggregate amount of cash in the Trust Account (prior to giving effect to the Parent Common Stockholder Redemption); (iii) the aggregate amount of all payments required to be made in connection with the Parent Common Stockholder Redemption; (iv) the Available Closing Cash; (v) the amount of the Parent Transaction Expenses (including copies of invoices for third party Parent Transaction Expenses, together with applicable Tax forms for any Parent Transaction Expenses); (vi) the number of shares of Parent Stock to be outstanding as of immediately prior to the Closing after giving effect to the Parent Common Stockholder Redemption; and (vii) the number of shares of Parent Class A Common Stock that may be issued upon the exercise of all Parent Warrants issued and outstanding as of immediately prior to the Closing and the exercise prices therefor; in each case, including reasonable supporting detail therefor. From and after delivery of the Parent Closing Statement until the Closing, Parent shall (A) cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within Parent’s or its Representatives’ possession or control in connection with the Company’s review of the Parent Closing Statement and (B) consider in good faith any comments to the Parent Closing Statement provided by the Company, and Parent shall revise such Parent Closing Statement to incorporate any changes Parent determines are necessary or appropriate given such comments.

Section 2.2            Aggregate Consideration. The total consideration to be paid in respect of the Merger shall equal (a) an aggregate number of shares of Parent Class A Common Stock equal to the Merger Consideration, plus (b) the Earn Out Consideration on the terms set forth in Section 2.8, plus (c) the rights under the Tax Receivable Agreement (collectively, the “Aggregate Consideration”). The portion of the Merger Consideration and the Earn Out Consideration payable to Company Stockholders shall be paid at the Closing in accordance with the Allocation Schedule and the terms herein (subject to Section 2.8). Additionally, Parent shall pay, or cause to be paid when due, to the Company Stockholders and Company Securityholders, the remainder of the Aggregate Consideration in accordance with the terms herein.

Section 2.3            Payment of Other Amounts at Closing. At the Closing, Parent shall:

(a)            cause Parent to make any payments, by wire of immediately available funds from the Trust Account, required to be made by Parent in connection with the Parent Common Stockholder Redemptions;

(b)            on behalf of the Company, pay or cause to be paid to such account or accounts as the Company specifies to Parent in the Company Closing Statement, the unpaid Company Transaction Expenses;

(c)            on behalf of the Company, pay or cause to be paid to such account or accounts specified in the Payoff Letters the applicable Payoff Amounts to the applicable Existing Lenders pursuant to the Payoff Letters;

(d)            on behalf of the Parent, pay or cause to be paid to such account or accounts as the Parent specifies to the Company pursuant to the Parent Closing Certificate, the unpaid Parent Transaction Expenses; and

(e)            cause Parent to contribute any remaining balance from the Trust Account (after giving effect to the payments set forth in the foregoing clauses (a) through (d)) to the Surviving Subsidiary for working capital and general corporate purposes.

Section 2.4            Separation of Parent Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any of the following securities, each Parent Unit issued and outstanding immediately prior to the Effective Time shall be automatically separated and the holder thereof shall be deemed to hold one (1) share of Parent Class A Common Stock and one-third (1/3) of a Parent Warrant. Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing fractional Parent Warrants shall be issued in exchange for Parent Warrants. Each holder of Parent Warrants who would otherwise be entitled to a fraction of a Parent Warrant (after aggregating all fractional shares of Parent Warrants that would otherwise be received by such Person) shall instead have the number of Parent Warrants issued to such Person rounded down in the aggregate to the nearest whole Parent Warrant.

Section 2.5            Conversion of Company Stock and Company Securities.

(a)            Recapitalization. Immediately prior to the Effective Time, subject to the substantially concurrent occurrence of the Effective Time, the Company shall consummate the Recapitalization. Upon the consummation of the Recapitalization, the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such Company Preferred Stock.

(b)            Company Stock and Company Securities. If the Company Charter Amendment is approved, at the Effective Time, by virtue of the Merger and without any action on the part of any Party or the Company Stockholders or Company Securityholders, as applicable:

(i)            each share of Company Common Stock (including shares of Company Common Stock resulting from the Recapitalization, but excluding (i) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Stock” hereunder, and (ii) any Company Dissenting Shares (collectively, the “Excluded Shares”)) that is issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive a number of shares of Parent Class A Common Stock equal to the Exchange Ratio and a portion of the remainder of the Aggregate Consideration as set forth on the Allocation Schedule. Accordingly, each holder of shares of Company Common Stock as of immediately prior to the Effective Time (other than Excluded Shares) shall be entitled to receive the applicable portion of the Merger Consideration in the form of Parent Class A Common Stock equal to (A) the Exchange Ratio, multiplied by (B) the number of shares of Company Common Stock held by such holder as of immediately prior to the Effective Time (as set forth in the Allocation Schedule), with fractional shares being treated in accordance with Section 2.7(d);

(ii)            each Company Option (whether vested or unvested) that is outstanding and unexercised immediately prior to the Effective Time will be converted into the right to receive an option relating to shares of Parent Class A Common Stock upon substantially the same terms and conditions as are in effect with respect to such Company Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each such option, an “Exchanged Option”), except that (x) such Exchanged Option shall relate to (A) a number of shares of Parent Class A Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time (taking into account the consummation of the Recapitalization) multiplied by the Exchange Ratio and (B) a portion of the Earn Out Consideration as set forth on the Allocation Schedule, and (y) the exercise price per share for each such Exchanged Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time (taking into account the consummation of the Recapitalization) divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulations Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or, for Company Options that are intended to be incentive stock options within the meaning of Section 422 of the Code or Section 424 of the Code. As promptly as practicable following the Effective Time and, in any event, in accordance with applicable Law, Parent shall file an appropriate registration statement or registration statements with respect to the shares of Parent Class A Common Stock underlying such Exchanged Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding;

(iii)            each Company Warrant and, to the extent permitted by the terms thereof, each Company Convertible Note that is outstanding and unexercised immediately prior to the Effective Time (and which is not automatically and fully exercised in accordance with its terms prior to the Effective Time) shall automatically, without any further action on the part of the holder thereof, be assumed by Parent in accordance with the terms of such Company Warrant or Company Convertible Note, as applicable (including as to vesting, exercisability or convertibility, to the extent applicable). Following the Effective Time, each assumed Company Warrant shall be exercisable for shares of Parent Class A Common Stock and a portion of the Earn Out Consideration as set forth on the Allocation Schedule;

(iv)            following the Closing, each Company Stockholder and (upon exercise of the applicable underlying security) Company Securityholder shall be entitled to its Pro Rata Portion of the Earn Out Consideration and the rights under the Tax Receivable Agreement, subject to the terms herein and in the Tax Receivable Agreement; and

(v)            if the Company Charter Amendment is not approved, at the Effective Time, by virtue of the Merger and without any action on the part of any Party or the Company Stockholders or Company Securityholders, the Company Stock and Company Securities shall be converted in accordance with the terms of the Company Charter and the foregoing Section 2.5(b)(i).

For the avoidance of doubt, it is the intent of the Parties that, generally, the Merger Consideration will be allocated among and distributed to all holders of capital stock of the Company that is outstanding immediately prior to Effective Time and all other securities of the Company that are outstanding immediately prior to Effective Time and that are exercisable for or convertible into capital stock of the Company to the extent (i) any such other securities that are exercisable for capital stock of the Company are both vested and in-the-money and (ii) any such securities that are automatically convertible into capital stock of the Company in connection with the Merger are automatically converted immediately prior to the Effective Time.

(c)            Equity Interests of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any shares of capital stock of the Company or Merger Sub, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Subsidiary.

Section 2.6            Parent Redeemed Shares.

(a)            Dividends. No dividends or other distributions declared with respect to Parent Class A Common Stock, the record date for which is at or after the Effective Time, shall be paid with respect to any Parent Redeemed Shares.

(b)            Parent Redeemed Shares. Any share of Parent Class A Common Stock held by any Parent Stockholder that exercises redemption rights pursuant to the Offer (a “Parent Redeemed Share”) shall be canceled and converted into the right to receive the consideration set forth in the Offer. The Parent Parties shall give the Company prompt notice of the exercise of any redemption rights pursuant to the Offer.

Section 2.7            Exchange Procedures for Company Stockholders.

(a)            Payment of the Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of the Company Stockholders, evidence of book-entry shares representing the portion of the Merger Consideration and the Earn Out Consideration deliverable to the Company Stockholders pursuant to this Article II. Any such shares of Parent Class A Common Stock deposited with the Exchange Agent, shall hereinafter be referred to as the “Exchange Agent Fund”. The Exchange Agent Fund shall be subject to the terms of this Agreement and the Exchange Agent Agreement. Subject to this Section 2.7, at the Closing, Parent shall cause to be issued or paid from the Exchange Agent Fund to each Company Stockholder that holds Company Stock (other than shares of Company Stock to be canceled pursuant to Section 2.6 and any Company Dissenting Shares) immediately prior to the Effective Time, evidence of book-entry shares representing such Company Stockholder’s allocable portion of the Merger Consideration and the Earn Out Consideration in accordance with the terms herein.

(b)            Reasonably promptly after the Effective Time, Parent shall send or shall cause the Exchange Agent to send, to each Company Stockholder of record as of immediately prior to the Effective Time, whose Company Common Stock was converted pursuant to Section 2.5(b)(i) into the right to receive a portion of the Aggregate Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share of Company Common Stock to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c)            Each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Consideration, pursuant to Section 2.5(b)(i), shall be entitled to receive its allocable portion of the Merger Consideration and the Earn Out Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), and/or a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share of Company Common Stock.

(d)            Promptly following the date that is one (1) year after the Effective Time, Parent may instruct the Exchange Agent to deliver to Parent all documents in its possession relating to the transactions contemplated hereby, at which point the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Merger Consideration or Earn Out Consideration to be paid in respect of shares of Company Common Stock in accordance with Section 2.5(b)(i) that remains unclaimed shall be returned to Parent, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Consideration in accordance with this Section 2.7 prior to such instruction, may transfer such shares of Company Common Stock to Parent and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Parent shall promptly deliver, such applicable portion of the Aggregate Consideration without any interest thereon. None of Parent, Merger Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any portion of the Aggregate Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article II would otherwise escheat to or become the property of any Governmental Authority, any such shares shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(e)            No Further Rights. The Merger Consideration and the Earn Out Consideration paid in accordance with the terms of this Article II shall be deemed to have been exchanged and paid, and there shall be no further registration of transfers on the stock transfer books of the Surviving Subsidiary of the shares of Company Stock that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, Company Stockholders shall cease to have any rights as stockholders of the Company, except as provided in this Agreement or by applicable Law.

(f)            Changes in Parent Stock. If at any time between the date of this Agreement and the Effective Time, the outstanding shares of Parent Class A Common Stock or Parent Class B Common Stock shall have been increased, decreased, changed into or exchanged for a different number of kind of shares or securities as a result of a subdivision, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other similar change in capitalization, in each case other than in connection with the Merger, then the Aggregate Consideration shall be equitably adjusted to reflect such change; provided, that nothing in this Section 2.7(c) shall be construed to permit Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(g)            Fractional Shares. Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing fractional shares of Parent Class A Common Stock shall be issued in exchange for Company Stock. Any such fractional shares of Parent Class A Common Stock that would otherwise be issued to any Company Stockholder or Company Securityholder under this Agreement shall be treated in accordance with Section 407 of the CCC. If required by Section 407 of the CCC, each Company Stockholder that would have been entitled to receive a fractional share shall receive instead an amount in cash equal to the fair market value of such fractional share, as determined by Parent in accordance with Section 407 of the CCC.

(h)            Company Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any Company Dissenting Share shall not be converted into the right to receive its applicable portion of the Aggregate Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Company Dissenting Share pursuant to the CCC. Each holder of Company Dissenting Shares who, pursuant to the CCC, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the CCC (but only after the value therefor shall have been agreed upon or finally determined pursuant to the CCC). At the Effective Time, (a) all Company Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Company Dissenting Shares shall be entitled only to such rights as may be granted to them under the CCC. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal pursuant to Chapter 13 of the CCC or other applicable Law, then the right of such holder to be paid the fair value of such Company Dissenting Shares shall cease and such Company Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive its applicable portion of the Aggregate Consideration as if such share never had been a Company Dissenting Share, and Parent shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof, following the satisfaction of the applicable conditions set forth in this Section 2.7, its applicable portion of the Aggregate Consideration as if such share had never been a Company Dissenting Share. The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the CCC and received by the Company, and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal under the CCC. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand with respect to any Company Dissenting Share. The Company shall (or shall cause their Affiliates to) enforce any contractual waivers that the Company Stockholders have granted regarding appraisal rights that would apply to the Merger.

Section 2.8            Earn Out Consideration.

(a)            At the Closing, Parent shall cause the portion of the Unvested Earn Out Shares issuable to the Company Stockholders to be issued to such Company Stockholders at the Effective Time (all Unvested Earn Out Shares, the “Earn Out Consideration”). The Unvested Earn Out Shares shall vest as follows:

(i)            upon the occurrence of Triggering Event I, 1,000,000 of the Unvested Earn Out Shares shall vest to the Company Stockholders and Company Securityholders in accordance with each such Person’s Pro Rata Portion (the “Triggering Event I Earn Out Shares”);

(ii)            upon the occurrence of Triggering Event II, 1,000,000 of the Unvested Earn Out Shares shall vest to the Company Stockholders and Company Securityholders in accordance with each such Person’s Pro Rata Portion (the “Triggering Event II Earn Out Shares”);

(iii)            upon the occurrence of Triggering Event III, 1,000,000 of the Unvested Earn Out Shares shall vest to the Company Stockholders and Company Securityholders in accordance with each such Person’s Pro Rata Portion (the “Triggering Event III Earn Out Shares”);

(iv)            upon the occurrence of Triggering Event IV, 1,000,000 of the Unvested Earn Out Shares shall vest to the Company Stockholders and Company Securityholders in accordance with each such Person’s Pro Rata Portion (the “Triggering Event IV Earn Out Shares” and, together with the Triggering Event I Earn Out Shares, the Triggering Event II Earn Out Shares and the Triggering Event III Earn Out Shares, the “Earn Out Shares”).

(b)            The Earn Out Shares shall be adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends, extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, amendment to organizational documentation, exchange of shares or other like change or transaction with respect to the shares of Parent Stock occurring on or after the Closing. Stock dividends shall include any dividend or distribution of securities convertible into shares of Parent Stock. The adjustments made pursuant to this Section 2.8(b) shall be subject to the reasonable mutual agreement of Parent and the Company. The Triggering Events may be achieved at the same time or over the same overlapping trading days.

(c)            If the Unvested Earn Out Shares do not vest in accordance with this Section 2.8 during the Earn Out Period, the obligations in this Section 2.8 shall terminate and no longer apply. In such event, the applicable Unvested Earn Out Shares that would have vested (but did not vest during such period) pursuant to this Section 2.8 shall be automatically forfeited and deemed transferred to Parent and shall be cancelled by Parent and cease to exist.

(d)            Notwithstanding anything to the contrary contained in this Agreement, Unvested Earn Out Shares that vest in accordance with this Section 2.8 shall remain subject to any other vesting or forfeiture conditions contained in any other agreements to which the holder is subject.

(e)            Notwithstanding anything to the contrary contained in this Agreement, in the event of a transaction that results in a Change of Control, (i) Triggering Event I and Triggering Event II shall be deemed to have occurred and (ii) if, in such transaction, shares of Parent Stock are converted into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, as provided in the definitive transaction documents for such transaction, or if not so provided, determined by the Parent Board in good faith) equal to or in excess of Triggering Event III or Triggering Event IV, then the applicable Triggering Event shall be deemed to have occurred, and, in each case, the Unvested Earn Out Shares subject to the applicable Triggering Event that have not previously vested pursuant to this Section 2.8 shall vest to the Company Stockholders and Company Securityholders in accordance with each such Person’s Pro Rata Portion, effective as of immediately prior to the consummation of such transaction. Unless and until a Change of Control or the occurrence of an applicable Triggering Event, the holders of Unvested Earn Out Shares shall not transfer, assign or dispose of any Unvested Earn Out Shares.

(f)            Notwithstanding the foregoing, none of the Unvested Earn Out Shares will vest with respect to any Company Stockholder or Company Securityholder who is required to file a notification pursuant to the HSR Act until any applicable waiting period pursuant to the HSR Act has expired or been terminated; provided, that any such Company Stockholder or Company Securityholder has notified Parent of such required filing pursuant to the HSR Act in connection therewith following reasonable advance notice from Parent of the reasonably anticipated vesting of the Unvested Earn Out Shares.

Section 2.9            Withholding Rights. Each of the Parties, the Surviving Subsidiary and the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under all applicable Laws; provided, however, that prior to any withholding from amounts payable to a Company Stockholder or Company Securityholder, the applicable withholding agent shall use commercially reasonable efforts to (a) promptly provide such Company Stockholder or Company Securityholder with a written notice of its intention to withhold, including (i) the amount to be withheld or deducted and (ii) the relevant provisions of the Code (or other applicable Law) requiring such withholding, (b) assist the Company Stockholder or Company Securityholder with obtaining any exemption from or reduction of any such Taxes, and (c) provide a reasonable opportunity to such Company Stockholder or Company Securityholder to provide forms or other evidence that would reduce or eliminate such deduction or withholding. To the extent that amounts are so withheld and paid to the appropriate Governmental Entity by the Parties, the Surviving Subsidiary or the Exchange Agent, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.10            Tax Consequences. It is intended by the Parties that the Merger shall constitute a transaction described in either Section 351(a) or Section 368 of the Code (the “Intended Tax Treatment”). The Parties shall prepare and file all Tax Returns in a manner consistent with, and shall not take any action inconsistent with, the Intended Tax Treatment, in either case, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

Article III
REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES

Except in each case as set forth in the applicable disclosure schedules, corresponding to the referenced section below or where its relevance as an exception to (or disclosure for purposes of) such representation or warranty is reasonably apparent, delivered by the Company to the Parent Parties concurrently with the execution of this Agreement (the “Schedules”), and subject to the terms, conditions and limitations set forth in this Agreement, the Company hereby represents and warrants to the Parent Parties, as of the date of this Agreement and the Closing Date, as set forth below.

Section 3.1            Organization.

(a)            Each Group Company is a corporation, limited liability company or other business entity duly incorporated, organized or formed, as applicable, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization.

(b)            Each Group Company has all requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except as would not be material to the Group Companies, taken as a whole. Each Group Company is duly qualified, licensed or registered as a foreign entity to transact business under the Laws of each jurisdiction where the character of its properties or assets owned, leased or operated by it, or the location of the properties or assets owned, leased or operated by it, requires such qualification, licensing or registration, except where the failure of such qualification, licensing or registration would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.

Section 3.2            Authorization. Each Group Company has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is or is required to be a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger, to the approval and adoption of this Agreement by the holders of the number of shares of Company Stock necessary to approve the Merger in accordance with the Company’s Organizational Documents (the “Requisite Company Approval”). The Requisite Company Approval is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and any Ancillary Agreement and to approve the transactions contemplated hereby and thereby. The execution and delivery of this Agreement has been, and the Ancillary Agreements to which any Group Company is or will be a party as of the Closing Date and the consummation of the transactions contemplated hereby and thereby have been or will be, duly authorized by all necessary corporate or limited liability company actions, as applicable. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each other party hereto and thereto, this Agreement and the Ancillary Agreements constitute, or when duly authorized, executed and delivered, will constitute, the legal, valid and binding obligation of each Group Company, enforceable against each Group Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies (whether considered in a proceeding at law or in equity) (the “Enforceability Exceptions”).

Section 3.3            Capitalization.

(a)            Schedule 3.3(a) sets forth, as of the date hereof, the number and class of issued and outstanding equity interests of the Company and the record owners thereof. All of the issued and outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, Laws or Orders, and are owned of record by the Company Stockholders. Except as set forth on Schedule 3.3(a), there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to the Company and no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating either the Company Stockholders or the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Company Stock, or any other equity interest in the Company, including any security convertible or exercisable into shares of Company Stock. Except as set forth on Schedule 3.3(a), there are no Contracts to which the Company is a party which require the Company to repurchase, redeem or otherwise acquire any shares of Company Stock or securities convertible into or exchangeable for shares of Company Stock or to make any investment in any other Person.

(b)            Except as set forth on Schedule 3.3(b), all of the outstanding equity securities of each Company Subsidiary are duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights and restrictions on transfer, and are owned by the Company, whether directly or indirectly, free and clear of all Liens (in each case, other than Permitted Liens and restrictions under applicable federal, state and other securities Laws). There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the equity securities of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any equity securities of, or any other interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary. There are no Contracts to which any Company Subsidiary is a party which require such Company Subsidiary to repurchase, redeem or otherwise acquire any equity securities or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.

(c)            Schedule 3.3(c) sets forth, as of the date of this Agreement, the following information with respect to each outstanding Company Option: (i) the name of the Company Option recipient; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise or purchase price of such Company Option; (iv) the date on which such Company Option was granted; (v) the vesting schedule applicable to such Company Option; (vi) whether such Company Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code; and (vii) the date on which such Company Option expires. The Company has made available to the Parent Parties accurate and complete copies of the Company Incentive Plans pursuant to which Company has granted the Company Options that are currently outstanding and all forms of award agreements evidencing such Company Options. Each Company Option was granted in all material respects in accordance with the terms of the applicable Company Incentive Plan, and each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d)            Except as set forth on Schedule 3.3(d), there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Company Stock or any other interests in the Company. No Company Subsidiary owns any equity interest in the Company. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to any equity securities of or any other interests in any Company Subsidiary.

Section 3.4            Company Subsidiaries. Schedule 3.4 sets forth a true and complete list of (a) the Company Subsidiaries, listing for each Company Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization, and (b) its authorized capital stock, the number and type of its issued and outstanding shares of capital stock and the current ownership of such shares.

Section 3.5            Consents and Approvals; No Violations. Except as set forth on Schedule 3.5 and with respect to compliance with the applicable requirements of the HSR Act, compliance with state and federal securities Laws, compliance with the listing requirements of NYSE and assuming the truth and accuracy of Parent’s representations and warranties contained in Section 4.4, subject to the receipt of the Requisite Company Approval and the filing of the Certificate of Merger, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement will (a) conflict with or result in any material breach of any provision of the Organizational Documents of any Group Company, (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract, (d) result in the creation of any Lien upon any of the properties or assets of any Group Company (other than Permitted Liens), or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated by this Agreement, violate in any material respect any Law, Order, or Lien applicable to any Group Company, excluding from the foregoing clauses (b) through (e), such requirements, violations or defaults which would not, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect.

Section 3.6            Financial Statements.

(a)            The Company has made available to Parent copies of the unaudited consolidated balance sheet of the Group Companies as of December 31, 2022 and December 31, 2023, and the related unaudited consolidated statements of operations and cash flows of the Group Companies for each year then ended, together with all related notes and schedules thereto (collectively referred to as the “Financial Statements”), and the unaudited consolidated balance sheet of the Group Companies as of July 31, 2024 (the “Interim Balance Sheet”) and the related unaudited consolidated statement of operations of the Group Companies for the seven (7) month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). Except as set forth on Schedule 3.6, each of the Financial Statements and the Interim Financial Statements (a) has been prepared in all material respects in accordance with GAAP applied, consistently applied (except as may be indicated in the notes thereto), and (b) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Group Companies as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.

(b)            The Required Financials, when delivered by the Company, shall (i) be true, correct and complete, (ii) be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company or Persons acquired by the Company, as the case may be, as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(c)            Neither the Company (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls over financial reporting utilized by any Group Company, (ii) any fraud, whether or not material, that involves any Group Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by any Group Company or (iii) any claim or allegation regarding any of the foregoing.

Section 3.7            No Undisclosed Liabilities. Except as set forth in the Interim Balance Sheet or on Schedule 3.7, the Group Companies do not have any liabilities or obligations of the type required to be disclosed in the Interim Balance Sheet in accordance with GAAP, except for liabilities or obligations (a) incurred or accrued since the Balance Sheet Date in the Ordinary Course, (b) that arise in the Ordinary Course under any Company Material Contract, none of which arose out of a breach of Contract or violation of Law, (c) incurred since the Balance Sheet Date pursuant to or in connection with this Agreement or the transactions contemplated hereby, including the Company Transaction Expenses, (d) disclosed in this Agreement (or the Schedules), (e) that are accurately accrued or reserved against on the face of the Interim Balance Sheet, the Interim Financial Statements, or the Financial Statements or (f) that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.8            Absence of Certain Changes. Except (x) as set forth on Schedule 3.8, (y) for any actions taken in response to COVID-19 Measures or Cybersecurity Measures and (z) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, since the Balance Sheet Date through the date of this Agreement:

(a)            the Group Companies have conducted their business in all material respects in the Ordinary Course;

(b)            there has been no Material Adverse Effect; and

(c)            no Group Company has taken any action or omitted to take an action, which, if taken or omitted to be taken after the date of this Agreement, would require the consent of Parent in accordance with Section 5.1(b)(i) through (v), Section 5.1(b)(ix), Section 5.1(b)(xi), Section 5.1(b)(xii), or Section 5.1(b)(xvii).

Section 3.9            Real Property.

(a)            No Group Company owns any real property.

(b)            Schedule 3.9(b) lists each real property leased or subleased by any Group Company (each, a “Leased Real Property” and collectively, the “Leased Real Properties”).

(c)            True, correct and complete copies of all leases, amendments, extensions, guaranties and other material agreements thereto with respect to the Leased Real Properties (individually, a “Lease” and collectively, the “Leases”) have been made available to Parent.

(d)            The leasehold interests of the Group Companies and the Leased Real Properties constitute all of the real property used in connection with the business of the Group Companies.

(e)            Except as set forth on Schedule 3.9(e), with respect to each of the Leased Real Property: (i) to the Knowledge of the Company, the Lease for such Leased Real Property is legal, valid, binding, enforceable and in full force and effect in all material respects, subject to proper authorization and execution of such lease by the other party thereto and subject to the Enforceability Exceptions; (ii) no Group Company has received written notice of any material breach or material default under such Lease; and (iii) to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or material default under such Lease on the part of the applicable Group Company, nor on the part of the other party thereto.

Section 3.10            Intellectual Property; IT Security.

(a)            Schedule 3.10(a) contains a true, correct and complete list of all of the following Intellectual Property: (i) all registered Trademarks and pending Trademark applications owned by any of the Group Companies, including, as appropriate, the current owner, registration and application dates and numbers; (ii) all registered copyrights owned by any of the Group Companies; including, as appropriate, the current owner, registration dates and registration numbers; (iii) all material domain names owned by the Group Companies, including the registrant and domain name registrar; (iv) all issued patents and pending applications owned by the Group Companies, including, as appropriate, the current owner, issuance and application dates and numbers; and (v) material social media accounts and handles owned by any of the Group Companies.

(b)            The Company Software (i) performs in material conformance with its documentation, (ii) is free from any material software defect, and (iii) to the Knowledge of the Company, does not contain any virus, malicious code, or device designed to permit unauthorized access to or disable or otherwise harm any computer, systems or software, or back door or other software routine that allows unauthorized access to, viewing, manipulation, modification or other changes to, or is designed to disable, a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program. The Group Companies have possession of, or access to, the source code for each material version of Company Software as well as all documentation related thereto. No Group Company has disclosed to any Person any source code for any Company Software or agreed to or permitted the disclosure of any such source code to any Person other than to a contractor or vendor providing services to a Group Company pursuant to a written confidentiality agreement pursuant to which such third party agrees not to disclose and to protect such source code, or has entered any escrow agreements pertaining to source code for any Company Software. No Group Company uses or has used any Open Source Software or any modification or derivative thereof (a) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Company Owned Intellectual Property, or (b) under any license requiring any Group Company to disclose or distribute the source code to any of any Company Software, to license or provide the source code to any of such Company Software for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of such Company Software at no or minimal charge.

(c)            A Group Company (x) exclusively owns and possesses all right, title and interest in or to, or (y) has the right pursuant to a valid Company IP Agreement to use, all Intellectual Property used or held for use in, the conduct of the business of the Group Companies (collectively, the “Company Intellectual Property”), free and clear of all Liens (other than Permitted Liens). The Company Registered IP is subsisting and, to the Knowledge of the Company, valid and enforceable (and there are no judgments finding any such Intellectual Property to be invalid or unenforceable). Except as set forth on Schedule 3.10(c)there are no Actions pending or, to the Knowledge of the Company, threatened, that challenge the validity, use, ownership, registrability, or enforceability of the Company Owned Intellectual Property.

(d)            Schedule 3.10(d) sets forth a listing of all of the following to which any Group Company is a party: (i) Intellectual Property licenses, other than non-material Intellectual Property licenses entered into in the Ordinary Course, (ii) Contracts containing covenants not to sue for infringement, misappropriation, or other violations of Intellectual Property, and (iii) Contracts that contain options, rights of first refusal, or other contingent rights in or to Intellectual Property (collectively “Company IP Agreements”), in each case of clauses (i)-(iii), other than licenses of commercially available, off-the-shelf computer software programs with a replacement cost and/or annual license, maintenance and other fees of less than $100,000, in the aggregate.

(e)            Neither the use of the Intellectual Property as currently used by the Group Companies in the conduct of their business, nor the conduct of their business as presently conducted, infringes, misappropriates or violates, or has in the past six (6) years infringed, misappropriated, or violated, the rights of any Person in any Intellectual Property in any material respect. There is not pending before any Governmental Entity any claim, action, or proceeding alleging any of the foregoing or contesting the use, validity, enforceability, or ownership of any Company Owned Intellectual Property, and no Group Company has received any written notice in the past six (6) years of the date hereof alleging any of the same.

(f)            Except as set forth on Schedule 3.10(f): (i) there are no written claims, proceedings, actions, suits, hearings, arbitrations, investigations, charges, complaints, demands or similar actions currently pending or threatened, or that have been brought within the last three (3) years of the date hereof, by any Group Company against any Person alleging infringement, misappropriation, or violation of any Company Intellectual Property; and (ii) to the Knowledge of the Company, no Person is currently infringing upon, misappropriating, or otherwise violating, or has, within the past six (6) years, infringed upon, misappropriated, or otherwise violated, any of the Company Intellectual Property in any material respect.

(g)            A Group Company owns all right, title and interest in and to, or is authorized to use pursuant to a Company IP Agreement or other valid written license, all Intellectual Property used in or necessary for the conduct the business of the Group Companies.

(h)            Each Group Company has taken commercially reasonable measures to maintain enforce and protect all Company Owned Intellectual Property, including its trade secrets and other information. Each past and present employee, consultant, or contractor of any Group Company has entered into a written agreement pursuant to which such Person (i) agrees to protect the confidentiality of such trade secrets and other confidential information owned or in the custody or control of the Group Companies, and (ii) where such Person has been involved in the conception, development, reduction to practice or other creation of any Intellectual Property on behalf of a Group Company, assigns to a Group Company (pursuant to a present tense assignment) all of such Intellectual Property, without any further consideration, Liens, or restrictions whatsoever on the use or ownership of such Intellectual Property, and each such agreement is valid and enforceable in accordance with its terms, and, to the Knowledge of the Company, no such Person has breached or otherwise violated any such agreement. No Group Company has disclosed any material trade secrets or other material confidential information to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees not to disclose and to protect such confidential information.

(i)            In the three (3) years prior to the date hereof, there has not been any material failure, breakdown, continued substandard performance or other adverse event that has occurred with respect to any software, hardware, network or other computer systems owned, licensed, leased, or otherwise used or held for use in the conduct of the business of the Group Companies (collectively, the “Company Systems”). The Group Companies have implemented and maintain commercially reasonable administrative and technical safeguards to protect (i) the confidentiality, integrity, and security of the Company Systems and any Business Data in any Group Company’s possession or control and (ii) the Company Systems and any such Business Data from unauthorized access, use, modification or corruption. The Group Companies maintain, have regularly tested and comply with commercially reasonable data backup, disaster avoidance, recovery and business continuity plans and procedures. For the three (3) years prior to the date hereof, the Group Companies, and, to the Company’s Knowledge, each of their vendors and subcontractors to the extent such vendors and subcontractors are Processing Personal Data on behalf of the Group Companies, have been in material compliance with any applicable Data Security Requirements, and (x) there have been no known or reasonably suspected incidents of loss, damage, breach of security, any illegal or unauthorized use of, or unauthorized access to, the Company Systems or any Personal Data or other Business Data that was collected by or on behalf of the Group Companies or is in the possession or control of the Group Companies, (y) there is no Action initiated by any other Person pending or, to the Knowledge of the Company, threatened against any Group Company or its agents or subcontractors (to the extent such agents or subcontractors are Processing Personal Data on behalf of the Group Companies) alleging a violation of any Person’s data privacy, data protection or data security rights, nor has there been any Order affecting any Group Company’s or its agents’ or subcontractors’ use, disclosure or other processing of any Personal Data, and (z) to the Knowledge of the Company, no Group Company has been under any investigation by any Governmental Entity regarding its protection, storage, use or disclosure of Personal Data. The Company Systems are sufficient in all material respects for the Group Companies to continue to conduct their business immediately following the Closing Date in substantially the same manner as it was conducted immediately prior to the date of this Agreement and the Closing Date. The Group Companies have an adequate and sufficient number (and type) of per-seat licenses for each unique user of Company Systems, whether such user is a Person, software or device accessing Company Systems and whether such user licenses are authorized users, internal users, external users or qualified users.

(j)            The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of, or payment of, any material amounts with respect to, nor require the consent of any other Person in respect of, each Group Company’s right to own, use, or hold for use any of the Company Intellectual Property, Company Systems or Business Data in a manner substantially similar to the manner in which the Company Intellectual Property, Company Systems and Business Data were owned, used, or held for use by such Group Company prior to the Closing Date.

Section 3.11            Litigation. Except as set forth on Schedule 3.11, as of the date of this Agreement, there are no Actions or Orders (including those brought or threatened in writing by or before any Governmental Entity) pending or, to the Knowledge of the Company, threatened against any Group Company or any property or asset of any Group Company, excluding, in each case, Actions or Orders that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.12            Company Material Contracts.

(a)            Schedule 3.12(a) sets forth a true, correct and complete list of the following Contracts (other than any Company Benefit Plan, Lease and except with respect to clause (i) below, any Contract that the Company reasonably expects to result in the payment by or to the Company of less than $250,000) to which, as of the date of this Agreement, any Group Company is a party (“Company Material Contracts”):

(i)            any Contract that limits in any material respect, (A) the ability of any Group Company to engage or compete with any Person or in any location, market or line of business, or (B) the Persons to whom any Group Company may sell products or deliver services;

(ii)            any Company IP Agreements;

(iii)            any material Contract providing for indemnification by any Group Company of any Person, except for any such Contract that is entered into in the Ordinary Course;

(iv)            any Contract evidencing Indebtedness for borrowed money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) of any portion of the assets of a Group Company;

(v)            any material Contract under which any Group Company is lessee of or holds or operates any tangible property owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(vi)            any joint venture, strategic alliance and similar Contracts;

(vii)            other than purchase orders entered into in the Ordinary Course, any Contract with any Material Customer or Material Supplier;

(viii)            other than purchase orders entered into in the Ordinary Course, any Contract requiring future payments to or by any Group Company in excess of $250,000 per annum, except for Contracts that are terminable on less than 30 days’ notice without penalty;

(ix)            any material Contract that grants to any Person, other than a Group Company, (A) a most favored pricing provision or (B) any exclusive rights, rights of first refusal, rights of first negotiation or similar rights;

(x)            any Contract entered into during the past three (3) years for the settlement of any Action for which any Group Company has any ongoing material liability or obligation;

(xi)            any Contract requiring or providing for any capital expenditure in excess of $250,000;

(xii)            any Contract entered into during the past three (3) years for (A) the divestiture of any material business, properties or assets of any Group Company or (B) the acquisition by any Group Company of any material operating business, properties or assets, whether by merger, purchase, sale of stock or assets or otherwise, in each case, which contains continuing obligations or liabilities with respect to a Group Company; and

(xiii)            any Contract between any Group Company, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any Company Subsidiary or, to the Knowledge of the Company, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which any Group Company has an obligation to indemnify such officer, director, Affiliate, associate or immediate family member.

(b)            The Company Material Contracts (except those that are canceled, rescinded or terminated after the date hereof in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to the applicable Group Company, and, to the Knowledge of the Company, the other parties thereto, assuming the due authorization, execution and delivery by such other parties thereto, subject to the Enforceability Exceptions. The applicable Group Company has performed all material obligations required to be performed by it under such Company Material Contracts, and none of the Group Companies or, to the Knowledge of the Company, the other parties thereto are in material breach or material default thereunder and, to the Knowledge of the Company, no event has occurred which would permit termination, modification or acceleration of any Company Material Contract by any party thereto. No Group Company has received notice of any current default under any Company Material Contract. None of the Group Companies has given notice of its intent to terminate, modify, amend or otherwise materially alter the terms and conditions of any Company Material Contract or has received any such written notice from any other party thereto, in each case, other than in connection with the scheduled end or termination or other non-breach related expiration of such Contract.

Section 3.13            Tax Returns; Taxes. Except as otherwise disclosed on Schedule 3.13:

(a)            all income and other material Tax Returns of the Group Companies required to have been filed with any Governmental Entity have been filed and are correct and complete in all material respects;

(b)            all income and other material Taxes due and owing by any of the Group Companies have been paid in full (whether or not shown on any Tax Return);

(c)            there are no extensions of time (other than automatic extensions obtained in the Ordinary Course) currently in effect with respect to the dates on which any Tax Returns of the Group Companies were or are due to be filed;

(d)            all deficiencies asserted as a result of any examination of any Tax Returns of the Group Companies have been paid in full, accrued on the books of the Group Companies or finally settled;

(e)            no claims for additional Taxes have been asserted in writing by a Governmental Entity within the last three (3) years, no proposals or deficiencies for any Taxes of the Group Companies are being asserted, proposed or, to the Knowledge of the Company, threatened by a Governmental Entity, and no audit or investigation of any Tax Return of the Group Companies is currently underway, pending or, to the Knowledge of the Company, threatened by a Governmental Entity;

(f)            the Group Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party;

(g)            there are no outstanding waivers or agreements by or on behalf of the Group Companies for the extension of time for the assessment of any material Taxes or any deficiency thereof;

(h)            there are no Liens for Taxes against any asset of the Group Companies (other than Permitted Liens);

(i)            other than the Tax Receivable Agreement, no Group Company is a party to any Tax allocation or sharing agreement under which the Group Companies will have any liability after the Closing (excluding customary commercial agreements the primary subject of which is not Taxes);

(j)            no Group Company has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company); or has any liability for the Taxes of any Person (other than any of the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract;

(k)            no Group Company is or has been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2);

(l)            no claim has ever been made by a Governmental Entity in a jurisdiction where the Group Companies do not file Tax Returns that any Group Company may be subject to taxation by that jurisdiction;

(m)            the Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(n)            none of the assets of the Company and the Company Subsidiaries are an equity interest in an entity or arrangement classified as a partnership for United States federal, state or local income Tax purposes;

(o)            the Company is treated as a corporation for United States federal income tax purposes;

(p)            no Group Company will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax law) or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income Tax Law) in existence prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; or (v) prepaid amount received outside of the Ordinary Course prior to the Closing;

(q)            in the last two (2) years none of the Company or any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code; and

(r)            No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreement that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Company’s knowledge, no facts or circumstances exist that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 3.14            Environmental Matters. Except as set forth on Schedule 3.14:

(a)            Each Group Company is, and has been for the past three (3) years of the date of this Agreement, in material compliance with all applicable Environmental Laws, which compliance has included obtaining and materially complying with all material Licenses required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business as presently conducted, except for noncompliance which would not reasonably be expected to be material to the Group Companies, taken as a whole.

(b)            No Group Company has Released any Hazardous Substance at the Leased Real Properties in quantities or concentrations that require remediation by any Group Companies pursuant to any Environmental Laws, except for such remediation which would not reasonably be expected to be material to the Group Companies, taken as a whole.

(c)            As of the date of this Agreement, no Group Company has received any unresolved written notice from any Governmental Entity alleging any material violation by any Group Company of, or material liability of any Group Company under, any Environmental Law, and there are no Actions or Orders pending, or to the Knowledge of any Group Company, threatened in writing against any Group Company based upon any Environmental Law, except, in each case, written notices, Actions or Orders that would not reasonably be expected to be material to the Group Companies, taken as a whole.

(d)            This Section 3.14 constitutes the sole and exclusive representations and warranties of the Group Companies with respect to Environmental Laws.

Section 3.15            Licenses and Permits. Schedule 3.15 sets forth a true, correct and complete list of all material Licenses and approvals held by the Group Companies that are required for the operation of the Group Companies as presently conducted. To the Knowledge of the Company, the Group Companies own or possess all material Licenses that are necessary to enable them to carry on their respective operations as presently conducted.

Section 3.16            Company Benefit Plans.

(a)            Schedule 3.16(a) contains a true, correct and complete list of all material Company Benefit Plans (other than any individual employment offer letters or individual equity awards on the forms set forth on Schedule 3.16(a)). With respect to each material Company Benefit Plan, the Company has made available to Parent true, correct and complete copies of the following documents, to the extent applicable: (i) the Company Benefit Plan currently in effect (or, in lieu of the Company Benefit Plan, a written summary of its material terms) and the most recent version of any related trust documents, and amendments thereto; (ii) the most recent IRS determination, opinion or advisory letter; (iii) the most recent summary plan descriptions, including any summary of material modifications thereto; (iv) the most recent version of any related insurance contracts or similar funding arrangements; (v) the Form 5500 annual report and accompanying schedules and nondiscrimination testing results, in each case, for the two (2) most recent plan years, and (vi) any material non-routine correspondence from any Governmental Entity with respect to any Company Benefit Plan within the past three (3) years with respect to which any material liability remains outstanding.

(b)            No Company Benefit Plan is, and no Group Company has or reasonably expects to have any liability (including on account of an ERISA Affiliate or with respect to the prior six (6) year period) under, (i) a “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), (ii) a “multiple employer plan” described in Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(c)            Except as set forth on Schedule 3.16(b):

(i)            Each Company Benefit Plan has been established, administered, funded and operated in all material respects in accordance with its terms and in material compliance with all applicable Laws (including ERISA and the Code), and all contributions, premiums, reimbursements, distributions or payments required to be made with respect to any Company Benefit Plan by the Group Companies for all periods ending prior to or as of the Closing have been timely made in all material respects;

(ii)            No claim, action, proceeding, audit, investigation or litigation has been made, commenced or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan (other than routine claims for benefits payable in the Ordinary Course);

(iii)            Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service (the “IRS”), or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the Knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination letter or opinion letter or result in the loss of the qualified status of any such Company Benefit Plan;

(iv)            Each Group Company and each of their ERISA Affiliates has complied in all material respects with (i) the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and (ii) the affordability and minimum essential coverage requirements, and all other requirements, of the Patient Protection and Affordable Care Act of 2010, as amended, in each case, with respect to each Company Benefit Plan that is a group health plan;

(v)            No Group Company has incurred any material penalty or Tax (whether or not assessed) under Sections 4980H or 4980D of the Code, and no Company Benefit Plan or Contract provides, nor does any Group Company have any obligation to provide, for post-employment or post-termination medical, health, or life insurance benefits to any current or former employee, officer or director of any Group Company except as required by COBRA;

(vi)            No Group Company or current or former employee, officer or director thereof or, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Company Benefit Plan or a material breach of fiduciary duty (as determined under ERISA) with respect to a Company Benefit Plan that would result in the imposition of a material penalty pursuant to Section 502 of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975 of the Code;

(vii)            Each Company Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and administered in all material respects in compliance with Section 409A of the Code and any proposed and final guidance under Section 409A of the Code. No Group Company has any obligation (whether pursuant to a Company Benefit Plan, Contract or otherwise) to indemnify, “gross-up”, reimburse or otherwise compensate any individual with respect to the additional Taxes or interest imposed pursuant to Sections 409A or 4999 of the Code; and

(viii)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will, directly or indirectly, (A) result in any compensation (whether in cash, property or the vesting of property), benefit or other right becoming due to any employee, officer, director or independent contractor (current or former) of the Group Companies under any Company Benefit Plan, (B) increase any compensation or benefits otherwise payable under any Company Benefit Plan, (C) result in the acceleration of the time of payment, funding or vesting of any such compensation, benefits, or other rights under any such Company Benefit Plan or otherwise, or (D) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan.

(d)            Neither the execution of this Agreement nor the consummation of the Merger (either alone or in combination with another event) hereunder would reasonably be expected to result in any amount paid or payable by the Group Companies being classified as an “excess parachute payment” under Section 280G of the Code.

Section 3.17            Labor.

(a)            The Company has made available to Parent a true, correct, and complete listing of all persons who are employees of the Group Companies as of the date specified therein, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) status (i.e. hourly, salaried, on-call, temporary, casual), (iv) hire or retention date; (v) current annual base compensation rate or contract fee or current hourly wage or rate, as applicable; (vi) current classification as exempt or non-exempt under the federal Fair Labor Standards Act (“FLSA”) and applicable state Law and any changes or challenges to such classification in the past three (3) years, (vii)  commission, bonus or other incentive-based compensation; and (viii) a description of the fringe benefits provided to each such individual as of the date hereof. Except as would not result in material liability for the Group Companies, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation that have come due and payable to all employees, individual independent contractors or individual consultants of the Group Companies for services performed on or prior to the date specified therein have been paid in full.

(b)            None of the Group Companies’ employees are represented by a labor union, labor organization or other employee representative with respect to their employment with the Group Companies, nor are any of the Group Companies party to or bound by any collective bargaining agreement or similar labor-related Contract with any labor union, labor organization, or other employee representative (each a “Labor Agreement”). To the Knowledge of the Company, there are, and within the last three (3) years of the date hereof have been, no union organizing or decertification activities involving employees of any of the Group Companies.

(c)            There are no pending or, to the Knowledge of the Company, threatened strikes, work stoppages, walkouts, lockouts or similar material labor disputes against any of the Group Companies and no such disputes have occurred within the past three (3) years of the date hereof.

(d)            To Knowledge of the Company, no Person is in any material respect in violation of any material term of any employment agreement, consulting agreement, nondisclosure agreement, noncompetition agreement, restrictive covenant or other similar obligation: (i) to the Group Companies or (ii) with respect to any Person who is a current employee or independent contractor of the Group Companies, to any third party with respect to such Person’s right to be employed or engaged by the Group Companies or to the knowledge or use of trade secrets or proprietary information.

(e)            The Group Companies are, and within the last three (3) years of the date hereof have been in compliance in all material respects with all applicable Laws pertaining to labor, employment and employment practices.

(f)            Except as set forth in Schedule 3.17(f), there are, and in the last three (3) years there have been, no material Actions against the Group Companies pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, employee, individual consultant, intern, or individual independent contractor of the Group Companies, including, any charge, or claim relating to unfair labor practices, equal employment opportunities, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages and hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment-related matter arising under applicable Laws. In the last three (3) years, no allegations of sexual harassment or sexual misconduct have been made to the Company against any officer, manager, or executive of the Company nor has the Company otherwise been notified of such allegations.

(g)            To the Knowledge of the Company, no officer, employee below officer with an annual base salary in excess of $100,000, or group of employees of the Group Companies intends to terminate his, her or their employment with the Group Companies within the six (6) month period following the Closing Date.

(h)            The Group Companies are not and have not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246, (iii) required to maintain an affirmative action plan or (iv) party to, or bound by, any foreign, federal, state or local government contracts requiring the payment of prevailing wage rates or other benefits to workers.

(i)            Since December 31, 2022: (i) none of the Group Companies has incurred any liability under the Worker Adjustment and Retraining Notification Act of 1988 or any state or local Laws regarding the termination or layoff of employees (collectively, “WARN”); and (ii) there has been no “mass layoff” or “plant closing” (as those terms are defined under WARN) in violation of WARN.

Section 3.18            International Trade & Anti-Corruption Matters.

(a)            None of the Group Companies, nor, to the Knowledge of the Company, any of their respective officers, directors, employees, agents or other third party representatives acting on behalf of the Group Companies: (x) is currently, or has been in the last five (5) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, or (iv) otherwise in material violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”); or (y) has at any time made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or knowingly indirectly, to any Government Official or other Person in material violation of any applicable Anti-Corruption Laws. The Group Companies have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials.

(b)            During the five (5) years prior to the date hereof, none of the Group Companies have, in connection with or relating to the business of the Group Companies, received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

Section 3.19            Certain Fees. Except as set forth on Schedule 3.19, no Parent Party or Group Company shall be obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Company Stockholders or the Group Companies or any of their respective Affiliates.

Section 3.20            Insurance Policies. Schedule 3.20 contains a true, correct and complete list of all material insurance policies maintained by each of the Group Companies (other than policies underlying any Company Benefit Plans) with respect to the policy period that includes the date of this Agreement. All such insurance policies are in full force and effect, all premiums with respect thereto covering all period up to the Closing on the Closing Date will have been paid, shall otherwise be maintained by the applicable Group Company in full force and effect in all material respects as they apply to any matter, action or event relating to the Group Companies occurring through the Closing Date, and no notice of cancellation, termination, reduction in coverage or disallowance of any claim has been received by any Group Company with respect to any such policy, in each case, except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole. As of the date of this Agreement, there is no pending material claim by any Group Company against any insurance carrier under any such insurance policy for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 3.21            Affiliate Transactions. Except for employment relationships and compensation, benefits, travel advances and employee loans in the Ordinary Course or as disclosed on Schedule 3.21, there are no transactions or Contracts in effect between any Group Company, on the one hand, and any director, officer, stockholder or Affiliate of such Group Company, on the other hand (except any transactions or Contracts that are not material to the applicable Group Company) (each of the foregoing, a “Company Affiliate Agreement”).

Section 3.22            Information Supplied. None of the information supplied or to be supplied by the Group Companies for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement will, at the date the Proxy Statement or the Registration Statement, as applicable, is first mailed or at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Group Companies or that are included in the Proxy Statement and the Registration Statement). Notwithstanding the foregoing, the Group Companies make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Parent Parties for inclusion or incorporation by reference in the Proxy Statement, the Registration Statement or any Parent Reports, or (b) any projections or forecasts included in the Proxy Statement or the Registration Statement.

Section 3.23            Customers and Suppliers. Schedule 3.23 sets forth a list of the Group Companies’ Material Customers and Material Suppliers as measured by the dollar amount of purchases thereby or therefrom, for the year ended December 31, 2023, showing the approximate total sales by the Group Companies to each such Material Customer and the approximate total purchases by the Group Companies from each such Material Supplier, during each such period.

Section 3.24            Compliance with Laws.

(a)            Each Group Company is, and has been for the past three (3) years of the date hereof, in material compliance with all Laws and Orders applicable to their respective businesses, operations, assets and properties, except for noncompliance which would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.25            No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article III (as modified by the Schedules, as supplemented and amended), none of the Group Companies, any Company Stockholder, any Company Securityholder or any other Person makes any other express or implied representation or warranty with respect to the Group Companies, any Company Stockholder, any Company Securityholder or the transactions contemplated by this Agreement, and the Company disclaims any and all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Parent Parties or their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Parent Parties by any director, officer, employee, agent, consultant, or representative of the Company, the Company Stockholders, the Company Securityholders or any of their respective Affiliates). The Company makes no representation or warranty to the Parent Parties regarding the probable success or future profitability of the Group Companies. Except as expressly set forth in this Article III (as modified by the Schedules, as supplemented and amended), the condition of the assets of the Group Companies shall be “as is” and “where is” and the Company expressly disclaims and makes no warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the tangible assets of any Group Company or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. It is understood that any Due Diligence Materials made available to the Parent Parties or their respective Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Company or its Affiliates or their respective Representatives.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as set forth (i) in the disclosure schedules delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) or (ii) in the Parent Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent Reports, but excluding disclosures referred to in “Forward-Looking Statements” or “Risk Factors”, or any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), the Parent Parties hereby jointly and severally represent and warrant to the Company, as of the date of this Agreement and the Closing Date, as follows:

Section 4.1            Organization. Each of the Parent Parties is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of the Parent Parties has all requisite corporate power and authority to carry on its business as now being conducted. Each of the Parent Parties is duly qualified or registered as a foreign entity to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not reasonably be expected to be material to the Parent Parties, taken as a whole. Except for Merger Sub, Parent has no Subsidiaries. Except as set forth in the preceding sentence, neither Parent nor Merger Sub owns, directly or indirectly, any interest or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Except as provided hereby, no Parent Party is party to any contract that obligates any Parent Party to invest money in, loan money to or make any capital contribution to any other Person.

Section 4.2            Authorization. Each of the Parent Parties has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate or required to be the transactions contemplated hereby and thereby, subject in each case to the receipt of the requisite approval of the Transaction Proposals by the Parent Stockholders. The execution and delivery of this Agreement has been, and the Ancillary Agreements to which any of the Parent Parties are or will be a party as of the Closing Date have been or will be, duly authorized, executed and delivered by each of the Parent Parties, as applicable, and, assuming the due authorization, execution and delivery by each other party hereto and thereto, or when duly authorized, executed and delivered, constitutes the legal, valid and binding obligations of each of the Parent Parties, as applicable, enforceable against each of the Parent Parties, as applicable, in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 4.3            Capitalization.

(a)            Parent is the sole record and beneficial owner of all of the issued and outstanding equity securities of Merger Sub, free and clear of all Liens. All of the issued and outstanding equity securities of the Parent Parties have been duly authorized and validly issued and are fully paid and non-assessable. No Person other than Parent has any rights with respect to such equity securities of Merger Sub, and no such rights arise by virtue of or in connection with the transactions contemplated by this Agreement.

(b)            The authorized capital stock of Parent consists of 221,000,000 shares of capital stock, consisting of (i) 200,000,000 shares of Parent Class A Common Stock, (ii) 20,000,000 shares of Parent Class B Common Stock, and (iii) 1,000,000 shares of Parent Preferred Stock. As of the date hereof, the issued and outstanding capital stock of Parent consists of 7,002,438 shares of capital stock, consisting of (A) zero shares of Parent Class A Common Stock, excluding 2,200,303 shares subject to possible redemption as of June 30, 2024, which are classified as temporary equity, respectively, (B) 7,002,438 shares of Parent Class B Common Stock, and (C) no shares of Parent Preferred Stock. All of the shares of Parent Class A Common Stock issuable pursuant to this Agreement at the Effective Time will be, when so issued, (1) duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (2) issued pursuant to an effective registration statement filed under the Securities Act, or an appropriate exemption therefrom, and in accordance therewith, and (3) registered under the Exchange Act. Except pursuant to this Agreement and the Parent Warrants and as set forth on Section 4.3(b) of the Parent Disclosure Schedule, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to Parent and no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the Parent Class A Common Stock, Parent Class B Common Stock or Parent Preferred Stock, or obligating Parent to issue, deliver or sell, or caused to be issued, delivered or sold any shares of Parent Class A Common Stock, Parent Class B Common Stock, Parent Preferred Stock or any other interest in Parent, including any security convertible or exercisable into Parent Class A Common Stock, Parent Class B Common Stock or Parent Preferred Stock. There are no contracts to which Parent is a party which require Parent to repurchase, redeem or otherwise acquire any shares of Parent Class A Common Stock, Parent Class B Common Stock, Parent Preferred Stock or any other interest in Parent, other than the obligation to redeem Parent Class A Common Stock pursuant to the Parent Charter. Each share of Parent Class A Common Stock that has been sold has been sold pursuant to an effective registration statement filed under the Securities Act, or an appropriate exemption therefrom, and in accordance therewith. All shares of Parent Class A Common Stock are registered under the Exchange Act. None of the issued and outstanding shares of Parent Class A Common Stock or Parent Class B Common Stock were issued in violation of any preemptive rights, Laws or Orders. To the knowledge of Parent, and except as set forth on Section 4.3(b) of the Parent Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Parent Stock or any other interests in Parent.

(c)            As of the date hereof, Parent has issued 14,737,883 warrants (the “Parent Warrants”), each such Parent Warrant entitling the holder thereof to purchase one (1) share of Parent Class A Common Stock on the terms and conditions set forth in the applicable warrant contract.

(d)            Each holder of any of the shares of Parent Class B Common Stock initially issued to Parent Sponsor in connection with Parent’s initial public offering (i) is obligated to vote all such shares of Parent Class B Common Stock in favor of approving the transactions contemplated hereby, and (ii) is not entitled to redeem any of such shares of Parent Class B Common Stock pursuant to the Organizational Documents of Parent.

(e)            As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value (the “Merger Sub Common Stock”). As of the date hereof, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to, nor where they issued in violation of any, preemptive rights, rights of first refusal or similar rights, and are held by Parent free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Organizational Documents of Merger Sub.

Section 4.4            Consents and Approvals; No Violations. Except with respect to compliance with the applicable requirements of the HSR Act, compliance with state and federal securities Laws, compliance with the listing requirements of NYSE and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5, subject to the receipt of the requisite approval of the Transaction Proposals by the Parent Stockholders, the filing of the Certificate of Merger and the filing of any Parent Report, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or by or any Ancillary Agreement will (a) conflict with or result in any material breach of any provision of the Organizational Documents of any Parent Party, (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, (c) result in a material violation of or material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Parent Material Contract, (d) result in the creation of any Lien upon the assets of any Parent Party (other than Permitted Liens) or (e) violate any Law or Order applicable to any Parent Party, excluding from the foregoing clauses (b) through and (e), such requirements, violations or defaults which would not reasonably be expected to be material to the Parent Parties, taken as a whole.

Section 4.5            Financial Statements.

(a)            The audited financial statements and unaudited interim financial statements contained or incorporated by reference in the Parent Reports fairly present, in all material respects, (i) the financial condition of the Parent as at the respective dates of, and for the periods referred to in, such financial statements, in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Regulation S-X of the SEC), and (ii) the consolidated financial position, results of operations, income and cash flows of Parent as at the respective dates of, and for the periods referred to in, such financial statements, except as otherwise noted therein. No Parent Party has any material off-balance sheet arrangements that are not disclosed in the Parent Reports.

Section 4.6            No Undisclosed Liabilities. Except as set forth in the consolidated balance sheets of Parent included in its Annual Report on Form 10-K for the yearly period ended December 31, 2023 and Quarterly Report on Form 10-Q the three months period ended March 31, 2024, no Parent Party has any liabilities or obligations of the type required to be disclosed in a consolidated balance sheet of a Parent Party in accordance with GAAP, except for liabilities and obligations (a) incurred in the Ordinary Course, (b) incurred pursuant to or in connection with this Agreement or the transactions contemplated hereby or (c) disclosed in this Agreement (or its schedules).

Section 4.7            Litigation. There are no Actions or Orders (including those brought or threatened by or before any Governmental Entity) pending or, to the knowledge of Parent, threatened in writing against or otherwise relating to any Parent Party or any of their respective properties at Law or in equity, excluding, in each case, Actions or Orders that would not reasonably be expected to be material to the Parent Parties, taken as a whole.

Section 4.8            Parent Material Contracts.

(a)            Parent has filed as an exhibit to the Parent Reports each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) to which, as of the date of this Agreement, Parent is a party or by which any of its respective assets are bound.

(b)            The Parent Material Contracts (except those that are canceled, rescinded or terminated after the date hereof in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to Parent and, to the knowledge of Parent, the other parties thereto, assuming the due authorization, execution and delivery by such other parties thereto, subject to the Enforceability Exceptions. Parent has performed all material obligations required to be performed by it under such Parent Material Contracts, and to the knowledge of Parent, none of the other parties thereto are in material breach or material default thereunder and, to the knowledge of Parent, no event has occurred which would permit termination, modification or acceleration of any Parent Material Contract by any party thereto. Parent has not received notice of any current default under any Parent Material Contract. Parent has not given notice of its intent to terminate, modify, amend or otherwise materially alter the terms and conditions of any Parent Material Contract or has received any such written notice from any other party thereto, in each case, other than in connection with the scheduled end or termination or other non-breach related expiration of such Parent Material Contract.

Section 4.9            Tax Returns; Taxes.

(a)            All income and other material Tax Returns of the Parent Parties required to have been filed with any Governmental Entity have been duly and timely filed and are correct and complete in all material respects.

(b)            All income and other material Taxes due and owing by the Parent Parties have been paid in full (whether or not shown on any Tax Return).

(c)            There are no extensions of time (other than automatic extensions obtained in the Ordinary Course) currently in effect with respect to the dates on which any Tax Returns of the Parent Parties were or are due to be filed.

(d)            All deficiencies asserted as a result of any examination of any Tax Returns of the Parent Parties have been paid in full, accrued on the books of the applicable Parent Party or finally settled.

(e)            No claims for additional Taxes have been asserted in writing by a Governmental Entity, no proposals or deficiencies for any Taxes of the Parent Parties are being asserted, proposed or, to the knowledge of Parent, threatened by a Governmental Entity, and no audit or investigation of any Tax Return of a Parent Party is currently underway, pending or, to the knowledge of Parent, threatened by a Governmental Entity.

(f)            The Parent Parties have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party.

(g)            There are no outstanding waivers or agreements by or on behalf of the Parent Parties for the extension of time for the assessment of any material Taxes or any deficiency thereof and the Parent Parties have not waived any statute of limitations in respect of Taxes.

(h)            There are no Liens for Taxes against any asset of the Parent Parties (other than Permitted Liens).

(i)            No Parent Party has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Parent) or has any liability for the Taxes of any Person (other than any subsidiary of any group the common parent of which was Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(j)            Parent is not nor has been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(k)            No claim has ever been made by a Governmental Entity in a jurisdiction where the Parent Parties do not file Tax Returns that any Parent Party may be subject to taxation by that jurisdiction.

(l)            No Parent Party has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)            None of the assets of the Parent Parties are an equity interest in an entity or arrangement classified as a partnership for United States federal, state or local income Tax purposes.

(n)            Each Parent Party is treated as a corporation for United States federal income tax purposes.

(o)            No Parent Party has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreement that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To Parent’s knowledge, no facts or circumstances exist that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.10            Compliance with Laws. Each Parent Party is in compliance with all Laws applicable to its respective businesses or operations, except for violations of such Laws that would not reasonably be expected to be material to the Parent Parties, taken as a whole, or would not reasonably be expected to prevent, materially delay or materially impair the ability of the Parent Parties to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. To the knowledge of each Parent Party, no Parent Party has received any written notice of or been charged with the violation of any such Laws.

Section 4.11            Certain Fees. Except as set forth on Section 4.11 of the Parent Disclosure Schedule, neither the Company nor any Company Stockholder shall be directly or indirectly obligated to pay or bear (e.g., by virtue of any payment by or obligation of any of the Parent Parties or any of their respective Affiliates at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of any of the Parent Parties or any of their Affiliates.

Section 4.12            Business Activities.

(a)            Since its incorporation, Parent has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in Parent’s Organizational Documents, there is no agreement, commitment, or Order binding upon Parent or to which Parent is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on Parent.

(b)            Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the transactions contemplated hereby, Parent has no interest, right, obligation or liability with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)            Except for this Agreement and the agreements expressly contemplated hereby or as set forth on Section 4.12(c) of the Parent Disclosure Schedule, Parent is not, and at no time has been, party to any contract with any other Person that would require payments by Parent in excess of $25,000 monthly, $100,000 in the aggregate with respect to any individual contract or more than $500,000 in the aggregate when taken together with all other contracts (other than this Agreement and the agreements expressly contemplated hereby) and contracts set forth on Section 4.12(c) of the Parent Disclosure Schedule.

(d)            Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement.

(e)            Since its incorporation, there has been no material adverse effect on the Parent Parties that would affect their ability to consummate the transactions contemplated hereby that is continuing and uncured.

Section 4.13            SEC Filings; NYSE; Investment Company Act.

(a)            Parent has filed with or furnished to the SEC in a timely manner all Parent Reports. There are no outstanding SEC comments from the SEC with respect to the Parent Reports. To the knowledge of Parent, none of the Parent Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(b)            As of its filing date (and as of the date of any amendment), each Parent Report complied, and each Parent Report filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

(c)            As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), except as may have been revised, corrected or superseded by any subsequent filing prior to the date hereof, the Parent Reports were, and any Parent Reports filed subsequent to the date hereof will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be. The Parent Reports did not, and as relates to any Parent Reports filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)            Except as may have been corrected by any subsequent filing prior to the date hereof, each Parent Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)            Since August 31, 2021, Parent has complied in all material respects with the material applicable listing and corporate governance rules and regulations of NYSE, including the requirements for continued listing of the Parent Class A Common Stock on NYSE, and there are no actions, suits or proceedings pending or, to the knowledge of Parent, threatened or contemplated, and Parent has not received any notice from NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Parent Class A Common Stock from NYSE or the SEC.

(f)            Parent maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent maintains internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act). Neither Parent (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls over financial reporting utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

(g)            Parent is in compliance in all material respects with the provisions of Sarbanes-Oxley Act and the provisions of the Exchange Act and the Securities Act relating thereto, which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to Parent. Further, there are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)            Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.14            Information Supplied. None of the information supplied or to be supplied by any Parent Party for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement will, at the date the Proxy Statement or the Registration Statement is first mailed or at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that are included in the Parent Reports). Notwithstanding the foregoing, no Parent Party makes any representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by, or on behalf of, the Group Companies for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement, or (b) any projections or forecasts included in the Proxy Statement or the Registration Statement.

Section 4.15            Board Approval; Stockholder Vote. The board of directors of each Parent Party (including any required committee or subgroup of the board of directors of such Parent Party) has, as of the date of this Agreement, unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and (b) determined that the consummation of the transactions contemplated hereby and thereby are in the best interests of such Parent Party and the stockholders of such Parent Party. Other than the approval of the Transaction Proposals, no other corporate proceedings on the part of any Parent Party are necessary to approve the consummation of the transactions contemplated hereby.

Section 4.16            Trust Account.

(a)            As of the date hereof, Parent has at least $23,602,837.63 (the “Trust Amount”) in the account established by Parent for the benefit of its public stockholders (the “Trust Account”), with such funds invested in United States Government securities, money market funds or interest bearing deposit accounts meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of August 31, 2021, by and between Parent and the Trustee (the “Trust Agreement”) on file with the Parent Reports as of the date of this Agreement. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Parent’s Organizational Documents and Parent’s final prospectus dated August 31, 2021. Parent has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since August 31, 2021, Parent has not released any money from the Trust Account other than as permitted by the Trust Agreement. To the knowledge of Parent, as of the date hereof, following the Effective Time, no stockholder of Parent shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Parent Class A Common Stock for redemption pursuant to the Parent Common Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b)            The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Parent, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate contracts, side letters or other understandings (whether written or unwritten, express or implied) (i) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent Reports to be inaccurate in any material respect, or (ii) to Parent’s knowledge, that would entitle any Person (other than stockholders of Parent holding Parent Class A Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Class A Common Stock pursuant to Parent’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay taxes from any interest income earned in the Trust Account and (B) to redeem Parent Class A Common Stock in accordance with the provisions of Parent’s Organizational Documents. There are no Actions pending or, to Parent’s knowledge, threatened with respect to the Trust Account.

Section 4.17            Affiliate Transactions. Except as set forth in Section 4.17 of the Parent Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between any Parent Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such Parent Party.

Section 4.18            No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article IV (as modified by the Schedules, as supplemented and amended), none of the Parent Parties or any other Person makes any other express or implied representation or warranty with respect to the Parent Parties, any Parent Stockholder or the transactions contemplated by this Agreement, and the Parent Parties disclaim any and all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company or their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company by any director, officer, employee, agent, consultant, or representative of the Parent Parties or the Parent Stockholders or any of their respective Affiliates).

Article V
COVENANTS

Section 5.1            Interim Operations of the Company. The Company agrees that, during the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with Section 8.1, and (y) Closing, except (i) as otherwise expressly contemplated by this Agreement or any Ancillary Agreements or required in connection with the Merger, (ii) as required by applicable Law (including COVID-19 Measures or Cybersecurity Measures), (iii) as set forth on Schedule 5.1, or (iv) as otherwise necessary to effect the Company’s business plan and budget previously disclosed to Parent or as consented to by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or (iv) with respect to the matters set forth in clauses (i), (iii), (iv) or (xv) of Section 5.1(b) as necessary to effect any Interim Financing; provided, that such consent shall be deemed given by Parent if Parent has not notified the Company that it is withholding its consent within three (3) Business Days following receipt of the written request for such consent:

(a)            the Company shall, and shall cause each Company Subsidiary to use commercially reasonable efforts to, conduct its business in the Ordinary Course in all material respects and, to the extent consistent with the foregoing, use its commercially reasonable efforts to (i) preserve intact its present business organization and (ii) maintain existing relationships with its Material Customers and Material Suppliers; and

(b)            the Company shall not, and shall cause each Company Subsidiary not to, effect any of the following:

(i)            amend or otherwise change its Organizational Documents;

(ii)            form or create any Subsidiaries;

(iii)            other than any transactions that do not result in (x) an increase in the Aggregate Consideration payable in connection with the transactions contemplated by this Agreement or (y) consideration in excess of the Aggregate Consideration that would be payable following the consummation of the transactions contemplated by this Agreement, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company (other than shares issued or acquired pursuant to the exercise or conversion at or prior to the Closing of securities exercisable for or convertible into such shares), or (B) any material assets of the Company;

(iv)            split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other ownership interests, as applicable, in each case, except for any such transactions that do not result in (x) an increase in the Aggregate Consideration payable in connection with the transactions contemplated by this Agreement or (y) consideration in excess of the Aggregate Consideration that would be payable following the consummation of the transactions contemplated by this Agreement;

(v)            other than in the Ordinary Course, sell, lease, license, permit to lapse, abandon or otherwise dispose of any of its properties or assets that are material to its business;

(vi)            materially amend, modify or consent to the termination of any (A) Contracts listed on Schedule 3.21, (B) settlement Contracts providing for injunctive or equitable relief, or (C) Company Material Contracts; in each case, excluding any expiration in accordance with its terms or extension of any Company Material Contract that is scheduled to expire in accordance with its terms within twelve (12) months after the date hereof;

(vii)            (A) incur any non-convertible Indebtedness for borrowed money in excess of $5,000,000, other than short-term Indebtedness for borrowed money or letters of credit incurred in the Ordinary Course, (B) make any loans or advances to any other Person, other than loans and advances to employees in the Ordinary Course or (C) except as set forth in the foregoing clause (A), issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or grant any security interest in any of its assets;

(viii)            (A) grant or agree to grant to any employee or independent contractor of the Company or any of the Company Subsidiaries, who has annual base compensation in excess of $300,000, any increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits except for increases in the Ordinary Course, (B) adopt or establish any new compensation or employee benefit plans or arrangements, or materially amend, terminate, or agree to amend or terminate any existing material Company Benefit Plans other than arrangements entered into in connection with the employment or engagement of new employees or other service providers or non-material changes made to any group health or welfare plan during the open enrollment process in the Ordinary Course, (C) accelerate the time of payment, vesting or funding of any compensation or benefits under any Company Benefit Plan (including any plan or arrangement that would be a Company Benefit Plan if it was in effect on the date hereof); (D) enter into any new, or amend any existing employment or consulting agreement or severance or termination agreement with or grant any change of control or retention payments or benefits to, in each case, any current or former director, officer, employee or consultant whose base compensation would exceed, on an annualized basis, $300,000; (E) hire any person whose base compensation would exceed, on an annualized basis, $300,000, or (F) terminate any current director, officer, employee or consultant provider whose base compensation would exceed, on an annualized basis, $300,000 other than for cause;

(ix)            other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Schedule Section 5.1(b)(ix), grant any severance or termination pay to, any director, officer, or other employee of the Company or any Company Subsidiary;

(x)            (A) make inconsistent with past practice or outside the Ordinary Course, change or rescind any material Tax election, (B) settle or compromise any material claim by a Governmental Entity in respect of Taxes, (C) change any method of Tax accounting, or (D) amend a material Tax Return;

(xi)            cancel or forgive any Indebtedness for borrowed money owed to the Company or any of the Company Subsidiaries, other than Indebtedness for borrowed money of the Company to a Company Subsidiary or Indebtedness for borrowed money of a Company Subsidiary to the Company or to another Company Subsidiary that does not result in a post-Closing Tax or other liability;

(xii)            except as may be required by Law, GAAP or PCAOB standards, make any material change in the financial accounting methods, principles or practices of the Company (or change an annual accounting period);

(xiii)            unless required by Law, (i) modify, extend, or enter into any Labor Agreement, or (ii) recognize or certify any labor union, labor organization, or group of employees as the bargaining representative for any employees of the Group Companies;

(xiv)            implement any employee layoffs that would, independently or in connection with any layoffs occurring prior to the date hereof, implicate WARN;

(xv)            grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets or Leased Real Properties, other than in the Ordinary Course;

(xvi)            declare, set aside or pay any dividend or make any other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests;

(xvii)            waive, release, assign, settle or compromise any rights, claims, suits, actions, audits, reviews, hearings, proceedings, investigations or litigation (whether civil, criminal, administrative or investigative) against the Company or any Company Subsidiary other than waivers, releases, assignments, settlements or compromises that do not exceed $500,000 individually or $500,000 in the aggregate;

(xviii)            make or incur any capital expenditures, except for capital expenditures (A) in the Ordinary Course or (B) other than capital expenditures in an amount not to exceed $500,000 in the aggregate;

(xix)            buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course or (B) other assets that would not require additional financial statements to be included in the Registration Statement or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(xx)            enter into any new line of business outside of the business currently conducted by the Company or any of the Company Subsidiaries;

(xxi)            adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the Merger and the treatment of options as contemplated by this Agreement; or

(xxii)            authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1.

Section 5.2            Interim Operations of the Parent Parties. Each Parent Party agrees that, during the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with Section 8.1, and (y) Closing, except (i) as otherwise expressly contemplated by this Agreement or any Ancillary Agreements, (ii) as required by applicable Law (including COVID-19 Measures or Cybersecurity Measures), (iii) as set forth on Section 5.2 of the Parent Disclosure Schedule, or (iv) as consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)            make any change in or amendment to its Organizational Documents;

(b)            issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other ownership interests, as applicable;

(c)            split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other ownership interests, as applicable (other than in accordance with the Parent Common Stockholder Redemption or the Merger at the Closing);

(d)            authorize or pay any dividends or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of such Parent Party) or otherwise make any payments to any stockholder of such Parent Party in their capacity as such (other than in accordance with the Parent Common Stockholder Redemption at the Closing);

(e)            sell, lease or otherwise dispose of any of its properties or assets that are material to its business;

(f)            incur any material Indebtedness (except for any Working Capital Loans) not to exceed $1,000,000;

(g)            make inconsistent with past practice or outside the Ordinary Course, change or rescind any Tax election, change any method of Tax accounting, or settle or compromise any material claim by a Governmental Entity in respect of Taxes;

(h)            except as may be required by Law, GAAP or PCAOB standards, make any material change in the financial accounting methods, principles or practices of such Parent Party (other than a change of an annual accounting period);

(i)            take any action that is reasonably likely to prevent, delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement;

(j)            with respect to Parent, fail to uses its commercially reasonable efforts to continue to be listed as a public company on NYSE;

(k)            with respect to Parent, fail to use its commercially reasonable efforts to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act;

(l)            make any amendment or modification to the Trust Agreement;

(m)            make or allow to be made any reduction in the Trust Amount, other than as expressly permitted by its Organizational Documents;

(n)            enter into, amend or modify any transaction or contract with any Parent Party, Parent Sponsor, or any of their respective Affiliates;

(o)            directly or indirectly acquire, whether by merger or consolidating with, or acquiring all or substantially all of the assets, of any other Person;

(p)            waive, release, assign, settle or compromise any material rights, claims, suits, actions, audits, reviews, hearings, proceedings, investigations or litigation (whether civil, criminal, administrative or investigative) against any Parent Party; or

(q)            authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.2.

Section 5.3            Interim Financing.

(a)            If determined by the Company in connection with any Interim Financing, during the Interim Period, the Parent Parties shall use their commercially reasonable efforts to, and shall use their commercially reasonable efforts to cause their respective representatives to, reasonably cooperate with the Company, including by: (i) providing (A) such financial statements and such other financial information regarding the Parent Parties readily available to the Parent Parties, as reasonably requested in connection therewith, subject to confidentiality obligations reasonably acceptable to the Parent Parties and (B) assistance with the preparation of customary materials as the Company may reasonably request; and (ii) making senior management available to participate in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions, in each case, which may be on a virtual or telephonic basis, at mutually agreeable times and locations and upon reasonable advance notice. No such cooperation or assistance shall require (i) an agreement to pay any commitment or other similar fee, bear any cost or expense, incur any other liability or give any indemnities or guarantees to any third party or otherwise commit to take any similar action prior to the Closing, (ii) any actions that would (A) unreasonably interfere with the business and operations of the Parent Parties or their respective representatives or otherwise interfere with the prompt and timely discharge by any employee of the Parent Parties or their respective representatives of their normal duties, (B) subject any representative of the Parent Parties to any actual or potential personal liability, (C) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Organizational Documents of the Parent Parties or their respective representatives, any applicable Law or Order or any Contract to which a Parent Party is a party or by which any of its properties or assets is bound, (D) require any director, manager, officer, employee or other representative of the Parent Parties or their respective representatives to execute any document agreement, certificate or instrument that would be effective prior to the Closing, (E) require any such entity to change any fiscal period or (F) reasonably be expected to cause (x) any representation or warranty set forth in Article IV to be inaccurate or breached, (y) the failure of any closing condition set forth in Article VI to be satisfied or any delay in the satisfaction of any such condition or (z) any other breach of this Agreement, (iii) waiving or amending any terms of this Agreement or any other Ancillary Agreement, (iv) committing to take any action under any Contract, certificate, document or instrument that is not contingent upon the Closing, (v) providing access to or disclose information that would jeopardize any attorney work product protection or attorney client privilege of, or conflict with any confidentiality requirements applicable to, the the Parent Parties or their respective representatives, (vi) causing any director, manager or equivalent of the Parent Parties or their respective representatives to pass resolutions to approve any financing arrangement or authorize the creation of any Contracts, documents or actions in connection therewith or (vii) delivering or causing to be delivered any legal opinion or negative assurance letter. In no event shall any current or former director, officer, member, manager, employee, agent or representative (in each case, or their functional equivalent) of the Company be required to bear any cost or expense, pay any fee, enter into any definitive agreement or incur any other liability in connection with any financing arrangement.

Section 5.4            Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall use reasonable best efforts to cause the Trustee to (A) pay as and when due all amounts payable to Parent Stockholders holding shares of the Parent Class A Common Stock sold in Parent’s initial public offering who shall have previously validly elected to redeem their shares of Parent Class A Common Stock pursuant to Parent’s Organizational Documents, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.5            Commercially Reasonable Efforts; Consents.

(a)            Each of the Parties shall cooperate, and use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement reasonably promptly after the date hereof, including obtaining all Licenses, consents, approvals, authorizations, qualifications and Orders of Governmental Entities necessary to consummate the transactions contemplated by this Agreement; provided, that in no event shall any Group Company be required to pay any material fee, penalty or other consideration to obtain any license, permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the transactions contemplated hereby. The Company shall pay 100% of the applicable filing fees due under the HSR Act. In addition to the foregoing, the Parent Parties agree to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought in connection with the transactions contemplated hereby.

(b)            Without limiting the generality of the foregoing, each Party will promptly after execution of this Agreement (but in no event later than fifteen (15) Business Days after the date hereof) make all filings or submissions as are required under the HSR Act. Each Party will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will take all other actions necessary to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates or any of its or their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, and subject to applicable Law, each of the Group Companies and Parent Parties will: (A) promptly notify other Parties of any written communication made to or received by them, as the case may be, from any Governmental Entity regarding any of the transactions contemplated hereby; (B) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (C) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and (D) furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the transactions contemplated hereby.

(c)            No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Entity of any of the aforementioned filings. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

(d)            During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates becomes aware of the commencement or threat of any Legal Dispute against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the knowledge of such Party, any officer, director, partner, member or manager of such Party or of its Affiliates, in each case, in such person’s capacity as such, with respect to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not: (x) any of the conditions to the Closing have been satisfied; or (y) any of the representations, warranties or covenants contained in this Agreement have been breached. Each Party shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Legal Dispute involving a Party, its Subsidiaries or the board of directors (or similar governing body) thereof, and shall in good faith give due consideration to the other Party’s advice with respect to such litigation.

Section 5.6            Public Announcements. None of the Parties shall and, each Party shall cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this Section 5.6. Nothing in this Section 5.6 shall limit any Party from making any announcements, statements or acknowledgments that such Party is required by applicable Law or the requirements of any national securities exchange to make, issue or release (including in connection with the exercise of the fiduciary duties of the board of directors of Parent); provided, that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties.

Section 5.7            Access to Information; Confidentiality.

(a)            From the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), the Company shall, and shall cause each Company Subsidiary to, provide to the Parent Parties and their representatives reasonable access to all offices and other facilities and to all officers, managers, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to the Group Companies as the Parent Parties or their representatives may reasonably request regarding the Group Companies and their respective businesses, assets, liabilities, financial condition, prospects, operations, management, employees and advisors. The Company shall cause each of the Company’s representatives to reasonably cooperate with the Parent Parties and their representatives in their investigation. Such reasonable access shall be provided at reasonable times during normal business hours and upon reasonable intervals and notice. The Parent Parties and their representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Group Companies. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to the Parent Parties or any of their Representatives any information if and to the extent doing so would: (i) violate any Law to which the Company is subject; (ii) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party; (iii) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy; (iv) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine; or (v) cause significant competitive harm to the Company or any Company Subsidiary if the transactions contemplated by this Agreement are not consummated. In the case of each of clauses (i) through (iv) in the preceding sentence, the Company shall: (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law; and (y) to the extent reasonably possible, provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law. The Company shall not be required to provide, or cause to be provided, to the Parent Parties or any of their representatives any information if the Company, on the one hand, and the Parent Parties or any of their representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent to such litigation. All of such information provided to the Parent Parties shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are herein incorporated by reference. The Parent Parties shall not be permitted to conduct any environmental sampling or testing of any environmental media or building materials in connection with access provided under this Section 5.7.

(b)            During the Interim Period, the Parent Parties shall give, and shall cause their representatives to give, the Company and its representatives reasonable access to all offices and other facilities and to all officers, directors, properties, contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to the Parent Parties, as the Company or its representatives may reasonably request regarding the Parent Parties and their respective businesses, assets, liabilities, financial condition, prospects, operations, management, employees and advisors. The Parent Parties shall cause each of their representatives to reasonably cooperate with the Company and its representatives in their investigation. Such reasonable access shall be provided at reasonable times during normal business hours and upon reasonable intervals and notice. The Company and its representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Parent Parties. Notwithstanding the foregoing, the Parent Parties shall not be required to provide, or cause to be provided, to the Company or any of its representatives any information if and to the extent doing so would: (i) violate any Law to which the Parent Parties are subject; (ii) violate any legally-binding obligation of the Parent Parties with respect to confidentiality, non-disclosure or privacy; or (iii) jeopardize protections afforded to the Parent Parties under the attorney-client privilege or the attorney work product doctrine. In the case of each of clauses (i) through (iii) in the preceding sentence, the Parent Parties shall: (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, contract, obligation or Law; and (y) to the extent reasonably possible, provide such information in a manner without violating such privilege, doctrine, contract, obligation or Law. The Parent Parties shall not be required to provide, or cause to be provided, to Company or any of its representatives any information if any of the Parent Parties, on the one hand, and the Company or any of its representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent to such litigation. All of such information provided to the Company shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are herein incorporated by reference.

Section 5.8            Tax Matters.

(a)            Tax Returns. Parent shall, at its own expense, prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Group Companies that are required to be filed after the Closing Date. Parent shall cause any amounts shown to be due on such Tax Returns to be timely remitted to the applicable Governmental Entity no later than the date on which such Taxes are due.

(b)            Parent shall provide the Tax Matters Representative with a copy of each such income Tax Return for review and comment not later than thirty (30) days prior to its due date (including extensions). The Tax Matters Representative shall review and comment on such Tax Returns within ten (10) days of receipt thereof. If the Tax Matters Representative does not submit comments within such period, then the Tax Matters Representative will be deemed to have approved such Tax Returns as prepared by Parent, and Parent will file such Tax Returns promptly. If the Tax Matters Representative delivers comments to Parent within such period, the Tax Matters Representative and Parent shall use good faith efforts to resolve any dispute in connection with such comments. In the event Parent and the Tax Matters Representative are unable to agree on any such revisions within five (5) days after the Tax Matters Representative provides its comments, Parent and the Tax Matters Representative shall engage a nationally recognized independent public accounting firm mutually agreed by Parent and the Tax Matters Representative (the “Independent Accounting Firm”) to resolve the dispute. Upon the final determination of such dispute, Parent shall file or cause to be filed such Tax Returns promptly but no later than five (5) days after such final determination. Notwithstanding anything to the contrary in this Section 5.8(b), Parent shall be entitled to file, or cause to be filed, the applicable Tax Return without having incorporated the disagreed upon changes to avoid a late filing of such Tax Return. In the event the Independent Accounting Firm’s resolution of the dispute necessitates that a Tax Return filed in accordance with the previous sentence be amended, Parent shall cause an amended Tax Return to be filed that reflects such resolution.

(c)            Amendment of Tax Returns. Neither Parent nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of any Group Company with respect to the Tax periods (or portions thereof) ending on the Closing Date (each, a “Pre-Closing Tax Period”) without the prior written consent of the Tax Matters Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)            Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes (“Transfer Taxes”) incurred in connection with this Agreement shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Company, and the Parties will cooperate in filing all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(e)            Preservation of Records. Except as otherwise provided in this Agreement, Parent agrees that it shall, and it shall cause the Group Companies to, (i) preserve and keep the Tax and accounting records of the Group Companies for a period of seven (7) years from the Closing, or for any longer periods as may be required by any Governmental Entity or ongoing litigation, and (ii) make such records available to the Company Stockholders or the Tax Matters Representative as may be reasonably required by the Company Stockholders or the Tax Matters Representative. If Parent, the Company or any Company Subsidiary wishes to destroy such records before the time specified above, Parent shall first give thirty (30) days’ prior written notice to the Company Stockholders and the Tax Matters Representative and the Company Stockholders and the Tax Matters Representative shall have the right at their respective option and expense, upon prior written notice given to Parent within that thirty (30)-day period, to take possession of the records within ninety (90) days after the date of such Company Stockholder’s or Tax Matters Representative’s notice to Parent.

(f)            Straddle Period. In the case of any taxable period that includes but does not end on the Closing Date (“Straddle Period”), the amount of any Taxes based on or measured by income, gain, gross or net receipts, payroll or payments or receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per-diem basis), and the amount of other Taxes for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of days in such Straddle Period. Any Transaction Deductions shall be taken into account in a Pre-Closing Tax Period to the maximum extent permitted by applicable Law at a “more likely than not” or higher level of comfort.

(g)            Survival. The agreements, covenants and obligations pursuant to this Section 5.8 shall terminate upon the termination of the Tax Receivable Agreement.

(h)            FIRPTA Certificate. At or prior to the Closing, the Company shall deliver to Parent (i) a certificate certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

Section 5.9            Directors’ and Officers’ Indemnification.

(a)            The Parties agree to cause the Surviving Subsidiary to ensure, and the Surviving Subsidiary immediately following the Closing agrees to ensure, that all rights to indemnification now existing in favor of any individual who, at or prior to the Effective Time, was a director, officer, employee or agent of the Parent Parties, the Company or any of the Company Subsidiaries or who, at the request of the Parent Parties, the Company or any of the Company Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) solely to the extent as provided in the respective Organizational Documents and indemnification agreements to which the Parent Parties, the Company or any of the Company Subsidiaries is a party or bound, shall survive the Merger and shall continue in full force and effect and indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such Organizational Documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder for a period of not less than six (6) years from the Effective Time; provided, that, in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. No Party nor the Surviving Subsidiary shall settle, compromise or consent to the entry of judgment in any action, proceeding or investigation or threatened action, proceeding or investigation without the written consent of such Indemnified Person.

(b)            On or prior to the Closing Date, each of Parent and the Company shall purchase, through a broker of the respective Party’s choice, and maintain in effect for a period of six (6) years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by each of Parent and the Company, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, but not materially more advantageous than, in the aggregate, the coverage currently provided by such current policy, and (ii) “run off” coverage as provided by Parents’ and the Company’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than, but not materially more advantageous than, the coverage provided under respective Party’s existing policy; provided, however, that the Tail Premium (as defined below) shall not exceed 300% of the respective Party’s current annual premium for such Party’s current policy of directors’ and officers’ liability insurance; provided, further, that if the annual premium exceeds such amount, then the respective Party shall obtain such insurance with the greatest coverage available but not materially more advantageous than the existing policy for a cost not exceeding such amount. The amount paid by the Company under this Section 5.9(b) shall be referred to as the “Tail Premium.”

(c)            From and after the Effective Time, Parent agree to cause the Surviving Subsidiary, and the Surviving Subsidiary immediately following the Closing agrees, to indemnify, defend and hold harmless, as set forth as of the date hereof in the Organizational Documents of the Parent Parties and the Company and to the fullest extent permitted under applicable Law, all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of the Parent Parties, the Company or any of the Company Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of the Company Subsidiaries, occurring prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Indemnified Person is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to, on or after the Effective Time, the Surviving Subsidiary, from and after the Effective Time, shall pay, as incurred, such Indemnified Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Surviving Subsidiary shall pay, within thirty (30) days after any request for advancement, all expenses, including attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this Section 5.9 or any action involving an Indemnified Person resulting from the transactions contemplated by this Agreement subject to an undertaking by such Indemnified Person to return such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(d)            Each of the Parent Parties and the Company acknowledges that certain Indemnified Persons may have rights to indemnification and advancement of expenses provided by one (1) or more current direct or indirect equity holders of the Company or Parent, as applicable, or their respective Affiliates (each, a “Separate Indemnitor”) (directly or through insurance obtained by any such Person). Each of the Parent Parties and the Company hereby agrees and acknowledges that following the Closing (i) the Parent Parties are the indemnitor of first resort with respect to the Indemnified Persons; (ii) the Parent Parties shall be required to advance the full amount of expenses incurred by the Indemnified Persons, as required by Law, the terms of the Organizational Documents of the Parent Parties and the Company, any applicable agreement, vote of stockholders or disinterested directors, or otherwise, without regard to any rights the Indemnified Persons may have against any Separate Indemnitors, and (iii) to the extent permitted by Law, the Parent Parties irrevocably waive, relinquish and release the Separate Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. Each of the Parent Parties and the Company further agrees that following the Closing no advancement or payment by any Separate Indemnitor with respect to any claim for which the Indemnified Persons have sought indemnification pursuant hereto shall affect the foregoing, and such Separate Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnified Persons against the Parent Parties.

(e)            Notwithstanding any other provisions hereof, the obligations of the Parent Parties and the Surviving Subsidiary contained in this Section 5.9 shall be binding upon the successors and assigns of the Parent Parties and the Surviving Subsidiary. In the event any of the Parent Parties or the Surviving Subsidiary, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of any Parent Party or the Surviving Subsidiary, as the case may be, honor the indemnification and other obligations set forth in this Section 5.9.

(f)            The obligations of the Parent Parties and the Surviving Subsidiary under this Section 5.9 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 5.9 applies without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9, each of whom may enforce the provisions of this Section 5.9).

(g)            Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Subsidiaries or any of their respective directors or officers.

Section 5.10            Proxy Statement; Registration Statement.

(a)            As promptly as practicable, and in any event no later than five (5) Business Days, following the execution and delivery of this Agreement and receipt by Parent of the Required Financials, the Company and Parent shall jointly prepare, and Parent shall, in accordance with this Section 5.10, file with the SEC, (i) in preliminary form, a proxy statement in connection with the transactions contemplated hereby (as amended or supplemented, the “Proxy Statement”) and provide its stockholders with the opportunity to redeem their shares of Parent Class A Common Stock in conjunction with a stockholder vote on the transactions contemplated hereby, such proxy to be sent to the stockholders of Parent relating to the Parent Stockholder Meeting in definitive form, all in accordance with and as required by Parent’s Organizational Documents, applicable Law and any applicable rules and regulations of the SEC and NYSE, and (ii) a registration statement on Form S-4 (as amended or supplemented, the “Registration Statement”, and together with Proxy Statement, the “Proxy Statement / Registration Statement”), in which the Proxy Statement shall be included as a prospectus, pursuant to which the shares of Parent Class A Common Stock to be issued to the Company Stockholders pursuant to the Merger shall be registered for issuance under the Securities Act. Without limitation, in the Proxy Statement, Parent shall (i) solicit proxies from holders of Parent Class A Common Stock and Parent Class B Common Stock to vote at the Parent Stockholder Meeting in favor of (A) the adoption of this Agreement and the approval of the transactions contemplated hereby pursuant to Section 251 of the Delaware General Corporation Law (the “DGCL”), (B) the amendment and restatement of the Parent Charter, substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Parent and the Company, and as the same may be subsequently amended by mutual written agreement of the Company and Parent at any time before the effectiveness of the Proxy Statement / Registration Statement), including any separate or unbundled proposals as are required to implement the foregoing, (C) the amendment and restatement of Parent’s Bylaws, substantially in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by Parent and the Company, and as the same may be subsequently amended by mutual written agreement of the Company and Parent at any time before the effectiveness of the Proxy Statement / Registration Statement), including any separate or unbundled proposals as are required to implement the foregoing, (D) the approval of the adoption by Parent of the Equity Incentive Plan described in Section 5.21 and any other equity compensation arrangement that the Company reasonably determines requires approval of the Parent Stockholders, (E) the election of directors effective as of the Closing as contemplated by Section 5.20, (F) the approval of the issuance of shares of Parent Class A Common Stock in connection with the Merger, (G) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement / Registration Statement or correspondence related thereto, (H) the adoption and approval of any other proposals as reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (I) the adjournment of the Parent Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (H), together, the “Transaction Proposals”), and (ii) file with the SEC financial and other information about the transactions contemplated hereby in accordance with Regulation 14A of the Exchange Act. The Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

(b)            As promptly as practicable after the Registration Statement shall have become effective, Parent shall mail the Proxy Statement to holders of Parent Class A Common Stock and Parent Class B Common Stock of record, as of the record date to be established by the board of directors of Parent. Each of the Company and Parent shall furnish all information concerning such Party and its Affiliates to the other Party, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and the Registration Statement, and the Proxy Statement / Registration Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement / Registration Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement.

(c)            Parent shall not file with the SEC or mail to Parent’s Stockholders the Proxy Statement / Registration Statement, or any amendments or responses to any comments from the SEC with respect thereto without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Parent will advise the Company promptly after receipt of notice thereof, of (i) the time when each of the Proxy Statement / Registration Statement have been filed, (ii) receipt of oral or written notification of the completion of the review by the SEC, (iii) the filing of any supplement or amendment to the Proxy Statement / Registration Statement, or (iv) the issuance of any stop order by the SEC with respect to the Registration Statement.

(d)            If at any time prior to the Parent Stockholder Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement / Registration Statement so that the Proxy Statement / Registration Statement, as applicable, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly transmit to its stockholders an amendment or supplement to the Proxy Statement / Registration Statement containing such information. If, at any time prior to the Effective Time, the Company discovers any information, event or circumstance relating to the Group Companies or any of their respective Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement / Registration Statement so that the Proxy Statement / Registration Statement, as applicable, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Parent of such information, event or circumstance.

(e)            Parent shall make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Exchange Act and applicable “blue sky” laws and any rules and regulations thereunder.

(f)            The Company shall cause the officers and employees of the Group Companies to be reasonably available to Parent and its counsel in connection with the drafting of the Proxy Statement / Registration Statement and responding in a timely manner to comments on the Proxy Statement / Registration Statement from the SEC. The Company shall furnish all updates to the Required Financials as required prior to the effective date of the Registration Statement to address subsequent interim periods and to ensure compliance with PCAOB or AICPA requirements, as the case may be. Without limiting the generality of the preceding sentence, the Company shall provide to Parent the unaudited consolidated balance sheet and related unaudited statements of operations and cash flows of the Company and its Subsidiaries for each fiscal quarter of the Company ended after March 31, 2024 and at least forty-five (45) days prior to the Closing Date, in each case within forty-five (45) days following the end of such fiscal quarter.

(g)            Parent shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article VIII. Parent shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, NYSE or the respective staff thereof that is applicable to the Offer. Nothing in this Section 5.10(g) shall (i) impose any obligation on Parent to extend the Offer beyond the Outside Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement in accordance with Article VIII.

(h)            Parent shall use its reasonable best efforts to (i) satisfy all applicable continuing listing requirements of NYSE, (ii) cause the shares of Parent Class A Common Stock to be issued to the Company Stockholders as provided in Article II to be approved for listing on NYSE upon issuance, and (iii) make all necessary and appropriate filings with NYSE and undertake all other steps reasonably required prior to the Closing Date to effect such listing, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any even prior to the Effective Time. Parent shall take all necessary action to ensure that, from and after the Closing, the shares of Parent Class A Common Stock shall trade publicly under a ticker symbol mutually acceptable to Parent and the Company.

Section 5.11            Parent Stockholder Meeting. Parent shall, as promptly as practicable after the date on which the Registration Statement becomes effective, establish a record date (which date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold a meeting of Parent’s Stockholders (the “Parent Stockholder Meeting”), for the purpose of voting on the Transaction Proposals, which meeting shall be held not more than thirty-five (35) days after the date on which Parent mails the Proxy Statement to its stockholders. Parent shall use its reasonable best efforts to obtain the approval of the Transaction Proposals, including by soliciting proxies as promptly as practicable in accordance with applicable Law and its Organizational Documents for the purpose of approving the Transaction Proposals. Parent shall, through its board of directors, recommend to its stockholders that they vote in favor of the Transaction Proposals (the “Parent Board Recommendation”) and Parent shall include the Parent Board Recommendation in the Proxy Statement. The board of directors of Parent shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Change in Recommendation”). Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting for the purpose of voting on the Transaction Proposals shall not be affected by any Change in Recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement, regardless of whether or not there shall be any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone or adjourn the Parent Stockholder Meeting (a) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Parent has determined in good faith after consultation with outside legal counsel is required by applicable Law is disclosed to the Parent Stockholders and for such supplement or amendment to be promptly disseminated to the Parent Stockholders prior to the Parent Stockholder Meeting, (b) if, as of the time for which the Parent Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Parent Class A Common Stock and Parent Class B Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Stockholder Meeting, or (c) by ten (10) Business Days in order to solicit additional proxies from stockholders in favor of the adoption of the Transaction Proposals; provided, that in the event of a postponement or adjournment pursuant to clauses (a) or (b) above, the Parent Stockholder Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved. Notwithstanding the foregoing, without the consent of the Company, the Parent Stockholder Meeting may not be adjourned to a date that is more than twenty (20) days after the date for which the Parent Stockholder Meeting was originally scheduled (excluding any adjournments required by applicable Law).

Section 5.12            Section 16 of the Exchange Act. Prior to the Closing, the board of directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Stock pursuant to this Agreement by any officer or director of the Group Companies who is expected to become a “covered person” of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 5.13            Nonsolicitation.

(a)            From the date of this Agreement until the earlier of (x) the Effective Time or (y) the date on which this Agreement is terminated, other than in connection with the transactions contemplated hereby, each Parent Party agrees that it will not, and will not authorize or (to the extent within its control) permit any of its Subsidiaries or any of its or its Subsidiaries’ directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role with the applicable Parent Party, to, directly or indirectly, (i) initiate, solicit, or facilitate, or make any offers or proposals related to, an initial Business Combination, (ii) enter into, engage in or continue any discussions or negotiations with respect to any initial Business Combination with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an initial Business Combination, or (iii) enter into any agreement relating to an initial Business Combination. Each Parent Party shall promptly notify the Company of any submissions, proposals or offers made with respect to an initial Business Combination as soon as practicable following such Parent Party’s awareness thereof.

(b)            From the date of this Agreement until the earlier of (x) the Effective Time or (y) the date on which this Agreement is terminated, other than in connection with the transactions contemplated hereby, the Company agrees that it will not, and will not authorize or (to the extent within its control) permit any of any Company Subsidiary or any of its or any Company Subsidiary’s Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role with the applicable Group Company, to, directly or indirectly, (i) initiate, solicit, or facilitate, or make any offers or proposals related to, a Company Acquisition Proposal, (ii) engage in any discussions or negotiations with respect to a Company Acquisition Proposal with, or provide any non-public information or data to, any Person that has made, or informs the Company that it is considering making, a Company Acquisition Proposal, or (iii) enter into any agreement relating to a Company Acquisition Proposal. The Company shall give notice of any Company Acquisition Proposal to Parent as soon as practicable following its awareness thereof.

Section 5.14            Termination of Agreements. At or prior to the Effective Time, the Company shall terminate all Company Affiliate Agreements other than such Contracts set forth on Schedule 5.14; provided, however, that the Company shall not be required to terminate any Contracts entered into in the Ordinary Course with portfolio companies of any of its Affiliates.

Section 5.15            Requisite Company Approval. Upon the terms set forth in this Agreement, the Company shall use its reasonable best efforts to solicit and obtain the Requisite Company Approval and the requisite approval of the Company Charter Amendment in the form of an irrevocable written consent (the “Written Consent”) pursuant to the terms of the Stockholder Support Agreement, promptly (and in any event, within five (5) Business Days) following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to the Company Stockholders. The Company shall provide Parent with copies of the Written Consent within two (2) Business Days following receipt of such Written Consent (which may be a version in .pdf format delivered to the email address of Parent set forth in Section 9.2).

Section 5.16            Elections and Other Matters. From and after the Closing Date, except as otherwise required by applicable Law, each Parent Party shall not, and shall cause the Surviving Subsidiary and the Company Subsidiaries not to, make, cause or permit to be made any Tax election or adopt or change any method of accounting, in each case that has retroactive effect to any pre-Closing period of the Company or any Company Subsidiary.

Section 5.17            Approval of 280G Payments. To the extent that the execution of this Agreement and the consummation of the transactions contemplated hereby will entitle any “disqualified individual” of the Group Companies to a “parachute payment” (as such terms are defined in Section 280G of the Code), excluding any payments to such disqualified individuals to be made by Parent or the Surviving Subsidiary or its Subsidiaries after the Closing Date that have not been disclosed to the Company at least seven (7) days prior to the Closing Date, then, prior to the Closing, the Company shall submit to the equityholders entitled to vote for approval, as provided under Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated pursuant thereto, any payments, benefits or other rights as to which any such individual has waived his or her rights that would otherwise entitle such individual to such a parachute payment, such that the payments, benefits or other rights to be received or retained by any “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1), arising in whole or in part as a result of or in connection with the contemplated transactions, not be characterized as “excess parachute payments” under Section 280G of the Code. Prior to seeking such equityholder approval, the Company will solicit waivers from the intended recipients of such payments, benefits or other rights, which waivers shall provide that unless such payments or benefits are approved by the equityholders of the Company to the extent and manner prescribed under Section 280G(b)(5)(B) of the Code, such payments or benefits shall not be made. Prior to obtaining such waivers, and prior to seeking such approval, the Company shall provide copies of the 280G analysis and calculations as well as drafts of such waivers and such approval materials to Parent for its review and comment. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the Company’s equityholders was solicited in accordance with the foregoing provisions of this Section 5.17 and that either (i) the requisite number of votes was obtained (the “280G Approval”), or (ii) that the 280G Approval was not obtained and no excess parachute payments shall be made.

Section 5.18            Release. Effective as of the Effective Time, each Parent Party and the Company on behalf of itself and its past, present or future successors, assigns, employees, agents, equityholders, partners, Affiliates and representatives (including their past, present or future officers and directors) (the “Releasors”) hereby irrevocably and unconditionally releases, acquits and forever discharges the Company Stockholders and Company Securityholders, their respective predecessors, successors, parents, subsidiaries and other Affiliates, and all of their respective current and former officers, directors, members, managers, shareholders, employees, agents and representatives, and each individual who was a director of any Group Company at or prior to the Effective Time, of and from any and all actions, suits, claims, causes of action, damages, accounts, liabilities and obligations (including attorneys’ fees or arising under the Comprehensive Environmental Response, Compensation and Liability Act or any other Environmental Laws) held by any Releasor, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, to the extent arising out of or relating to such Company Stockholder’s or Company Securityholder’s ownership of securities of the Company or such director’s service as a director of the Company, except for any of the foregoing set forth in this Agreement. The Releasors irrevocably covenant to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action of any kind against any released party, based upon any matter released hereby.

Section 5.19            Amendment and Restatement of the Parent Charter and Bylaws. In connection with the Closing, Parent shall (i) subject to obtaining the approval of the Transaction Proposals, amend and restate the Parent Charter to be substantially in the form of Exhibit D attached hereto (with such changes as may be agreed in writing by Parent and the Company, and as the same may be subsequently amended by mutual written agreement of the Company and Parent at any time before the effectiveness of the Proxy Statement / Registration Statement) and (ii) amend and restate the bylaws of Parent to be substantially in the form of Exhibit E attached hereto (with such changes as may be agreed in writing by Parent and the Company, and as the same may be subsequently amended by mutual written agreement of the Company and Parent at any time before the effectiveness of the Proxy Statement / Registration Statement).

Section 5.20            Post-Closing Parent Board of Directors and Executive Officers.

(a)            The Parties shall use reasonable best efforts to ensure that the individuals listed on Section 5.20 of the Parent Disclosure Schedule, and the additional individuals as agreed between Parent and the Company pursuant to the parameters set forth on Section 5.20 of the Parent Disclosure Schedule, are nominated and elected as directors of Parent effective immediately after the Closing (the “Post-Closing Parent Board”), and the identities of such individuals shall be made publicly available as promptly as practicable following the date hereof (but in any event prior to the date on which the Proxy Statement / Registration Statement is filed with the SEC in definitive form, to the extent such individuals are identified prior to such date). At or prior to the Closing, Parent shall provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, the Company and Parent.

(b)            The officers of Parent shall be those individuals that are designated by the Company in good faith consultation with Parent, in each case, each to hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal in accordance with Parent’s Organizational Documents.

Section 5.21            Equity Incentive Plan. Prior to the effectiveness of the Registration Statement, Parent shall, subject to obtaining the approval of the applicable Transaction Proposal, approve and adopt an equity incentive plan, in form and substance reasonably acceptable to the Company and Parent, that provides for grants of equity awards to eligible service providers (the “Equity Incentive Plan”). The Equity Incentive Plan shall have (i) subject to this Section 5.21, an initial share reserve equal to twenty percent (20%) of the aggregate number of shares of Parent Stock outstanding immediately following the Effective Time, on a fully diluted, as-converted and as-exercised basis (calculated after giving effect to the transactions contemplated by this Agreement) and (ii) an annual “evergreen” increase, at the discretion of the Post-Closing Parent Board, of up to 2% of the aggregate number of shares of Parent Stock outstanding as of the final day of the immediately preceding calendar year, in each case, on a fully diluted, as-converted and as-exercised basis. The initial share reserve of the Equity Incentive Plan will be reduced by the number of shares of Parent Stock issuable by Parent following the Closing pursuant to (i) any Exchanged Option into which a Company Option converted that, immediately prior to the Effective Time, was subject to vesting requirements or that had an exercise price immediately prior to the Effective Time that exceeded the product of (x) the Exchange Ratio and (y) $10.00 and (ii) any Company Warrants assumed by Parent that, immediately prior to the Effective Time, had an exercise price immediately prior to the Effective Time that exceeded the product of (x) the Exchange Ratio and (y) $10.00.

Section 5.22            Employment Agreements. Prior to the Closing, Parent and certain employees of the Company may enter into employment agreements, effective as of the Closing, in form and substance acceptable to Parent and the Company (“Executive Employment Agreements”).

Section 5.23            Required Financials. The Company shall use its reasonable best efforts to (A) prepare and deliver as promptly as practicable, true, correct and complete copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2022 and December 31, 2023, and the related audited consolidated statements of income and cash flows of the Company for such years, each audited in accordance with the auditing standards of the PCAOB, together with an unqualified audit report thereon from the Company’s independent public accountants, (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2024 and as of the last day of each subsequent fiscal quarter of the Company, (iii) any historical financial statements of any persons acquired or to be acquired by the Company required by Rule 3-05 of Regulation S-X of the SEC for the corresponding periods set forth in (i) and (ii) above or otherwise required by the rules and regulations of the SEC governing the Registration Statement (in the case of any such financial statements required to be audited, each audited in accordance with the auditing standards of the AICPA, together with an unqualified audit report thereon from the Company’s independent auditors) and (iv) any unaudited pro forma financial statements required by Regulation S-X of the SEC to be included in the Registration Statement (collectively, the “Required Financials”), and (B) promptly make any necessary amendments, restatements or revisions to the Required Financials, including any audited or unaudited financial statements for additional periods as required pursuant to rules and regulations of the SEC, such that they remain Compliant through the date of completion of the offering pursuant to the Registration Statement. The Company shall use commercially reasonable efforts to promptly remedy or otherwise address any significant deficiency, material weakness or other issue with respect to the Company’s internal control over financial reporting or otherwise in the preparation of the Required Financials, as identified by the Company’s accountants. The PCAOB Audited Financials shall not be materially different from the Financial Statements. As used herein, “Compliant” means that the Required Financials: (a) comply in all material respects with all requirements of Regulation S-K and Regulation S-X of the SEC applicable to the Registration Statement, (b) would not be deemed stale or otherwise be unusable pursuant to the requirements of the Securities Act including Regulation S-X thereof, and (c) are sufficient to permit the Company’s independent public accountants or independent auditors, as the case may be, to issue customary “comfort letters” in connection with the offering pursuant to the Registration Statement, including as to customary negative assurances and change periods, in order to consummate the offering pursuant to the Registration Statement (and such auditors have confirmed that they are prepared to issue a comfort letter subject to their completion of customary procedures).

Section 5.24            Notification of Certain Matters.

(a)            The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article VIII), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VI to fail.

(b)            No notification given by the Company under this Section 5.24 nor any failure to provide such notification, shall in and of itself affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder or result, in and of itself, in the failure of a condition set forth in Article VI.

Section 5.25            Additional Securityholder Agreements.

(a)            During the Interim Period, the Company shall use commercially reasonable efforts to enter into a lock-up agreement, substantially in the form of the Lock-Up Agreement, with existing Company Stockholders and Company Securityholders as mutually agreed between Parent and the Company.

(b)            Following the date of this Agreement and prior to such time as the Company obtains the Requisite Company Approval, the Company shall use commercially reasonable efforts to enter into a stockholder support agreement, substantially in the form of the Stockholder Support Agreement, with existing Company Stockholders as mutually agreed between Parent and the Company.

(c)            During the Interim Period, the Company shall use commercially reasonable efforts to amend the terms of any Select Company Convertible Notes that are outstanding as of the date of this Agreement in a manner mutually agreed between Parent and the Company.

Article VI
CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1            Conditions to Each Party’s Obligations. The respective obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by such Party) at or prior to the Closing of the following conditions:

(a)            Injunction. There will be no effective Order prohibiting the consummation of either of the Merger, and no Law shall be in effect that makes consummation of either of the Merger illegal or otherwise prohibited;

(b)            Regulatory Approvals. (i) Any applicable waiting period or any extension of any applicable waiting period under the HSR Act in respect of the transactions contemplated by this Agreement shall have expired or been earlier terminated, and (ii) all other Consents of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement set forth on Schedule 6.1(b) of the Schedules shall have been obtained, expired or otherwise terminated, as applicable;

(c)            Transaction Proposals. The approval of the Transaction Proposals shall have been duly obtained in accordance with the DGCL, each Parent Party’s Organizational Documents and the rules and regulations of NYSE;

(d)            Requisite Company Approval. The Requisite Company Approval shall have been obtained; and

(e)            Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC. All necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of Parent Class A Common Stock to be issued in the Merger shall have been obtained and shall be in effect and such shares of Parent Class A Common Stock shall have been approved for listing on NYSE.

Section 6.2            Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by the Company) at or prior to the Closing of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of the Parent Parties contained in Section 4.1 (Organization), Section 4.2 (Authorization) and Section 4.3 (Capitalization) (collectively, the “Parent Parties Fundamental Representations”) shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct in all material respects as of such earlier date) (ignoring for the purposes of this Section 6.2(a)(i) any qualifications by “materiality” contained in such representations or warranties); and (ii) the other representations and warranties of the Parent Parties contained in Article IV (other than the Parent Parties Fundamental Representations) shall be true and correct on and as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition with respect to clause (ii) shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, would or would reasonably be expected to have a material adverse effect on the ability of the Parent Parties to consummate the transactions contemplated hereby (ignoring for the purposes of this Section 6.2(a)(ii) any qualifications by “materiality” contained in such representations or warranties);

(b)            Performance of Obligations. Each of the Parent Parties shall have performed in all material respects its obligations and complied in all material respects with all of its agreements and covenants under this Agreement required to be performed or complied with by it at or prior to the Closing pursuant to the terms hereof;

(c)            Parent Parties Officer’s Certificate. An authorized officer of the Parent Parties shall have executed and delivered to the Company a certificate (the “Parent Closing Certificate”) as to compliance with the conditions set forth in Section 6.2(a) and Section 6.2(b) hereof;

(d)            Parent Closing Deliveries. The Company shall have received the closing deliveries set forth in Section 7.3;

(e)            Trust Account. Subject to any Parent Common Stockholder Redemption contemporaneous with the Closing and upon the terms set forth in the Trust Agreement, (i) the funds contained in the Trust Account available to Parent shall be released to Parent for payment of the aggregate amount of the Payoff Amounts and the Company Transaction Expenses and Parent Transaction Expenses, and (ii) there shall be no actions, suits, proceedings, arbitrations or mediations pending or threatened by any Person (not including the Company and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a material adverse effect on Parent’s ability to perform its obligations hereunder; and

(f)            Available Closing Cash. Immediately following the Closing, the Available Closing Cash shall be at least $30,000,000.

Section 6.3            Conditions to Obligations of the Parent Parties. The obligations of the Parent Parties to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by the Parent Parties) at or prior to the Closing of the following conditions:

(a)            Representations and Warranties.

(i)            The representations and warranties of the Company contained in Section 3.1 (Organization), Section 3.2 (Authorization) and Section 3.3 (Capitalization) (collectively, the “Company Fundamental Representations”) shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct in all material respects as of such earlier date); and

(ii)            The other representations and warranties of the Company contained in Article III (other than the Company Fundamental Representations) shall be true and correct as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, result in a Material Adverse Effect (ignoring for the purposes of this Section 6.3(a)(ii) any qualifications by Material Adverse Effect or “materiality” contained in such representations or warranties).

(b)            Performance of Obligations. The Company shall have performed in all material respects its obligations and complied in all material respects with all of its agreements and covenants under this Agreement required to be performed or complied with by it at or prior to the Closing pursuant to the terms hereof;

(c)            Company Officer’s Certificate. An authorized officer of the Company shall have executed and delivered to the Parent Parties a certificate (the “Company Closing Certificate”) as to the Company’s compliance with the conditions set forth in Section 6.3(a) and Section 6.3(b);

(d)            Company Closing Deliveries. Parent shall have received the closing deliveries set forth in Section 7.2; and

(e)            Material Adverse Effect. No Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing as of the Closing Date.

Section 6.4            Frustration of Closing Conditions. Neither the Company nor any of the Parent Parties may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

Article VII
CLOSING

Section 7.1            Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur as promptly as possible, and in any event no later than three (3) Business Days following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VI (other than those conditions that by their nature are to be fulfilled at Closing, but subject to the satisfaction or waiver of such conditions), or on such other date as the Parties may agree in writing. The date of the Closing shall be referred to herein as the “Closing Date”. The Closing shall be effected remotely by the exchange of documents and signatures in PDF format by electronic mail for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.

Section 7.2            Deliveries by the Company. At the Closing, the Company will deliver or cause to be delivered to Parent (unless delivered previously) the following:

(a)            the Certificate of Merger, duly executed by the Company;

(b)            payoff letters (the “Payoff Letters”) from the holders of the Repaid Indebtedness or the agents representing the foregoing (the “Existing Lenders”), each providing the total amount that is required to be paid by the Company in order to repay in full on the Closing Date such Repaid Indebtedness (the “Payoff Amount”);

(c)            the Executive Employment Agreements, duly executed by the applicable executives of the Company; and

(d)            any other document required to be delivered by the Company at Closing pursuant to this Agreement.

Section 7.3            Deliveries by Parent. At the Closing, Parent will deliver or cause to be delivered to the Company the following:

(a)            the Tax Receivable Agreement, duly executed by Parent;

(b)            the Executive Employment Agreements, duly executed by Parent; and

(c)            any other document required to be delivered by the Parent Parties at Closing pursuant to this Agreement.

Article VIII
TERMINATION

Section 8.1            Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a)            in writing, by mutual consent of the Parties;

(b)            by the Parent Parties if there has been a breach of any representation, warranty, covenant or other agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 6.3(a) or Section 6.3(b) not being satisfied as of the Closing Date (a “Terminating Company Breach”), and (ii) shall not have been cured within ten (10) days after written notice from the Parent Parties of such Terminating Company Breach is received by the Company (such notice to describe such Terminating Company Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that no Parent Party is then in material breach of any of their respective representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 6.2(a) or Section 6.2(b);

(c)            by the Company if there has been a breach of any representation, warranty, covenant or other agreement made by any Parent Party in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 6.2(a) or Section 6.2(b) not being satisfied as of the Closing Date (a “Terminating Parent Breach”), and (ii) shall not have been cured within ten (10) days after written notice from the Company of such Terminating Parent Breach is received by the Parent Parties (such notice to describe such Terminating Parent Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that the Company is not then in material breach of any of its representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 6.3(a) or Section 6.3(b);

(d)            by written notice by any Party if the Closing has not occurred on or prior to March 3, 2025 (the “Outside Date”); provided, that the right to terminate this Agreement upon the occurrence of the Outside Date shall not be available to a Party if a breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(e)            by the Company, by written notice to Parent, if there has been a Change in Recommendation;

(f)            by the Company if the approval of the Transaction Proposals is not approved at the Parent Stockholder Meeting (including any adjournments or postponements thereof);

(g)            by written notice from Parent to the Company if the Company shall have failed to deliver the Written Consent within ten (10) Business Days following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to the Company Stockholders; or

(h)            by the Company if the Parent Class A Common Stock has been delisted from NYSE, which delisting has become final and non-appealable.

Section 8.2            Procedure and Effect of Termination.

(a)            In the event of the termination of this Agreement pursuant to Section 8.1 by the Parent Parties, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of any of the Parent Parties or the Company, except that this Section 8.2, Section 5.6 (Public Announcements), Section 9.1 (Fees and Expenses), Section 9.2 (Notices), Section 9.3 (Severability), Section 9.7 (Jurisdiction; Waiver of Jury Trial), Section 9.9 (Governing Law), Section 9.14 (No Recourse), and Section 9.17 (Trust Account Waiver) shall survive any termination of this Agreement.

(b)            Nothing in this Section 8.2 shall (a) relieve or release any party to this Agreement of any liability or damages (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a Party’s equityholders (taking into consideration relevant matters, including other transaction opportunities and the time value of money, which shall be deemed in such event to be damages of such party)) arising out of such party’s Fraud or willful or intentional breach of any provision of this Agreement, or (b) impair the right of any Party to compel specific performance by the other party or parties, as the case may be, of such party’s obligations under this Agreement.

Article IX
MISCELLANEOUS

Section 9.1            Fees and Expenses(a)            .

(a)            Except as otherwise expressly provided herein or any of the Ancillary Agreements, all fees and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that (a) the Company shall bear and pay, as and when due, all (i) filing fees pursuant to Antitrust Laws or other regulatory approvals required incurred in connection with the Merger and (ii) all costs, fees and expenses incurred in connection with the preparation, filing and mailing of the Proxy Statement / Registration Statement (including the cost of any amendments thereof or supplements thereto and any registration statement filed with the SEC in connection therewith) and the review and approval of the Registration Statement by the SEC, and (b) at and after the Closing, Parent shall pay all unpaid Company Transaction Expenses and Parent Transaction Expenses; provided, further, that if this Agreement is terminated pursuant to Section 8.1(g) (No Company Stockholder Approval), the Company shall pay to Parent the total amount of all then unpaid Parent Transaction Expenses up to an aggregate amount not to exceed $3,000,000, which amount shall be reduced (but not below zero) by the aggregate Interim Parent Funding Amount previously paid to or as directed by Parent pursuant to Section 9.1(b).

(b)            Following date of this Agreement and until the earlier of the Closing or the termination of this Agreement in accordance with Article VIII, the Company shall pay to Parent an amount equal to the lesser of (i) the amount of unpaid Parent Transaction Expenses actually incurred by Parent as of the applicable payment date and (ii) the Interim Parent Funding Amount, in each case, within three (3) Business Days after receipt by the Company of reasonably detailed evidence of the incurrence of such Parent Transaction Expenses.

(c)            At the Closing, any unused portion of the Interim Parent Funding Amount shall remain with Parent. If this Agreement is terminated pursuant to Article VIII (other than pursuant to Section 8.1(g) (No Company Stockholder Approval), which shall be governed by Section 9.1(a)) Parent shall return to the Company any portion of the Interim Parent Funding Amount that has not been used to pay any Parent Transaction Expenses. The parties agree to work in good faith to structure any payments that may be made under Section 9.1(a) and/or this Section 9.1(b) in a tax-efficient manner.

(d)            Except in the case of Fraud, in the event the Closing does not occur, the payments that may be required to be paid to Parent pursuant to Section 9.1(a) and/or Section 9.1(b) shall be the Company’s sole and exclusive remedy or liability to the Parent Parties and the Parent Stockholder Group for all claims, disputes and losses arising as a result of the failure of the Closing to occur and any breach of any covenant in this Agreement or any certificate or other document entered into or delivered in connection herewith. The Parties acknowledge and agree that (i) the provisions of this Section 9.1(d) are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the Parties would not have entered into this Agreement and (ii) the right to the amounts set forth in (and pursuant to the provisions of) Section 9.1(a) and/or Section 9.1(b), to the extent payable, constitutes a  reasonable estimate of the damages that may be suffered by reason of the failure of the Closing to occur and constitutes liquidated damages (and not a penalty).

Section 9.2            Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) on the next Business Day when sent by overnight courier, (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) or (d) when sent by e-mail (provided no “bounce back” or similar message of non-delivery is received) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent Parties, to:

Concord Acquisition Corp II
477 Madison Avenue, 22nd Floor

New York, NY 10022

Attention: Jeff Tuder

Email: jeff@tremsoncapital.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

One Vanderbilt Ave

New York, NY 10017

Attention: Michael Helsel; Jason Simon

Email: helselm@gtlaw.com; jason.simon@gtlaw.com

If to the Company (prior to the Closing) to:

Events.com, Inc.
811 Prospect Street, Suite A

La Jolla, CA 92037

Attention:	Mitch Thrower
E-mail:

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
2049 Century Park East, Suite 3700
Los Angeles, CA 90067

Attention:	Damon R. Fisher, P.C.
Dov Kogen
E-mail:	dfisher@kirkland.com; dov.kogen@kirkland.com

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Attention:	Christian O. Nagler, P.C.
E-mail:	cnagler@kirkland.com

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

Section 9.3            Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable. The validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired nor shall the validity, legality or enforceability of such provision be affected in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 9.4            Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parties. Any assignment without such consent shall be null and void.

Section 9.5            No Third Party Beneficiaries. Except as otherwise provided in Section 5.9, Section 5.18, Section 9.14 and Section 9.17, this Agreement is exclusively for the benefit of the Company, and its respective successors and permitted assigns, with respect to the obligations of the Parent Parties under this Agreement, and for the benefit of the Parent Parties, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right. Notwithstanding anything herein to the contrary, the Company shall have the right to enforce the rights of the Company Stockholders and Company Securityholders to pursue damages in the event of a material breach of this Agreement by any of the Parent Parties, in which event the damages recoverable by the Company for itself and on behalf of the Company Stockholders and Company Securityholders shall be determined by reference to the total amount that would have been recoverable by the Company Stockholders and Company Securityholders if all such Company Stockholders and Company Securityholders brought an action against the Parent Parties and were recognized as intended third party beneficiaries hereunder.

Section 9.6            Section Headings. The Article and Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.7            Jurisdiction; Waiver of Jury Trial. Any Legal Dispute based upon, arising out of or related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby must be brought in the Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom. Each Party irrevocably: (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Dispute; (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum; (iii) agrees that all claims in respect of the proceeding or Legal Dispute shall be heard and determined only in any such court; and (iv) agrees not to bring any Legal Dispute arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby in any other court. Nothing in this Agreement shall be deemed to affect the right of any party to this Agreement to serve process in any manner permitted by Law or to commence Legal Disputes or otherwise proceed against any other party to this Agreement in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Dispute brought pursuant to this Section 9.7. ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. THEREFORE, EACH SUCH PARTY TO THIS AGREEMENT IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY TO THIS AGREEMENT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.8            Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Each Party acknowledges and agrees that, in entering into this Agreement, such Party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including the Schedules and Exhibits attached hereto) or the Ancillary Agreements.

Section 9.9            Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Ancillary Agreements and the transactions contemplated hereby or thereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 9.10            Specific Performance. Each Party: (i) acknowledges that the rights of each party to this Agreement to consummate the transactions contemplated by this Agreement are unique; (ii) recognizes and affirms that if this Agreement is breached by any party to this Agreement, money damages may be inadequate and the non-breaching parties to this Agreement may have no adequate remedy at law; and (iii) agrees that irreparable damage would occur if any of the provisions of this Agreement were not performed by any party to this Agreement in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, without the requirement to post any bond or other security or to prove that money damages would be inadequate. The foregoing is in addition to any other right or remedy to which such party to this Agreement may be entitled under this Agreement, at law or in equity.

Section 9.11            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 9.12            Amendment; Waiver. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties. At any time prior to the Closing, any Party may, as applicable, by action taken by its board of directors or other officers or Persons thereunto duly authorized: (a) extend the time for the performance of the obligations or acts of another party to this Agreement; (b) waive any inaccuracies in the representations and warranties (of another party to this Agreement) that are contained in this Agreement; or (c) waive compliance by another party to this Agreement with any of the agreements or conditions contained in this Agreement. Notwithstanding the foregoing, such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to this Agreement granting such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to this Agreement to assert any of its rights under this Agreement shall not constitute a waiver of such rights.

Section 9.13            Schedules. The Schedules and the Parent Disclosure Schedule (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Disclosure of any fact or item in any Schedules and the Parent Disclosure Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement in respect of which the applicability of such disclosure is reasonably apparent that such disclosure is responsive to such other section of this Agreement or section of the applicable Schedule. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Schedules or the Parent Disclosure Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in the Schedules or the Parent Disclosure Schedule is or is not material for purposes of this Agreement or otherwise. Certain information set forth in the Parent Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.

Section 9.14            No Recourse. Except to the extent otherwise set forth in the Ancillary Agreements, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any of the transactions contemplated hereby or thereby, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties. No Person who is not a Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing or any financing source (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or any of the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Ancillary Agreements), and, to the maximum extent permitted by Laws, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Laws (other than as set forth in the Ancillary Agreements), (a) in no event shall any Party have any shared or vicarious liability, or otherwise be the subject of legal or equitable claims, for the actions, omissions, or Fraud of any other Person, (b) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, including any and all causes of actions arising from or otherwise relating to such Nonparty Affiliates’ receipt of consideration and other benefits from this Agreement and the transactions contemplated by this Agreement, and (c) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 9.15            Construction.

(a)            Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references denoting any gender shall include all genders, (iii) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the words “hereof”, “herein”, “hereunder”, “hereto” and other words of similar import in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the word “if” and other words of similar import when used in this Agreement means “if and only if”; (vi) the words “either,” “or,” “neither,” “nor” and “any” are not exclusive; (vii) the terms “day” and “days” mean and refer to calendar day(s) unless Business Days are specified, (viii) any statement in this Agreement to the effect that any information, document, or other material has been “made available” by any of the Group Companies shall mean that a true, correct, and complete copy of such information, document, or other material was included in and available at the “Project Concentus” online data site hosted by Google Drive on or prior to the date hereof and (ix) the terms “year” and “years” mean and refer to calendar year(s). Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body. Any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Agreement to a Person’s shareholders or stockholders shall include any applicable owners of the equity securities of such Person, in whatever form, including, with respect to Parent, its shareholders under the DGCL, as then applicable, or its Organizational Documents.

(b)            Unless otherwise set forth in this Agreement and for disclosure purposes only if made available to Parent, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof, and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(c)            The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement. No presumption or burden of proof shall arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any provision of this Agreement.

Section 9.16            Non-Survival. None of the representations, warranties or covenants of the Company in this Agreement (or in any Ancillary Agreement or other document, certificate or instrument delivered pursuant to or in connection with this Agreement), including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and instead shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article IX. The Parent Parties acknowledge and agree that, in the event that the Closing occurs, no Party may bring a claim, suit, action or proceeding against any Company Stockholder or Company Securityholder any of their respective Affiliates, claiming, based upon or arising out of a breach of any such representations, warranties or any covenants the performance of which is substantially in the period prior to Closing.

Section 9.17            Trust Account Waiver. Notwithstanding anything else in this Agreement, the Group Companies acknowledge that they have read the prospectus dated August 31, 2021 (the “Prospectus”) and understand that Parent has established the Trust Account for the benefit of Parent’s public stockholders and that Parent may disburse monies from the Trust Account only (a) to Parent in limited amounts from time to time in order to permit Parent to pay its Taxes, (b) if Parent completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus, and (c) if Parent fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Parent in limited amounts to permit Parent to pay the costs and expenses of its liquidation and dissolution, and then to Parent’s public stockholders. All liabilities and obligations of Parent due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (i) to Parent’s public stockholders in the event they elect to have their shares redeemed in accordance with Parent’s Organizational Documents and/or the liquidation of Parent, (ii) to Parent after, or concurrently with, the consummation of a Business Combination, and (iii) to Parent in limited amounts for its operating expenses and tax obligations incurred in the Ordinary Course. The Group Companies further acknowledge that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, another Business Combination) are not consummated by March 3, 2025, Parent will be obligated to return to its stockholders the amounts being held in the Trust Account, unless such date is otherwise extended. Upon the Closing, Parent shall cause the Trust Account to be disbursed to Parent and as otherwise contemplated by this Agreement. Accordingly, the Group Companies, for each of themselves and their respective subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind to collect from the Trust Account any monies that may be owed to them by Parent for any reason whatsoever, including for a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement; provided, that (A) nothing herein shall serve to limit or prohibit the Group Companies’ right to pursue a claim against Parent for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, and (B) nothing herein shall serve to limit or prohibit any claims that the Group Companies may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This paragraph will survive the termination of this Agreement for any reason.

Section 9.18            Conflicts and Privilege.

(a)            The Parties acknowledge and agree, on behalf of their respective successors and assigns, that, in the event a dispute with respect to this Agreement or the Merger arises after the Closing between or among (i) the former stockholders or holders of other equity interests of the Company and/or any of the foregoing Persons’ respective directors, members, partners, officers, employees or Affiliates (collectively, the “Company Stockholder Group”), on the one hand, and (ii) the Surviving Subsidiary, any of the Parent Parties or any member of the Parent Stockholder Group, on the other hand, any legal counsel, including Kirkland & Ellis LLP (“Kirkland”), that represented the Company or the Company Stockholder Group prior to the Closing may represent any member of the Company Stockholder Group in such dispute even though the interests of such Persons may be directly adverse to the Company, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Parent or the Surviving Subsidiary. The Parties, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding based upon, arising out of, or relating to, this Agreement, any other Ancillary Agreement or the Merger) between the Company or among any member of the Company Stockholder Group, on the one hand, and Kirkland, on the other hand (the “Kirkland Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the transactions contemplated hereby and belong to the Company Stockholder Group after the Closing, and shall not pass to or be claimed or controlled by Parent. Notwithstanding the foregoing, any privileged communications or information shared by Parent prior to the Closing with another the Company under a common interest agreement shall remain the privileged communications or information of Parent. Parent, together with any of its Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Kirkland Privileged Communications, whether located in the records or email server of a Parent, the Company or their respective Subsidiaries, in any proceeding against or involving any of the Parties after the Closing, and Parent agrees not to assert that any privilege has been waived as to the Kirkland Privileged Communications, by virtue of the transactions contemplated by this Agreement.

(b)            The Parties acknowledge and agree, on behalf of their respective successors and assigns, that in the event a dispute with respect to this Agreement or the Merger arises after the Closing between or among (i) the former stockholders or holders of other equity interests of Parent and/or any of the foregoing Persons’ respective directors, members, partners, officers, employees or Affiliates (collectively, the “Parent Stockholder Group”), on the one hand, and (ii) the Surviving Subsidiary or any of the Parent Parties, on the other hand, any legal counsel, including Greenberg Traurig, LLP (“GT”), that represented Parent or the Parent Stockholders prior to the Closing may represent any member of the Parent Stockholder Group in such dispute even though the interests of such Persons may be directly adverse to Parent, and even though such counsel may have represented Parent in a matter substantially related to such dispute. Parent, on behalf of its successors and assigns, further agrees that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding based upon, arising out of, or relating to, this Agreement, any other Ancillary Agreement or the Merger) between any member of the Parent Stockholder Group, on the one hand, and GT, on the other hand (the “GT Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the transactions contemplated hereby and belong to the Parent Stockholder Group after the Closing, and shall not pass to or be claimed or controlled by Parent. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Parent under a common interest agreement shall remain the privileged communications or information of the Company. The Company, together with any of its Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the GT Privileged Communications, whether located in the records or email server of Parent, the Company or their respective Subsidiaries, in any proceeding against or involving any of the Parties after the Closing, and the Company agrees not to assert that any privilege has been waived as to the GT Privileged Communications, by virtue of the transactions contemplated by this Agreement.

Section 9.19            Independent Investigation; No Reliance. The Parent Parties have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Group Companies, which investigation, review and analysis were conducted by the Parent Parties and their respective Affiliates and, to the extent the Parent Parties deemed appropriate, by the Representatives of the Parent Parties. Each Parent Party acknowledges that it and its Representatives have been provided access to the personnel, properties, premises and records of the Group Companies for such purpose. In entering into this Agreement, each Parent Party acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Group Companies or any of the Group Companies’ Representatives (except the specific representations and warranties of the Company set forth in Article III), and each Parent Party acknowledges and agrees, to the fullest extent permitted by Law, that:

(a)            no Group Company or any of its directors, officers, equity holders, members, employees, Affiliates, controlling Persons, agents, advisors or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth the Due Diligence Materials, or (ii) the pro-forma financial information, projections or other forward-looking statements of the Company or any of the Company Subsidiaries, in each case in expectation or furtherance of the transactions contemplated by this Agreement; and

(b)            no Group Company nor any of its directors, officers, employees, equity holders, members, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any liability or responsibility whatsoever to any of the Parent Parties or their respective directors, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the Company provided to the Parent Parties, in materials furnished in the Company’s data site (virtual or otherwise), in presentations by the Company’s management or otherwise), to any of the Parent Parties or their respective directors, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom), unless, in each case, to the extent any such information is also subject to disclosure under this Agreement or the Schedules.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PARENT: CONCORD ACQUISITION CORP II

By:	/s/ Jeff Tuder
Name:	Jeff Tuder
Title:	Chief Executive Officer

MERGER SUB: CONCORD MERGER SUB, INC.

By:	/s/ Jeff Tuder
Name:	Jeff Tuder
Title:	Director

COMPANY: EVENTS.COM. INC.

By:	/s/ Mitch Thrower
Name:	Mitch Thrower
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, each of the following terms (including the singular and plural thereof, as applicable) shall have the meaning set forth below:

“Actions” means actions, mediations, suits, litigations, arbitrations, claims, or proceedings brought by or in front of any Governmental Entity.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one (1) or more intermediaries or otherwise. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Fully Diluted Company Common Shares” means, without duplication, the aggregate number of shares of Company Common Stock (after giving effect to the Recapitalization) that are (i) issued and outstanding immediately prior to the Effective Time, (ii) issuable upon conversion of any Company Convertible Notes that are issued and outstanding as of the date hereof and that remain outstanding as of immediately prior to the Effective Time or (iii) issuable upon the exercise of vested Company Options and vested Company Warrants, in each case, that are issued and outstanding immediately prior to the Effective Time and that have an exercise price that is less than an amount equal to the product of (x) the Exchange Ratio and (y) $10.00.

“AICPA” means the American Institute of Certified Public Accountants.

“Ancillary Agreements” means the Confidentiality Agreement, the Sponsor Support Agreement, the Stockholder Support Agreement, the Exchange Agent Agreement, the Tax Receivable Agreement, the Registration Rights Agreement and the Lock-Up Agreement and the other documents delivered pursuant to this Agreement.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Antitrust Laws” means any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the HSR Act.

“Available Closing Cash” means an amount equal to (i) the aggregate cash proceeds from the Trust Account (after reduction for the aggregate amount required to be paid in connection with the Parent Common Stockholder Redemption), or any additional funds, including cash or cash equivalents, raised by the Parent during the Interim Period (excluding amounts raised through non-convertible debt securities or Working Capital Loans), plus (ii) the aggregate amount of cash that has been funded to the Company pursuant to any Interim Financing, if any, during the period commencing on the day prior to the signing of this Agreement and ending at the Closing, minus (iii) the amount of all Parent Transaction Expenses, minus (iv) the amount of all Company Transaction Expenses; provided that, for purposes of determining the amount of Available Closing Cash, Company Transaction Expenses shall not exceed $10,000,000.

“Balance Sheet Date” means the date of the Interim Balance Sheet.

“Base Purchase Price” means an amount equal to $314,100,000.00.

“Business Combination” has the meaning given to such term in the Parent Charter.

“Business Data” means all data within the possession or control of the Group Companies or its subcontractors or vendors, whether provided by a Group Company or any other Person.

“Business Day” means any day except Saturday, Sunday or any days on which banks are authorized to close for business in New York, New York.

“CA2” means CA2 Co-Investment LLC, a Delaware limited liability company.

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of equity securities representing 50% or more of the combined voting power or economic rights or interests in Parent (or any of its successors); (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in: (i) any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power or economic rights or interests in the Parent (or any of its successors) or the surviving Person outstanding immediately after such combination; or (ii) members of the board of directors of Parent immediately prior to such merger, consolidation, reorganization or other business combination not constituting at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent of such Subsidiary; or (c) a sale of all or substantially all of the assets of Parent (or any of its successors).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Share Price” means the volume weighted average price of one share of Parent Class A Common Stock, as reported on the principal securities exchange or securities market on which shares of Parent Class A Common Stock are then traded, for any twenty (20) trading days during a thirty (30) consecutive trading day period (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends, extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to the Parent Class A Common Stock). Stock dividends shall include any dividend or distribution of securities convertible into the Parent Class A Common Stock.

“Company Acquisition Proposal” means, except with respect to any Interim Financing, any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than Parent, Merger Sub or their respective Affiliates) relating to, in a single transaction or a series of related transactions, (a) any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the assets of the Company and the Company Subsidiaries, taken as a whole (based on the fair market value thereof, as determined by the Company Board in good faith), or (b) acquisition of beneficial ownership of 25% or more of the total voting power of the equity securities of the Company, whether by way of merger, asset purchase, equity purchase or otherwise.

“Company Benefit Plan” means each Employee Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by any Group Company or with respect to which any Group Company has any current or contingent liability or obligation.

“Company Charter” means the Amended and Restated Articles of Incorporation of the Company, dated as of October 3, 2023.

“Company Charter Amendment” means the amendment and restatement of the Company Charter, in a form reasonably satisfactory to the Parties, providing for, among other things, the conversion of Company Stock and Company Securities in accordance with Section 2.5(b).

“Company Class A Preferred Stock” means the Class A preferred stock of the Company.

“Company Class A-1 Preferred Stock” means the Class A-1 preferred stock of the Company.

“Company Class B Preferred Stock” means the Class B preferred stock of the Company.

“Company Common Stock” means the common stock of the Company.

“Company Convertible Notes” means any issued and outstanding convertible promissory notes issued by the Company which may be converted into Company Stock.

“Company Dissenting Shares” means any shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights have been properly demanded in accordance with Chapter 13 of the CCC in connection with the Merger.

“Company Incentive Plan” means, collectively, the Events.com, Inc. 2022 Common Stock Plan and the Events.com, Inc. Amended and Restated 2019 Preferred Stock Plan, as they may have been amended, supplemented or modified from time to time.

“Company Options” means all outstanding options to purchase shares of Company Common Stock or Company Preferred Stock, as applicable, whether or not exercisable and whether or not vested, immediately prior to the Closing under any Company Incentive Plan.

“Company Owned Intellectual Property” means all Company Intellectual Property that is owned or purported to be owned by any Group Company.

“Company Preferred Stock” means, collectively, the Company Class A Preferred Stock, the Company Class A-1 Preferred Stock and the Company Class B Preferred Stock.

“Company Registered IP” means all registrations, issuances, and applications for Intellectual Property owned or purported to be owned by any Group Company, including any of the foregoing set forth on Schedule 3.10(a).

“Company Securities” means, collectively, the Company Options, the Company Warrants and the Company Convertible Notes.

“Company Software” means any software owned or purported to be owned by any Group Company.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stockholders” means the holders of Company Stock.

“Company Securityholders” means the holders of Company Securities.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Transaction Expenses” means, as of any determination time and to the extent unpaid at such time, the aggregate legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred and paid by the Group Companies, the Company Stockholders or the Company Securityholders (but, with respect to the Company Stockholders or Company Securityholders, only to the extent a Group Company is obligated to pay such fees or expenses) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement, including, without limitation, (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) any change in control bonus, transaction bonus, retention bonus, termination or severance payment, in any case, payable by the Company or any Company Subsidiary to any current or former employee, independent contractor, director or officer of the Company, or any Company Subsidiary, which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby (excluding any amount payable to the extent resulting from an action taken by, or at the direction of, Parent or any of its Affiliates or under any arrangements entered into with Parent or any of its Affiliates), in each case, excluding all amounts constituting Parent Transaction Expenses, and (c) the premium and other costs and expenses associated with the Company’s tail policy for directors and officers.

“Company Warrants” means all outstanding warrants to purchase shares of Company Common Stock or Company Preferred Stock, as applicable.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 21, 2024, by and between Parent and the Company.

“Consent” means any consent, approval, waiver, notice, authorization or permit of, or notice to or declaration or filing with any Governmental Entity or any other Person.

“Contract” means any contract, lease, license, indenture, instrument, undertaking or other legally enforceable agreement, to which any Group Company or Company Stockholder is a party and is bound.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any (a) restriction, quarantine, “shelter in place”, “stay at home”, workforce reduction, in-person or other attendance modification or restriction, social distancing, shut down, closure, sequester, safety or similar Law, Order, directive, guidelines or recommendations promulgated by any Governmental Entity that has jurisdiction over the Group Companies, including the Centers for Disease Control and Prevention and the World Health Organization, (b) moratorium, forbearance or similar Laws affecting or relating to creditors’ rights generally, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and the Families First Coronavirus Response Act (FFCRA), and (c) other actions directly relating to the health and safety of the employees of the Company and its Subsidiaries and customers and others with whom the Group Companies have business dealings taken by any Group Company in response to COVID-19 that are of a nature and scale reasonably consistent with the types of actions taken by similarly situated businesses in response to COVID-19.

“Cybersecurity Measures” means (i) any measures enacted or regulations promulgated by a Governmental Entity relating to cybercrime, cyberterrorism, ransomware, malware, privacy or the protection of personally identifiable information, and (ii) any reasonable measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by the Group Companies in response to a cybersecurity attack, breach or incident, for the protection of its information technology or any stored personally identifiable information.

“Data Protection Laws” means any Laws applicable to the Group Companies relating to the Processing of data, data privacy, data security and data breach notification.

“Data Security Requirements” means all of the following to the extent relating to personal, sensitive or confidential information or data (including Personal Data) or otherwise relating to privacy or data security: (i) applicable Data Protection Laws, (ii) industry standards applicable to the industry in which any Group Company operates (including the Payment Card Industry Data Security Standard (PCI DSS)), (iii) contractual obligations by which a Group Company is bound, and (iv) each Group Company’s own rules, policies and procedures.

“Deferred Underwriting Fees” means the amount of deferred underwriting fees in connection with Parent’s initial public offering payable to the underwriters upon consummation of a Business Combination held in the Trust Account.

“Due Diligence Materials” means the information set forth in management presentations relating to the Group Companies made available to the Parent Parties, their respective Affiliates or their respective Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Group Companies, in “break-out” discussions, in responses to questions submitted by or on behalf of the Parent Parties, their respective Affiliates or their respective Representatives, whether orally or in writing, in materials prepared by or on behalf of the Company, or in any other form.

“Earn Out Period” means the time period beginning the day following the Closing Date and ending on the date that is the 7-year anniversary of the Closing Date (inclusive of the first and last day of such period).

“Employee Benefit Plan” means “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other retirement, deferred or incentive compensation, bonus, stock purchase, stock option, restricted stock, restricted stock unit, share appreciation right, phantom equity, equity or equity-based, employment, change in control, severance, separation, retention, vacation, paid time off, welfare benefit, fringe benefit, or other benefit or compensation plan, policy, contract, agreement, program, or arrangement.

“Environmental Laws” means all federal, state and local Laws relating to public or worker health and safety (solely to the extent relating to exposure to Hazardous Substances), protection of the environment, and pollution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that together with any Group Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Section 414 of the Code.

“Exchange Agent” means Continental Stock Transfer & Trust Company.

“Exchange Agent Agreement” means the paying and exchange agent agreement to be entered into at or prior to Closing by Parent, the Company and the Exchange Agent, in a form to be mutually agreed upon by the Parties.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means the quotient obtained by dividing (i) the number of shares of Parent Class A Common Stock constituting the Merger Consideration, by (ii) the number of Aggregate Fully Diluted Company Common Shares.

“Ex-Im Laws” means all applicable U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Founders” means each of Mitch Thrower and Stephen Partridge.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement was false or incorrect when made, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement or to consummate the transactions contemplated by this Agreement, as applicable, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. “Fraud” does not include any claim for equitable fraud, negligent misrepresentation, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence. No Party shall be liable for or as a result of any other Person’s Fraud, including through equitable claims (such as unjust enrichment) not requiring proof of wrongdoing committed by the subject of such claims.

“GAAP” means generally accepted accounting principles in the United States.

“Government Official” means any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Entity” means any federal, state or local government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, tribunal, arbitrator, legislative body, authority, body or commission or other governmental authority or agency, or arbitral body (public or private), in the United States or in a foreign jurisdiction.

“Group Companies” means, collectively, the Company and each of the Company Subsidiaries.

“Hazardous Substance” means any hazardous or toxic substance, material, waste, pollutant, or contaminant that is regulated under Environmental Law because of its dangerous or deleterious properties or characteristics, including petroleum or petroleum by products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures, hedging or swap arrangements or similar contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services (other than trade payables, or accruals incurred in the Ordinary Course) and with respect to any conditional sale, title retention, consignment or similar arrangements, (d) under capitalized lease obligations under GAAP, (e) by which such Person assured a creditor against loss, including letters of credit and bankers’ acceptances, in each case to the extent drawn upon or currently payable and not contingent, (f) net obligations in respect of interest rate swaps, hedges or similar arrangements, including any swaps, hedges or similar arrangements related to foreign exchange, (g) obligations of such Person under or in connection with off balance sheet financing arrangements, (h) the amount of unfunded accrued employer obligations under any defined benefit pension or nonqualified deferred compensation and/or similar plans, (i) accrued taxes and (j) all amounts (including for the avoidance of doubt, the principal amounts, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties) and obligations of the type referred to in the foregoing clauses of this definition of other persons for the payment of which such Person is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. For the avoidance of doubt, trade payables arising in the Ordinary Course shall not be deemed to be Indebtedness.

“Intellectual Property” means all intellectual property or other proprietary rights created, arising or protected under applicable Law throughout the world, including the following: (a) trademarks, service marks, trade names, trade dress, corporate names, logos, Internet domain names, Internet websites and URLs, social media identifiers and other indicia of origin (collectively, “Trademarks”); (b) patents, patent applications and inventions and all improvements thereto (whether or not patentable or reduced to practice); (c) copyrights and copyrightable works; (d) registrations and applications for any of the foregoing; (e) trade secrets and other confidential information, including know-how, processes, methods, techniques, inventions, formulae, compositions, customer and supplier lists, and business and marketing plans; (f) software, algorithms, data, databases and documentation therefor; (g) rights of publicity, including the right to use the name, likeness, image, signature and biographical information of any natural Person; (h) any goodwill associated with each of the foregoing; and (i) all legal rights arising from items (a) through (h), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Interim Financing” means any capital raising transaction in the form of the Company’s equity securities, or securities convertible into equity securities of the Company, consummated by the Company from and after the date hereof through the Effective Time; provided, that for purposes of Section 2.1(a)(v) and the definition of “Merger Consideration” herein, the securities convertible into equity securities of the Company shall be deemed to constitute Interim Financing solely to the extent such convertible securities convert into equity securities of the Company at or prior to the Effective Time.

“Interim Parent Funding Amount” means, as of a given date during the Interim Period, an amount equal to (i) ten percent (10%) of the first $7,000,000 of net proceeds received by the Company from investors or other financing sources introduced by any Person other than Parent, Cohen & Company Capital Markets or their respective Affiliates (i.e., net of any fees and expenses incurred by or on behalf of the Company and related thereto) in connection with any Interim Financing, (ii) twenty-five percent (25%) of the net proceeds received by the Company from investors or other financing sources introduced by any Person other than Parent, Cohen & Company Capital Markets or their respective Affiliates (i.e., net of any fees and expenses incurred by or on behalf of the Company and related thereto) in connection with any Interim Financing in excess of the first $7,000,000 or (iii) twenty-five percent (25%) of the net proceeds received by the Company from investors or other financing sources introduced by Parent, Cohen & Company Capital Markets or their respective Affiliates (i.e., net of any fees and expenses incurred by or on behalf of the Company and related thereto) in connection with any Interim Financing. The Interim Parent Funding Amount as of a given date shall be reduced by any amounts previously paid by or on behalf of the Company to or as directed by Parent pursuant to any prior payments of an Interim Parent Funding Amount, and in no event shall the aggregate amount of Interim Parent Funding Amounts exceed $10,000,000 in the aggregate.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Key Company Stockholders” means the persons and entities listed on Schedule A.

“Knowledge of the Company or any Group Company” means the actual knowledge, without duty of inquiry, of Mitch Thrower, Stephen Partridge, Paul Brown and Jeff Cameron.

“Law” means any common law, statutes, rules, codes, regulations, ordinances, determinations or orders of, or issued by, applicable Governmental Entities.

“Legal Dispute” means any action, suit or proceeding between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

“Licenses” means all licenses, permits (including construction and operation permits) and certificates issued by any Governmental Entity.

“Liens” means mortgages, liens, pledges, security interests, charges, claims, restrictions, licenses, deeds of trust, defects in title, contingent rights or other burdens, options or encumbrances.

“Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, that the term “Material Adverse Effect” shall not include any event, change, development, effect or occurrence to the extent caused by (a) changes or proposed changes in laws, regulations or interpretations thereof or decisions by courts or any Governmental Entity, (b) changes or proposed changes in applicable accounting rules (including GAAP), (c) actions or omissions of the Group Companies taken with the consent of any of the Parent Parties pursuant to this Agreement, (d) actions or omissions of the Group Companies required by this Agreement or the Ancillary Agreements, (e) actions or omissions of the Parent Parties and their respective Affiliates, (f) general business or economic conditions, including changes in the credit, debt, banking, financial, capital, securities or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (g) events or conditions generally affecting the industries in which the Group Companies operate, (h) global, national or regional political or social conditions, including national or international hostilities, acts of terror or acts of war, sabotage, cybertorrism, terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions, (i) pandemics (including COVID-19), earthquakes, hurricanes, tornados or other natural disasters, (j) compliance by the Group Companies with any COVID-19 Measures or Cybersecurity Measures; (k) the announcement or pendency of this Agreement or the transactions contemplated hereby or the identity of the Parent Parties in connection with the transactions contemplated hereby, (l) any matter to the extent the impact thereof is quantified in the Schedules, (m) the failure by any Group Company to take any action that is prohibited by this Agreement unless Parent has consented in writing to the taking thereof, (n) any change or prospective change in any Group Company’s credit ratings, or (o) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that the matters described in clauses (a), (b) and (f) through (h) shall be included in the term “Material Adverse Effect” to the extent (and only to the extent) any such matter has a disproportionate, materially adverse impact on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the same business as the Group Companies).

“Material Customer” means each of the top ten (10) customers of the Group Companies on a consolidated basis based on amounts paid for goods or services during the Company’s fiscal year ended December 31, 2023.

“Material Supplier” means each of the top ten (10) suppliers and vendors of goods and services to the Group Companies on a consolidated basis based on amounts paid for goods or services during the fiscal year ended December 31, 2023.

“Merger Consideration” means a number of shares of Parent Class A Common Stock equal to (a) the quotient obtained by dividing (i) the sum of (A) the Base Purchase Price, plus (B) the total amount raised by the Company in any Interim Financing, plus (C) the aggregate exercise price of the vested Company Options and vested Company Warrants, in each case, that are issued and outstanding immediately prior to the Effective Time and that are each less than an amount equal to the product of (x) the Exchange Ratio and (y) $10.00 by (ii) the Reference Price, plus (b) 1,000,000.

“NYSE” means the NYSE American Stock Exchange.

“Open Source Software” means any Software that is licensed pursuant to: (i) any license that is a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (ii) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation.

“Order” means any award, order, judgment, writ, injunction, ruling or decree entered, issued, made or rendered by any Governmental Entity of competent jurisdiction.

“Ordinary Course” means, with respect to any Party, the ordinary course of business of such Party and in a manner consistent with past practice; provided, that all actions taken in connection with, preparation for or in the furtherance of the transactions contemplated by this Agreement or any Interim Financing shall be deemed to be in the Ordinary Course.

“Organizational Documents” means (a) the certificate of incorporation, (b) bylaws, (c) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, (d) any limited liability company, partnership or shareholder agreement, and (e) any amendment to any of the foregoing.

“Parent Charter” means the Amended and Restated Certificate of Incorporation of Parent, dated as of February 18, 2021, as amended and restated on August 31, 2021 and amended by the First Amendment to the Amended and Restated Certificate of Incorporation, dated as of August 29, 2023 and the Second Amendment to the Amended and Restated Certificate of Incorporation, dated as of May 31, 2024.

“Parent Class A Common Stock” means (i) prior to the Closing, the Class A common stock, par value $0.0001 per share, of Parent having the rights and privileges set forth in the Parent Charter, and (ii) from and after the Closing, the Class A common stock, par value $0.0001 per share, of Parent having the rights and privileges set forth in the Second Amended and Restated Certificate of Incorporation of Parent.

“Parent Class B Common Stock” means (i) prior to the Closing, the Class B common stock, par value $0.0001 per share, of Parent having the rights and privileges set forth in the Parent Charter, and (ii) from and after the Closing, the Class B common stock, par value $0.0001 per share, of Parent having the rights and privileges set forth in the Second Amended and Restated Certificate of Incorporation of Parent.

“Parent Common Stockholder Redemption” means the right held by certain stockholders of Parent to redeem all or a portion of their shares of Parent Class A Common Stock upon the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Parent to pay certain Taxes, divided by (b) the number of then outstanding shares of Parent Class A Common Stock issued in connection with Parent’s initial public offering.

“Parent Extension” means an extension of the time period for Parent to consummate a business combination, as set forth on the Parent Charter.

“Parent Extension Expenses” means, without duplication, (a) any out-of-pocket fees and expenses paid or payable by or on behalf of Parent or its Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of a Parent Extension (including (i) submitting a proposal to the stockholders of Parent pursuant to a definitive proxy statement filed by Parent with the SEC, (ii) providing such definitive proxy statement to the stockholders of Parent and (iii) holding and organizing a stockholder meeting); (b) any cash deposits made or to be made into the Trust Account by the Parent Sponsor or its Affiliates or permitted designees for the purpose of a Parent Extension; and (c) any operating costs, fees and expenses paid or payable by or on behalf of Parent in the Ordinary Course (including, but not limited to, for and in connection with accountants, auditors, directors and officers’ insurance, NYSE listing, and financial printers) during the period of time at and following a Parent Extension.

“Parent Material Contract” means a material contract, as such term is defined in Regulation S-K of the SEC, to which Parent is party.

“Parent Preferred Stock” means the preferred stock, par value $0.0001 per share, of Parent.

“Parent Reports” means each form, statement, registration statement, prospectus, report, schedule, proxy statement and other document (including exhibits and schedules thereto and the other information incorporated therein) filed with or furnished to the SEC on a voluntary basis or otherwise since August 31, 2021 by Parent pursuant to the Securities Act or the Exchange Act, including any amendments and all exhibits thereto.

“Parent Sponsor” means Concord Sponsor Group II LLC, a Delaware limited liability company.

“Parent Stock” means the common stock, par value $0.0001 per share, of Parent, including the Parent Class A Common Stock and Parent Class B Common Stock.

“Parent Stockholders” means the holders of Parent Class A Common Stock or Parent Class B Common Stock.

“Parent Transaction Expenses” means, as of any determination time and to the extent unpaid at such time, the aggregate legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred and paid by the Parent Parties in connection with the negotiation, preparation and execution of the Agreement and the consummation of the transactions contemplated by this Agreement, including, without limitation, (a) all costs, fees and expenses incurred in connection with the listing on NYSE of the shares of Parent Class A Common Stock issued in connection with the transactions contemplated by this Agreement, (b) the Deferred Underwriting Fees, (c) the aggregate amount owed by Parent under Working Capital Loans, (d) all professional or transaction, deal, brokerage, legal, accounting, financial advisory or any similar fees payable in connection with the consummation of any Interim Financing, (e) the premium any other costs and expenses associated with the Parent’s tail policy for directors and officers, (f) unpaid Parent Extension Expenses and (g), if the Closing occurs after December 31, 2024, Parent’s liability for any excise Taxes, but excluding Company Transaction Expenses; provided, that in no event shall the Parent Transaction Expenses exceed an aggregate amount equal to $10,000,000.

“Parent Unit” shall mean each unit of Parent, each such Parent Unit consisting of one (1) share of Parent Class A Common Stock and one-third (1/3) of one (1) Parent Warrant.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor).

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith with adequate reserves established, (b) statutory Liens of landlords with respect to Leased Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet due and payable, (d) in the case of Leased Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title of record, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the applicable Group Company, (e) Liens securing the Indebtedness of any Group Company to be released on or prior to Closing, (f) in the case of Intellectual Property, non-exclusive licenses that are granted to a Group Company incidental to the receipt of services by such Group Company or are granted by a Group Company to a third party in the Ordinary Course, and (g) Liens the impact of which would not reasonably be expected to be material to the Group Companies, taken as a whole.

“Person” means any individual, firm, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any Governmental Entity.

“Personal Data” has the same meaning as the term “personal data,” “personal information,” and “personally identifiable information” under applicable Data Protection Laws, including data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual, household or device or, in combination with any other information or data available to the Group Companies, is capable of identifying an individual, household, or device).

“Processing” means, the collection, use, storage, transfer, disclosure, disposal, or other processing of such Personal Data.

“Pro Rata Portion” means the percentage set forth opposite the applicable Company Stockholder’s or Company Securityholder’s name on the Allocation Schedule.

“Recapitalization” means the conversion, effective as of immediately prior to the Effective Time (and subject to the substantially concurrent occurrence of the Effective Time), of all (i) shares of Company Class A Preferred Stock, (ii) shares of Company Class A-1 Preferred Stock and (iii) shares of Company Class B Preferred Stock, in each case, into shares of Company Common Stock in accordance with the Company Charter.

“Reference Price” means $10.00.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment.

“Repaid Indebtedness” means any Indebtedness set forth on Section 7.2(b) of the Company Disclosure Schedule.

“Representatives” of any Person means such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of Treasury’s Office of Foreign Asset Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; or (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i).

“Sanctions Laws” means all applicable U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Select Company Convertible Note” means a Company Convertible Note that does not by its terms permit assignment nor contemplate a transaction or series of transactions similar to the transactions contemplated by this Agreement.

“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human readable form, including all firmware and all comments and any procedural code.

“Subsidiary” or “Subsidiaries” means any Person of which the Company (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body.

“Tax Matters Representative” means a Person mutually selected by Parent and the Company.

“Tax Receivable Agreement” means the Tax Receivable Agreement, by and between Parent and the Company Stockholders party thereto, substantially in the form attached hereto as Exhibit C.

“Tax Return” means any report, return, declaration, claim for refund or information return or statement relating to Taxes required to be supplied to a Governmental Entity together with any attachments and all amendments thereto.

“Taxes” means all federal, state, local or non-U.S. taxes, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, sales, use, excise, gross receipts, value-added estimated, alternative or add-on minimum, customs and all other taxes, assessments, duties, levies, and other governmental charges in the nature of a tax, whether disputed or not, and any charges, additions, interest or penalties imposed by any Governmental Entity with respect thereto.

“Transaction Deductions” means the sum of all items of loss or deduction for U.S. federal income tax purposes resulting from or attributable to (a) the repayment of Indebtedness at Closing or as contemplated by this Agreement, including without limitation any prepayment penalties and deductions for unamortized debt issuance costs, and (b) the payment of Company Transaction Expenses (excluding reimbursed Company Transaction Expenses). For purposes of the foregoing, the Parties shall make any available elections under Revenue Procedure 2011-29, 2011-18 IRB to treat seventy percent (70%) of any success-based fees within the scope of such Revenue Procedure as an amount that did not facilitate the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Event” means the occurrence of the Triggering Event I, Triggering Event II, Triggering Event III and Triggering Event IV.

“Triggering Event I” shall occur if, within the Earn Out Period, the Common Share Price of the Parent Class A Common Stock is greater than or equal to $12.50 per share.

“Triggering Event II” shall occur if, within the Earn Out Period, the Common Share Price of the Parent Class A Common Stock is greater than or equal to $15.00 per share.

“Triggering Event III” shall occur if, within the Earn Out Period, the Common Share Price of the Parent Class A Common Stock is greater than or equal to $17.50 per share.

“Triggering Event IV” shall occur if, within the Earn Out Period, the Common Share Price of the Parent Class A Common Stock is greater than or equal to $20.00 per share.

“Unvested Earn Out Shares” means 4,000,000 shares of Parent Class A Common Stock to be issued to Company Stockholders in the Merger and available for issuance to Company Securityholders, which shall be subject to the terms and restrictions set forth in Section 2.9.

“Working Capital Loans” means any loan made to Parent by the Parent Sponsor or CA2, any Affiliate of the Parent Sponsor or CA2, or any of Parent’s, Parent Sponsor’s or CA2’s officers or directors, for the purpose of financing costs, fees or expenses incurred in connection with the operations of Parent and/or the Business Combination (as such term is defined in the Parent Charter).

Additionally, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
280G Approval	Section 5.17
Aggregate Consideration	Section 2.2
Agreement	Preamble
Allocation Schedule	Section 2.1(a)
CCC	Recitals
Certificate of Merger	Section 1.2
Change in Recommendation	Section 5.11
Closing	Section 7.1
Closing Date	Section 7.1
Company	Preamble
Company Affiliate Agreement	Section 3.21
Company Board	Recitals

Term	Section
Company Closing Certificate	Section 6.3(c)
Company Closing Statement	Section 2.1(a)
Company Fundamental Representations	Section 6.3(a)
Company Intellectual Property	Section 3.10(b)
Company IP Agreements	Section 3.10(d)
Company Material Contracts	Section 3.12(a)
Company Stockholder Group	Section 9.18(a)
Company Systems	Section 3.10(i)
DGCL	Section 5.10
Earn Out Consideration	Section 2.8(a)
Earn Out Shares	Section 2.8(a)(iv)
Effective Time	Section 1.2
Enforceability Exceptions	Section 3.2
Equity Incentive Plan	Section 5.21
Exchange Agent Fund	Section 2.7(a)
Executive Employment Agreements	Section 5.22
Existing Lender	Section 7.2(b)
Financial Statements	Section 3.6(a)
FLSA	Section 3.17(a)
GT	Section 9.18(b)
GT Privileged Communications	Section 9.18(b)
Indemnified Persons	Section 5.9(a)
Independent Accounting Firm	Section 5.8(b)
Intended Tax Treatment	Section 2.10
Interim Balance Sheet	Section 3.6(a)
Interim Financial Statements	Section 3.6(a)
Interim Period	Section 5.7(a)
IRS	Section 3.16(c)(iii)
Kirkland	Section 9.18(a)
Kirkland Privileged Communications	Section 9.18(a)
Labor Agreement	Section 3.17(b)
Lease	Section 3.9(c)
Leased Real Property	Section 3.9(b)
Lock-Up Agreement	Recitals
Merger	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	Section 4.3(e)
Nonparty Affiliates	Section 9.14
Offer	Recitals
Outside Date	Section 8.1(d)
Parent	Preamble
Parent Board	Recitals
Parent Board Recommendation	Section 5.11
Parent Closing Certificate	Section 6.2(c)

Term	Section
Parent Closing Statement	Section 2.1(b)
Parent Stockholder Meeting	Section 5.11
Parent Disclosure Schedule	Article IV
Parent Parties	Preamble
Parent Parties Fundamental Representations	Section 6.2(a)
Parent Redeemed Share	Section 2.6(b)
Parent Stockholder Group	Section 9.18(b)
Parent Warrants	Section 4.3(c)
Parties	Preamble
Party	Preamble
Payoff Amount	Section 7.2(b)
Payoff Letters	Section 7.2(b)
Pre-Closing Tax Period	Section 5.8(c)
Proxy Statement	Section 5.10(a)
Registration Rights Agreement	Recitals
Registration Statement	Section 5.10(a)
Releasors	Section 5.18
Requisite Company Approval	Section 3.2
Schedules	Article III
Section 16	Section 5.12
Separate Indemnitor	Section 5.9(d)
Sponsor Support Agreement	Recitals
Straddle Period	Section 5.8(f)
Stockholder Support Agreement	Recitals
Surviving Subsidiary	Section 1.1
Tail Premium	Section 5.9(b)
Terminating Company Breach	Section 8.1(b)
Terminating Parent Breach	Section 8.1(c)
Trade Control Laws	Section 3.18(a)
Transaction Proposals	Section 5.10(a)
Transfer Taxes	Section 5.8(d)
Triggering Event I Earn Out Shares	Section 2.8(a)(i)
Triggering Event II Earn Out Shares	Section 2.8(a)(ii)
Triggering Event III Earn Out Shares	Section 2.8(a)(iii)
Triggering Event IV Earn Out Shares	Section 2.8(a)(iv)
Trust Account	Section 4.16(a)
Trust Agreement	Section 4.16(a)
Trust Amount	Section 4.16(a)
Trustee	Section 4.16(a)
WARN	Section 3.17(i)
Written Consent	Section 5.15

Exhibit B

Form of Registration Rights Agreement

[See Exhibit 10.5]

Exhibit C

Form of Tax Receivable Agreement

[See Exhibit 10.4]

Exhibit D

Form of Parent’s Second Amended and Restated Certificate of Incorporation

[as attached]

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EVENTS.COM, INC.

Events.com, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

ONE: The current name of this corporation is [                     ] and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was [       ].

TWO: The Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated to read as set forth below.

I.

The name of this company is Events.com, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is [                     ], and the name of the registered agent of the Company in the State of Delaware at such address is [                     ].

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

IV.

A.                  The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Company is authorized to issue is [ ] shares, consisting of the following classes, series thereof, and numbers of shares thereof: (a) [ ] shares of [Class] A Common Stock (the “Class A Common Stock”), and (ii) [ ] shares of Class B Common Stock (the “Class B Common Stock”), and (b) 100,000,000 shares of preferred stock (the “Preferred Stock”).

B.                  The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company is hereby expressly authorized by resolution or resolutions to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares of such shares and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not about the authorized number of shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

C.                  The number of authorized shares of Class A Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the shares of any class or series of capital stock unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation filed with respect to any series of Preferred Stock.

D.                  Except as provided above, the rights, preferences, powers, restrictions and other matters relating to the shares of Class A Common Stock and Class B Common Stock are as follows:

D - 1

1.                   Definitions.

(a)                “Acquisition” means any consolidation, merger, statutory conversion, domestication, statutory transfer or continuance of the Company, other than any such consolidation, merger, statutory conversion, domestication, statutory transfer or continuance in which the stockholders of the Company immediately prior to such consolidation, merger, statutory conversion, domestication, statutory transfer or continuance continue to hold a majority of the voting power of the surviving or resulting Entity in substantially the same proportions (or, if the surviving or resulting Entity is a wholly owned subsidiary of another Entity, the surviving or resulting Entity’s Parent) immediately after such consolidation, merger, statutory conversion, domestication, statutory transfer or continuance; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred or issued; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes.

(b)                “Approved Designee” shall mean a person or persons who is entitled to exercise Voting Control with respect to shares of Class B Common Stock following the death or Incapacity of a Founder pursuant to an agreement entered into between such Founder and some person or persons, and who is approved by a majority of the Independent Directors.

(c)                 “Asset Transfer” means the sale, lease or exchange of all or substantially all the assets of the Company.

(d)                “Business Combination” shall mean the consummation of the transactions set forth in that certain Business Combination Agreement, by and among [           ], dated as of [  ], 2024.

(e)                 “Certificate of Incorporation” means the certificate of incorporation of the Company, as amended and/or restated from time to time, including the terms of any certificate of designations of any series of Preferred Stock.

(f)                  “Closing” means the closing date of the Business Combination.

(g)                “Entity” means any corporation, partnership, limited liability company or other legal entity.

(h)                “Effective Time” means the time this Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware became effective in accordance with the DGCL.

(i)                  “Family Member” means with respect to any natural person, the spouse, ex-spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such person.

(j)                  “Final Conversion Date” means 5:00 p.m. in New York City, New York on the last Trading Day of the fiscal year during which a Final Conversion Trigger Event occurs.

(k)                “Final Conversion Trigger Event” shall mean the ten (10) year anniversary of the Closing,

(l)                  “Founder” means each of Mitch Thrower and Stephen Partridge, as individuals.

(m)              “Incapacity” means, with respect to an individual, that such individual is incapable of managing his or her financial affairs under the criteria set forth in the applicable probate code that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether an individual has suffered an Incapacity, no Incapacity of such individual will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.

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(n)                “Independent Directors” means the members of the Board of Directors designated as independent directors in accordance with the requirements of the New York Stock Exchange or any national stock exchange under which the Company’s equity securities are listed for trading.

(o)                “Liquidation Event” means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Company or (ii) any liquidation, dissolution and winding up of the Company; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of shares of Class A Common Stock or Class B Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the shares of Class A Common Stock or Class B Common Stock.

(p)                “Non-founder” shall mean any individual stockholder other than the Founders.

(q)                “Parent” of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests of such Entity.

(r)                 “Permitted Entity” means, with respect to a Qualified Stockholder, any Entity in which such Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, has sole dispositive power and exclusive Voting Control with respect to all shares of Class B Common Stock held of record by such Entity.

(s)                 “Permitted Transfer” means, and be restricted to, any Transfer of a share of Class B Common Stock:

(i)                 by a Founder, by Founder’s Permitted Entities or by Founder’s Permitted Transferees, in each case, as a result of or in connection with such Founder’s death or Incapacity, either ( to such Founder’s Family Members or to such Founder’s Permitted Entities or to Founder’s Permitted Transferees

(ii)                by a Qualified Stockholder that is a natural person (including a natural person serving in a trustee capacity with regard to a trust for the benefit of himself or herself and/or his or her Family Members), to the trustee of a Permitted Trust of such Qualified Stockholder or to such Qualified Stockholder in his or her individual capacity or as a trustee of a Permitted Trust;

(iii)              by the trustee of a Permitted Trust of a Qualified Stockholder, to such Qualified Stockholder, the trustee of any other Permitted Trust of such Qualified Stockholder or any Permitted Entity of such Qualified Stockholder;

(iv)               by a Qualified Stockholder to any Permitted Entity of such Qualified Stockholder; or

(v)                by a Permitted Entity of a Qualified Stockholder to such Qualified Stockholder or any other Permitted Entity or the trustee of a Permitted Trust of such Qualified Stockholder.

(t)                  “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

(u)                “Permitted Trust” means a validly created and existing trust the beneficiaries of which are either a Qualified Stockholder or Family Members of the Qualified Stockholder or both, or a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (as amended from time to time) and/or a reversionary interest.

(v)                “Qualified Stockholder” means (i) the record holder of a share of Class B Common Stock at the Effective Time; and (ii) a Permitted Transferee of a Qualified Stockholder.

D - 3

(w)               “Single Founder Conversion Trigger Event” shall mean the earliest to occur of any of the following only respect to the shares of Class B Common Stock held by the applicable Founder (and any shares of Class B Common Stock underlying any derivative securities held by such Founder), (i) the occurrence of the nine (9) month anniversary of the death or Incapacity of such Founder; (ii) the occurrence of the twelve (12) month anniversary of the date that such Founder is no longer providing services to the Company or its subsidiaries as an executive officer or employee, or as a director of the Company; and (iii) at least 80% of the shares of Class B Common Stock held by such Founder as of immediately following the Closing having been transferred (on a fully as converted/as exercised basis and subject to customary capitalization adjustments), provided, however, that any Permitted Transfer shall be excluded from such calculation.

(x)                “Single Holder Conversion Date” means 5:00 p.m. in New York City, New York on the last Trading Day of the fiscal year during which a Single Founder Conversion Trigger Event or Single Non-Founder Conversion Trigger Event, as the case may be, occurs.

(y)                “Single Non-founder Conversion Trigger Event” shall mean the earliest to occur of any of the following only respect to the shares of Class B Common Stock held by a Non-founder (and any shares of Class B Common Stock underlying any derivative securities held by such individual) the date of the death or Incapacity of such Non-founder.

(z)                 “Trading Day” means any day on which The Nasdaq Stock Market and the New York Stock Exchange are open for trading.

(aa)             “Transfer” of a share of Class B Common Stock means any sale, lease, exchange, pledge, gift, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV:

(i)                 the granting of a revocable proxy to officers or directors of the Company at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(ii)                the existence of any proxy granted prior to the Effective Time or the amendment or expiration of any such proxy;

(iii)              entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of shares of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iv)               the pledge of shares of Class B Common Stock by a stockholder that creates a security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise exclusive Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”; or

(v)                entering into, or reaching an agreement, arrangement or understanding regarding, a support or similar voting or tender agreement (with or without granting a proxy) in connection with a Liquidation Event, Asset Transfer or Acquisition, if such agreement, arrangement, understanding, Liquidation Event, Asset Transfer or Acquisition has been, or is subsequently, approved by the Board of Directors.

D - 4

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (a Permitted Transferee on the date that such Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee of the Qualified Stockholder who effected the Transfer of such shares to such Permitted Transferee, or (ii) an Entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Effective Time, of a majority of the voting power of the voting securities of such Entity or any Parent of such Entity, other than a Transfer to parties that were, as of the Effective Time, holders of voting securities of any such Entity or Parent of such Entity.

(bb)            “Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

(cc)              “Voting Securities” means the Class A Common Stock, Class B Common Stock and any series of Preferred Stock which by the terms as set forth herein or in its Preferred Stock Certificate of Designations is designated as a Voting Security; provided that, except as may otherwise be required by the DGCL or other applicable law, each such series of Preferred Stock shall be entitled to vote together with the other Voting Securities only as and to the extent expressly provided for by its terms as set forth herein or in the applicable Preferred Stock Certificate of Designations.

2.                   Rights Relating to Dividends, Subdivisions and Combinations.

(a)                Subject to the rights of holders of any Preferred Stock at the time outstanding having prior rights as to dividends, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Except as permitted in Section 2(b), any dividends paid to the holders of shares of Class A Common Stock and Class B Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such series is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a series.

(b)                The Company shall not declare or pay any dividend or make any distribution to the holders of shares of Class A Common Stock or Class B Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of shares of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of shares of Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, as applicable, are declared and paid to the holders of shares of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of shares of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of shares of Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, as applicable, are declared and paid to the holders of shares of Class A Common Stock at the same rate and with the same record date and payment date.

(c)                 If the Company in any manner subdivides or combines (including by reclassification) the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.

3.                   Liquidation Rights. In the event of a Liquidation Event, upon the completion of the distributions required with respect to any Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders, or consideration payable to the stockholders of the Company, in the case of an Acquisition constituting a Liquidation Event, shall be distributed on an equal priority, pro rata basis to the holders of shares of Class A Common Stock and Class B Common Stock (and the holders of any Preferred Stock that may then be outstanding, to the extent required by the Certificate of Incorporation), unless different treatment of the shares of each such series is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a series; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of shares of Class A Common Stock or Class B Common Stock does not constitute consideration or a “distribution to stockholders” in respect of shares of Class A Common Stock or Class B Common Stock.

D - 5

4.                   Voting Rights.

(a)                General Voting Rights. Except as otherwise expressly provided herein or required by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters submitted to a vote of the stockholders of the Corporation; provided, however, that, except as otherwise required by the DGCL or other applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation or to a Preferred Stock Certificate of Designations that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such class or series of Preferred Stock, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock or pursuant to the DGCL).

(b)                Votes Per Share. Except as otherwise expressly provided herein (including Article 4 Section (B)(2)(a)) or required by applicable law, on any matter that is submitted to a vote of the stockholders of the Corporation, each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each such share. The shares of Class B Common Stock shall be entitled as a class at any time to the number of votes derived by multiplying 1.0408163 times the aggregate maximum number of votes which could be cast by the holders of all of the outstanding shares of (i) Class A Common Stock and (ii) any other Voting Securities (other than the Class B Common Stock), if any (for the avoidance of doubt, such that at all times the holders of Class B Common Stock would have 51% of the total outstanding voting power of the Company). Accordingly, each share of Class B Common Stock shall be entitled to a number of votes equal to the total number of votes held by the Class B Common Stock as a class, as calculated above, divided by the number of then outstanding shares of Class B Common Stock.

(c)                 Identical Rights. Except as otherwise expressly provided herein or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights, powers and privileges and rank equally (including as to dividends and distributions, and any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects as to all matters. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the total combined voting power of the then-outstanding Voting Securities entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

5.                   Optional Conversion.

(a)                Optional Conversion of Shares of Class B Common Stock.

(i)                 At the option of the holder thereof, each share of Class B Common Stock shall be convertible, at any time or from time to time, into one fully paid and nonassessable share of Class A Common Stock as provided herein.

(ii)                Each holder of shares of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Company or any transfer agent for shares of Class B Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, or, if the shares are uncertificated, immediately prior to the close of business on the date that the holder delivers notice of such conversion to the Company’s transfer agent and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at such time.

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6.                   Automatic Conversion.

(a)                Automatic Conversion of Shares of Class B Common Stock. Each share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of shares of Class B Common Stock, the holders of shares of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or any transfer agent for the shares of Class A Common Stock.

(b)                Single Holder Conversion. On a Single Holder Conversion Date, each issued and outstanding share of Class B Common Stock held by the applicable Founder or by the Non-founder, as applicable, shall automatically, without any further action, convert into one share of Class A Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of shares of Class B Common Stock, the holder of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or any transfer agent for the shares of Class A Common Stock.

(c)                 Final Conversion. On the Final Conversion Date, each issued and outstanding share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock. Following the Final Conversion Date, the Company may no longer issue any additional shares of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of shares of Class B Common Stock, the holders of shares of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or any transfer agent for the shares of Class A Common Stock.

(d)                Procedures. The Company may, from time to time, establish such policies and procedures relating to the conversion of shares of Class B Common Stock to shares of Class A Common Stock and the general administration of this dual series stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Company as it deems necessary to verify the ownership of shares of Class B Common Stock and to confirm that a conversion to shares of Class A Common Stock has not occurred. A determination by the Secretary of the Company as to whether a Transfer results in a conversion to shares of Class A Common Stock shall be conclusive and binding.

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(e)                 Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 6, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred or immediately upon the Final Conversion Date, as applicable. Upon any conversion of shares of Class B Common Stock to shares of Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

7.                   Redemption. The Common Stock is not redeemable.

8.                   Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of shares of the Class B Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, as applicable, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such numbers of shares as shall be sufficient for such purpose.

9.                   Prohibition on Reissuance of Shares. Shares of Class B Common Stock that are acquired by the Company for any reason (whether by repurchase, upon conversion, or otherwise) shall be retired in the manner required by law and shall not be reissued as shares of Class B Common Stock.

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.                  Board of Directors.

1.                   Generally. Except as otherwise provided in the Certificate of Incorporation or the DGCL, the business and affairs of the Company shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed from time to time exclusively by resolutions adopted by the Board of Directors.

2.                   Election.

(a)                Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

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(b)                No stockholder entitled to vote at an election for directors may cumulate votes.

(c)                 Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(d)                Election of directors need not be by written ballot unless the Bylaws so provide.

3.                   Removal of Directors. No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than 75% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

4.                   Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the Board of Directors by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B.                  Stockholder Actions. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

C.                  Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

VI.

A.                  Limitation Liability. A director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Company hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

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B.                  Indemnification and Advancement of Expenses.

1.                   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Company shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, or any part thereof (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Company shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Article VI, Section B or otherwise. The rights to indemnification and advancement of expenses conferred by this Article VI, Section B shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article VI, Section B(1), except for proceedings to enforce rights to indemnification and advancement of expenses, the Company shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

2.                   The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article VI, Section B shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

3.                   Any repeal or amendment of this Article VI, Section B by the stockholders of the Company or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article VI, Section B shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Company to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

4.                   This Article VI, Section B shall not limit the right of the Company, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

VII.

A.                  Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of the Company; (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company or any stockholder to the Company or the Company’s stockholders; (C) any action or proceeding asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (D) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws of the Company (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (F) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks jurisdiction, any state or federal court located within the State of Delaware, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants (and such indispensable party does not consent to the personal jurisdiction of such court within ten (10) days following such determination). This Article VII shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction.

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B.                  Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

C.                  Any person or Entity holding, owning or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VII.

VIII.

A.                  The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.                  Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote required by law or by this Certificate of Incorporation, (i) the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII and (ii) the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of Class B Common Stock, shall be required to alter, amend or repeal Article IV.

C.                  If any provision or provisions in this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision or provisions in any other circumstance, and of the remaining provisions in this Certificate of Incorporation, and the application of such provision or provisions to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

THREE: This Amended and Restated Certificate of Incorporation has been duly authorized in accordance with Sections 228, 242 and 245 of the DGCL.

* * * *

[Signature Page Follows]

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[                     ] has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer on [           ].

EVENTS.COM, INC.

By:
Name:
Title:

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Exhibit E

Form of Parent’s Amended and Restated Bylaws

[as attached]

AMENDED AND RESTATED
BYLAWS
OF
EVENTS.COM, INC.
(A DELAWARE CORPORATION)

As Amended and Restated on [      ]

Article I
Offices

Section 1.         Registered Office. The registered office of the corporation in the State of Delaware shall be as set forth in the Amended and Restated Certificate of Incorporation of the corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”).

Section 2.         Other Offices. The corporation may also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors of the corporation (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

Article II
Corporate Seal

Section 3.         Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Article III
Stockholders’ Meetings

Section 4.         Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, if any, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (“DGCL”) and Section 14 below.

Section 5.         Annual Meetings.

(a)                The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders; (ii) by or at the direction of the Board of Directors or a duly authorized committee thereof; or (iii) by any stockholder of the corporation who was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving the stockholder’s notice provided for in Section 5(b) below and at the time of the annual meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

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(b)                At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law, the Certificate of Incorporation and these Bylaws, and only such nominations shall be made and such business shall be conducted as shall have been properly brought before the meeting in accordance with the procedures below.

(i)                  For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), (1) the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) (and must update and supplement such written notice on a timely basis as set forth in Section 5(c)); (2) any Proponent (as defined below) must not have acted contrary to any representation, certification or agreement required by this Section 5 or otherwise failed to comply with this Section 5 (or any law, rule or regulation identified in this Section 5) or provided false or misleading information to the corporation; and (3) if a Proponent has delivered a notice of nomination or nominations, such Proponent must certify to the corporation in writing that it has complied with and will comply with the requirements of Rule 14a-19 promulgated under the 1934 Act, if applicable, and the Proponent shall deliver, no later than five (5) days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof, reasonable evidence that it has complied with such requirements. Such stockholder’s notice shall set forth: (A) as to each nominee such Proponent proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class or series and number of shares of each class or series of capital stock of the corporation that are owned of record and beneficially by such nominee or any Associated Person (as defined in Section 5(j)(iii)), (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) whether such person meets the independence requirements of the stock exchange upon which the corporation’s common stock is primarily traded, (6) a description of any position of such person as an officer or director of any Competitor (as defined below) within the three (3) years preceding the submission of the notice, (7) a description of any business or personal interests that could place such person in a potential conflict of interest with the corporation or any of its subsidiaries, (8) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among any Proponent or any of its respective affiliates and associates, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Proponent or any of its respective affiliates and associates were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (9) all other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed pursuant to Section 14 (or any successor provision) of the 1934 Act (including such person’s written consent to being named as a nominee in any proxy materials relating to the corporation’s next meeting and to serving as a director if elected), and (10) all completed and signed questionnaires, representations and agreements required by Section 5(h); and (B) all of the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation (as such term is used in any applicable stock exchange listing requirements or applicable law) or on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

(ii)                Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), (1) the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) (and must update and supplement such written notice on a timely basis as set forth in Section 5(c)); (2) (x) if the Proponent has provided the corporation with a Solicitation Notice (as defined below), the Proponent must have complied with the representation set forth therein and must have included in any such solicitation materials the Solicitation Notice or (y) if no Solicitation Notice relating to the proposal has been timely provided pursuant to this Section 5, the Proponent proposing such business must not have solicited a number of proxies sufficient to have required the delivery of such Solicitation Notice under this Section 5; and (3) any Proponent must not have acted contrary to any representation, certification or agreement required by this Section 5 or otherwise failed to comply with this Section 5 (or any law, rule or regulation identified in this Section 5) or provided false or misleading information to the corporation. Such stockholder’s notice shall set forth: (A) as to each matter such Proponent proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any substantial interest within the meaning of Item 5 of Schedule 14A under the 1934 Act), including any anticipated benefit of such business to any Proponent other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate, in such business of any Proponent; (B) a description of all agreements, arrangements and understandings between or among any such Proponent and any of its respective affiliates or associates, on the one hand, and any other person or persons, on the other hand, (including their names) in connection with the proposal of such business by such Proponent (including, without limitation, any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of the 1934 Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable)) and (C) the information required by Section 5(b)(iv).

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(iii)              To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that (A) the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement (as defined in Section 5(j)(ix)) of the date of such meeting is first made by the corporation or (B) the corporation did not have an annual meeting in the preceding year, notice by the stockholder to be timely must be so received not later than the tenth day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment, postponement or rescheduling (or the public announcement thereof) of an annual meeting for which notice has been given, or the public announcement of the meeting date thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv)               The written notice required by Section 5(b)(i) or 5(b)(ii)) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, and any Associated Person, if any, on whose behalf the nomination or proposal is made (each of the foregoing, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, including, if applicable, such name and address as they appear on the corporation’s books and records; (B) (1) the class, series and number of shares of each class or series of the capital stock of the corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the 1934 Act) by each Proponent (provided, that for purposes of this Section 5(b)(iv), such Proponent shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the corporation as to which such Proponent has a right to acquire beneficial ownership at any time in the future), and (2) a certification regarding whether such Proponent, if any, has complied with all applicable federal, state and other legal requirements in connection with such Proponent’s acquisition of shares of capital stock or other securities of the corporation and/or such Proponent’s acts or omissions as a stockholder of the corporation; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the corporation) between or among any Proponent and any of its affiliates or associates, and any others (including their names) Acting in Concert with any of the foregoing (including, without limitation, any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of the 1934 Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable)); (D) a representation (x) that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation at the time of giving notice, will be entitled to vote at the meeting, (y) that the stockholder (or a qualified representative thereof) intends to appear at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)), and (z) whether the Proponents will engage in a solicitation within the meaning of 1934 Act Rule 14a-1(l) with respect to the proposal or nomination, and if so, the name of each participant (as defined in 1934 Act Schedule 14(A)) in such solicitation and the amount of the cost of the solicitation that has been and will be borne (directly or indirectly) by each participant in such solicitation; (E) a representation as to whether the Proponents intend, or are part of a group that intends, to deliver a proxy statement and form of proxy (through means of satisfying each of the conditions that would be applicable to the corporation under Exchange Act Rule 14a-16(a) or Exchange Act Rule 14a-16(n)) to holders (including beneficial owners pursuant to Exchange Act Rule 14b-1 and Exchange Act Rule 14b-2) of a sufficient number in voting power of the corporation’s outstanding capital stock required under applicable law to adopt or approve such proposal (an affirmative statement of such intent being a “Solicitation Notice”) (with respect to a notice under Section 5(b)(ii)); (F) a representation that such Proponents intend, or are part of a group that intends, to solicit the holders of shares representing at least 67% of the outstanding capital stock entitled to vote on the election of directors in support of director nominees other than the corporation’s nominees in accordance with Rule 14a-19, if applicable, and the name of each participant (as defined in Item 4 of 1934 Act Schedule 14A) in such solicitation (with respect to a notice under Section 5(b)(i)); (G) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; (H) a complete and accurate description of any pending or, to each Proponent’s knowledge, threatened legal proceeding in which such Proponent is a party or participant involving the corporation or, to such Proponent’s knowledge, any current or former officer, director, affiliate or associate of the corporation; (I) any direct or indirect material interest in any material contract or agreement with the corporation, any affiliate of the corporation or any Competitor (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); (J) any significant equity interests or any Derivative Transactions (as defined below) in any Competitor held by such Proponent and/or any of its respective affiliates or associates and any other material relationship between such Proponent, on the one hand, and the corporation, any affiliate of the corporation or any Competitor, on the other hand; (K) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the 1934 Act and the rules and regulations promulgated thereunder by such Proponent and/or any of its respective affiliates or associates; (L) a description of all Derivative Transactions by each Proponent during the previous 12 month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; (M) any other information relating to such Proponent that would be required to be disclosed in proxy materials or other filings required to be made in connection with solicitations of proxies or consents by such Proponent in support of the business or nomination proposed to be brought before the meeting pursuant to Section 14(a) (or any successor provision) under the 1934 Act and the rules and regulations thereunder; (N) such Proponent’s written consent to the public disclosure of information provided to the corporation pursuant to this Section 5; and (O) any proxy, contract, arrangement, or relationship pursuant to which the Proponent has a right to vote, directly or indirectly, any shares of any security of the corporation. The disclosures to be made pursuant to the foregoing clauses (B) and (L) shall not include any information with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proponent solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

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(c)                 A stockholder providing the written notice required by Section 5(b)(i) or 5(b)(ii) shall update and supplement such notice, and any other information provided to the corporation, in writing so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five (5) Business Days (as defined below) prior to the meeting and, in the event of any adjournment, postponement or rescheduling thereof, five (5) Business Days prior to such adjourned, postponed or rescheduled meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) Business Days after the later of the record date for the determination of stockholders entitled to notice of the meeting or the public announcement of such record date. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) Business Days prior to the date for the meeting, and, in the event of any adjournment, postponement or rescheduling thereof, two (2) Business Days prior to such adjourned, postponed or rescheduled meeting. Notwithstanding the foregoing, if a Proponent no longer plans to solicit proxies in accordance with its representation pursuant to Section 5(b)(iv)(F), the stockholder shall inform the corporation of this change by delivering a writing to the Secretary at the principal executive offices of the corporation no later than two (2) Business Days after the occurrence of such change. A stockholder shall also update its notice so that the information required by Section 5(b)(iv)(K) is current through the date of the meeting or any adjournment, postponement, or rescheduling thereof, and such update shall be delivered in writing to the Secretary at the principal executive offices of the corporation no later than two (2) Business Days after the occurrence of any material change to the information previously disclosed pursuant to Section 5(b)(iv)(K). For the avoidance of doubt, the obligation to update as set forth in this paragraph shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or nomination or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the stockholders. If a stockholder providing written notice required by this Section 5 fails to provide any written update in accordance with this Section 5, the information as to which such written update relates shall be deemed not to have been provided in accordance with these Bylaws.

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(d)                If any information submitted pursuant to this Section 5 is inaccurate or incomplete in any material respect (as determined by the Board of Directors or a committee thereof), such information shall be deemed not to have been provided in accordance with these Bylaws. A stockholder shall notify the Secretary in writing at the principal executive offices of the corporation of any inaccuracy or change in any information submitted within two (2) Business Days after becoming aware of such inaccuracy or change, and any such notification shall clearly identify the inaccuracy or change, it being understood that no such notification will cure any deficiencies or inaccuracies with respect to any prior submission by such stockholder. Upon written request of the Secretary on behalf of the Board of Directors (or a duly authorized committee thereof), the stockholder shall provide, within seven (7) Business Days after delivery of such request (or such longer period as may be specified in such request), (1) written verification, reasonably satisfactory to the Board of Directors, any committee thereof, or any authorized officer of the corporation, to demonstrate the accuracy of any information submitted and (2) a written affirmation of any information submitted as of an earlier date. If the stockholder fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested shall be deemed not to have been provided in accordance with these Bylaws.

(e)                 Notwithstanding anything in Section 5(b)(iii) to the contrary, in the event that the number of directors in an Expiring Class (as defined below) to be elected to the Board of Directors at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the corporation naming the nominees for the additional directorships or specifying the increased size of the Board of Directors at least 100 days before the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 and that complies with the requirements in Section 5(b)(i), other than the timing requirements in Section 5(b)(iii), shall also be considered timely, but only with respect to nominees for the additional directorships in such Expiring Class, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation. For purposes of this section, an “Expiring Class” shall mean a class of directors whose term shall expire at the annual meeting of stockholders.

(f)                  A person shall not be eligible for election or re-election as a director at an annual meeting, unless the person is nominated in accordance with either clause (ii) or (iii) of Section 5(a) and in accordance with the procedures set forth in Section 5(b), Section 5(c), and Section 5(d), as applicable. Only such business shall be conducted at any annual meeting of the stockholders of the corporation as shall have been brought before the meeting in accordance with clauses (i), (ii), or (iii) of of Section 5(a) and in accordance with the procedures set forth in Section 5(b) and Section 5(c), as applicable. Except as otherwise required by applicable law, the Board of Directors or the chairperson of the meeting shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws (including satisfying the information requirements set forth herein with accurate and complete information) and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D), 5(b)(iv)(E) and 5(b)(iv)(F), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, or that such business shall not be transacted (and any such nominee shall be disqualified), including that if a stockholder provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act and subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the 1934 Act, including the provision to the corporation of notices required thereunder in a timely manner, then the corporation shall disregard any proxies or votes solicited for such stockholder’s director nominees (and any such nominee shall be disqualified), notwithstanding that proxies in respect of such nomination or such business may have been solicited or received. Notwithstanding the foregoing provisions of this Section 5, unless otherwise required by law, if the stockholder (or a qualified representative (as defined below) of the stockholder) does not appear at the annual meeting of stockholders of the corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. If a stockholder has given timely notice as required herein to make a nomination or bring a proposal of other business before any annual meeting of stockholders of the corporation and intends to authorize a qualified representative to act for such stockholder as a proxy to present the nomination or proposal at such meeting, the stockholder shall give notice of such authorization in writing to the Secretary not less than three (3) Business Days before the date of such meeting, including the name and contact information for such person. Notwithstanding the foregoing provisions of this Section 5, unless otherwise required by law, no stockholder shall solicit proxies in support of director nominees other than the corporation’s nominees unless such stockholder has complied with Rule 14a-19 promulgated under the 1934 Act, if applicable, in connection with the solicitation of such proxies, including the provision to the corporation of notices required thereunder in a timely manner.

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(g)                Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act, for the avoidance of doubt, including but not limited to, Rule 14a-19 of the 1934 Act. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to [Section 5(b)(iii).]Nothing in these Bylaws shall be deemed to affect any rights of holders of any class or series of preferred stock to nominate and elect directors pursuant to and to the extent provided in any applicable provision of the Certificate of Incorporation.

(h)                To be eligible to be a nominee of any stockholder for election or reelection as a director of the corporation, the person proposed to be nominated must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 5) to the Secretary of the corporation at the principal executive offices of the corporation all completed and signed questionnaires in the forms required by the corporation (which form the stockholder shall request in writing from the Secretary of the corporation and which the Secretary of the corporation shall provide to such stockholder within ten (10) days of receiving such request) with respect to the background and qualification of such person to serve as a director of the corporation and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made and a signed representation and agreement (in the form available from the Secretary of the corporation upon written request) that such person: (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any Compensation Arrangement (as defined below) that has not been disclosed therein, (c) if elected as a director of the corporation, will comply with all informational and similar requirements of applicable insurance policies and laws and regulations in connection with service or action as a director of the corporation, (d) if elected as a director of the corporation, will comply with all corporate governance, conflict of interest, stock ownership requirements, confidentiality and trading policies and guidelines of the corporation publicly disclosed from time to time, (e) if elected as a director of the corporation, will act in the best interests of the corporation and its stockholders and not in the interests of individual constituencies, (f) consents to being named as a nominee in any proxy materials relating to the corporation’s next meeting and agrees to serve if elected as a director, (g) intends to serve as a director for the full term for which such individual is to stand for election, (h) represents and warrants that his or her candidacy or, if elected, membership on the Board of Directors, would not violate applicable state or federal law, the Certificate of Incorporation, these Bylaws, or the rules of any stock exchange on which shares of the corporation’s common stock are traded, and (i) will provide facts, statements, and other information in all communications with the corporation and its stockholders that are or will be true and correct in all material respects, and that do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

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(i)                  The Board of Directors may request that any Proponent, and any proposed nominee of such Proponent, furnish such additional information as may be reasonably required by the Board of Directors. Such Proponent and/or proposed nominee thereof shall provide such additional information within ten (10) days after it has been requested by the Board of Directors. The Board of Directors may require any such proposed nominee to submit to interviews with the Board of Directors or any committee thereof, and such proposed nominee shall make themself available for any such interviews within no less than ten (10) Business Days following the date of such request.

(j)                  For purposes of Sections 5 and 6,

(i)                  a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or toward a common goal relating to the management, governance or control of the corporation in substantial parallel with, such other person where (1) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (2) at least one additional factor suggests that such persons intend to act in concert or in substantial parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in substantial parallel; provided that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) (or any successor provision) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person;

(ii)                “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership;

(iii)              “Associated Person” shall mean with respect to any subject stockholder or other person (including any proposed nominee) (1) any person directly or indirectly controlling, controlled by or under common control with such stockholder or other person, (2) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder or other person, (3) any associate of such stockholder or other person, and (4) any person directly or indirectly controlling, controlled by or under common control or Acting in Concert with any such Associated Person;

(iv)               “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;

(v)                “Compensation Arrangement” means any direct or indirect compensatory payment or other financial agreement, arrangement or understanding with any person or entity other than the corporation, including any agreement, arrangement or understanding with respect to any direct or indirect compensation, reimbursement or indemnification in connection with candidacy, nomination, service or action as a nominee or as a director of the corporation;

(vi)               “Competitor” means any entity that provides products or services that compete with or are alternatives to the products produced or services provided by the corporation or its affiliates (a list of which entities shall be provided by the Secretary within ten days following a request therefor by a stockholder);

(vii)             “close of business” means 6:00 p.m. local time at the principal executive offices of the corporation on any calendar day, whether or not the day is a Business Day;

(viii)            “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

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(A)	the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation;

(B)	that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation;

(C)	the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the corporation; or

(D)	that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, directly or indirectly, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation or similar right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member;

(ix)               “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the corporation’s investor relations website; and

(x)                “qualified representative” of the stockholder, a person must be a duly authorized officer, manager, trustee or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The Secretary of the corporation, or any other person who shall be appointed to serve as secretary of the meeting, may require, on behalf of the corporation, reasonable and appropriate documentation to verify the status of a person purporting to be a “qualified representative” for purposes hereof.

Section 6.         Special Meetings.

(a)                Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors [and the Board Member then serving as Chief Operating Officer of the Company], or (ii) the Board of Directors. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors.

(b)                The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

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(c)                 Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving notice provided for in this paragraph and at the time of the special meeting, who is entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Sections 5(b)(i) and 5(b)(iv). The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if (A) written notice setting forth the information required by Sections 5(b)(i) and 5(b)(iv) shall be received by the Secretary at the principal executive offices of the corporation not earlier than 120 days prior to such special meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth (10th) day following the day on which the corporation first makes a public announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting, (B) the stockholder has complied in all respects with the requirements of Section 14 of the 1934 Act, including, without limitation, if applicable, the requirements of Rule 14a-19 (as such rule and regulations may be amended from time to time by the SEC, including any SEC Staff interpretations relating thereto) and (C) the Board of Directors or an executive officer designated thereby has determined that the stockholder has satisfied the requirements of Section 5 and this Section 6. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment, postponement or rescheduling of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of the second sentence of this Section 6(c). Except as otherwise required by applicable law, the Board of Directors or the chairperson of the meeting shall have the power to determine whether a nomination was made in accordance with the procedures set forth in these Bylaws (including satisfying the information requirements set forth herein with accurate and complete information) and, if any proposed nomination or business is not in compliance with these Bylaws, or if the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(F), to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded (and any such nominee shall be disqualified), including that if a stockholder provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act and subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the 1934 Act, including the provision to the corporation of notices required thereunder in a timely manner, then the corporation shall disregard any proxies or votes solicited for such stockholder’s director nominees (and any such nominee shall be disqualified), notwithstanding that proxies in respect of such nomination may have been solicited or received. Notwithstanding the foregoing provisions of this Section 6, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) meeting the requirements specified in Section 5(e) does not appear at the special meeting of stockholders of the corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the corporation. If a stockholder has given timely notice as required herein to make a nomination or bring a proposal of other business before any special meeting of stockholders of the corporation and intends to authorize a qualified representative to act for such stockholder as a proxy to present the nomination or proposal at such meeting, the stockholder shall give notice of such authorization in writing to the Secretary not less than three (3) Business Days before the date of such meeting, including the name and contact information for such person. Notwithstanding the foregoing provisions of this Section 6, unless otherwise required by law, no stockholder shall solicit proxies in support of director nominees other than the corporation’s nominees unless such stockholder has complied with Rule 14a-19 promulgated under the 1934 Act, if applicable, in connection with the solicitation of such proxies, including the provision to the corporation of notices required thereunder in a timely manner.

(d)                Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act, for the avoidance of doubt, including but not limited to, Rule 14a-19 of the 1934 Act, with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors or proposals of other business to be considered pursuant to Section 6(c).

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Section 7.         Notice of Meetings. Notice of each meeting of stockholders shall be given in accordance with applicable law and not less than ten (10) nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholder entitled to notice of the meeting. Such notice shall specify the place, if any, date and hour of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting, and, in the case of special meetings, the purpose or purposes of the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If delivered by courier service, the notice is given on the earlier of when the notice is received or left at the stockholder’s address as it appears on the records of the corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given. So long as the corporation is subject to the SEC’s proxy rules set forth in Regulation 14A under the 1934 Act, notice shall be given in the manner required by such rules. To the extent permitted by such rules, or if the corporation is not subject to Regulation 14A, notice may be given by electronic transmission directed to the stockholder’s electronic mail address, and if so given, shall be given when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL. If notice is given by electronic mail, such notice shall comply with the applicable provisions of Section 232 of the DGCL. Notice may be given by other forms of electronic transmission with the consent of a stockholder in the manner permitted by Section 232 of the DGCL and shall be deemed given as provided therein.

Section 8.         Quorum and Vote Required. At all meetings of stockholders, except where otherwise provided by the Certificate of Incorporation, or by these Bylaws and subject to Delaware law and the rules and regulations of any stock exchange upon which the corporation’s securities are traded, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or series of the stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of the voting power of the shares of such class or series of the stock issued and outstanding and entitled to vote on such matter, present in person or presented by proxy at the meeting, shall constitute a quorum entitled to take action with respect to the vote on such matter. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Except as otherwise required by Delaware law or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote on the subject matter present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter shall be the act of the stockholders. Except as otherwise required by Delaware law, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote in the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise required by Delaware law or by the Certificate of Incorporation or these Bylaws or any applicable stock exchange rules, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise required by Delaware law or by the Certificate of Incorporation or these Bylaws or any applicable stock exchange rules, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of the voting power of the shares of such class or classes or series entitled to vote on the subject matter present in person, by remote communication, if applicable, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstention and broker non-votes) on such matter shall be the act of such class or classes or series.

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Section 9.         Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) either by the person presiding over the meeting or by the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 222(a) of the DGCL. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting in accordance with Section 213(a) of the DGCL, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 10.     Voting Rights; Proxies. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the corporation on the record date shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for exclusive use by the Board of Directors.

Section 11.     Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his or her act binds all; (b) if more than one votes, the act of the majority so voting binds all; (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or any person voting the shares, or a beneficiary, if any, may apply to the Delaware Court of Chancery for relief as provided in Section 217(b) of the DGCL. If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

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Section 12.     List of Stockholders. The corporation shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth (10th) day before the meeting date. Nothing in this Section 12 shall require the corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of ten (10) days ending on the day before the meeting date, either (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. Notwithstanding the foregoing, the corporation may maintain and authorize examination of the list of stockholders in any manner expressly permitted by the DGCL at the time.

Section 13.     Action without Meeting. Any action required to be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Certificate of Incorporation and in accordance with applicable law.

Section 14.     Remote Communication; Delivery to the Corporation.

(a)                For the purposes of these Bylaws, if authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders may, by means of remote communication:

(i)                 participate in a meeting of stockholders; and

(ii)                be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

(b)                Whenever this Article III requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested and the corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Section 15.     Organization.

(a)                At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed, is absent or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such chairperson, a chairperson of the meeting chosen by a majority of the voting power of the stockholders entitled to vote thereat, present in person or by proxy duly authorized, shall act as chairperson of the meeting of stockholders. The Chairperson of the Board of Directors may appoint the Chief Executive Officer as chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

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(b)                The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations for the conduct of the meeting, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to postpone, reschedule, recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants (if any), regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot, procedures (if any) requiring attendees to provide the corporation advance notice of their intent to attend the meeting and any additional attendance or other procedures or requirements for proponents submitting a proposal pursuant to Rule 14a-8 promulgated under the 1934 Act. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

Article IV
Directors

Section 16.     Number and Term of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 17.     Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by the Certificate of Incorporation or the DGCL.

Section 18.     Terms of Directors. The terms of directors shall be as set forth in the Certificate of Incorporation.

Section 19.     Vacancies. Vacancies and newly created directorships on the Board of Directors shall be filled as set forth in the Certificate of Incorporation.

Section 20.     Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Board of Directors or the Secretary. Such resignation shall take effect at the time of delivery of the notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective, unless the resignation so specifies. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

Section 21.     Removal. Directors shall be removed as set forth in the Certificate of Incorporation.

Section 22.     Meetings.

(a)                Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place (if any) within or without the State of Delaware that has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

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(b)                Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place (if any) within or without the State of Delaware as designated and called by the Chairperson of the Board of Directors, the Chief Executive Officer or the Board of Directors.

(c)                 Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)                Notice of Special Meetings. Notice of the time and place, if any, of all special meetings of the Board of Directors shall be transmitted orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid, at least three days before the date of the meeting.

(e)                 Waiver of Notice. Notice of any meeting of the Board of Directors may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 23.     Quorum and Voting.

(a)                Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 46 for which a quorum shall be one-third of the authorized number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation, a quorum of the Board of Directors shall consist of a majority of the total number of directors then serving on the Board of Directors or, if greater, one-third of the authorized number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation.

(b)                At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Certificate of Incorporation or these Bylaws.

Section 24.     Action without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, such consent or consents shall be filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 25.     Fees and Compensation. Directors shall be entitled to such compensation for their services on the Board of Directors or any committee thereof as may be approved by the Board of Directors, or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, if so approved, by resolution of the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, without limitation, a fixed sum and reimbursement of expenses incurred, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors, as well as reimbursement for other reasonable expenses incurred with respect to duties as a member of the Board of Directors or any committee thereof. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

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Section 26.     Committees.

(a)                Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by applicable law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b)                Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by applicable law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c)                 Term. The Board of Directors, subject to any requirements of any outstanding series of preferred stock and the provisions of subsections (a) or (b) of this Section 26, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d)                Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 26 shall be held at such times and places, if any, as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at such place, if any, that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place, if any, of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place, if any, of special meetings of the Board of Directors. Notice of any meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 27.     Duties of Chairperson of the Board of Directors. The Chairperson of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform such other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

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Section 28.     Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

Article V
Officers

Section 29.     Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem appropriate or necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by applicable law, the Certificate of Incorporation or these Bylaws. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility.

Section 30.     Tenure and Duties of Officers.

(a)                General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, subject to such officer’s earlier death, resignation or removal. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility or, if so authorized by the Board of Directors, by the Chief Executive Officer or another officer of the corporation.

(b)                Duties of Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the corporation and, subject to the supervision, direction and control of the Board of Directors, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the corporation as are customarily associated with the position of Chief Executive Officer. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c)                 Duties of President. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and, subject to the supervision, direction and control of the Board of Directors, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the corporation as are customarily associated with the position of President. The President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board of Directors has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d)                Duties of Vice Presidents. A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant (unless the duties of the President are being filled by the Chief Executive Officer). A Vice President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e)                 Duties of Secretary and Assistant Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts, votes and proceedings thereof in the minute books of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

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(f)                  Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors, the Chief Executive Officer, or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer.

(g)                Duties of Treasurer and Assistant Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation. The Treasurer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Treasurer or other officer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

Section 31.     Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 32.     Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective, unless the resignation so specifies. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 33.     Removal. Any officer may be removed from office at any time, either with or without cause, by the Board of Directors, or by any duly authorized committee thereof or any superior officer upon whom such power of removal may have been conferred by the Board of Directors.

Article VI
Execution Of Corporate Instruments And Voting Of Securities Owned By The Corporation

Section 34.     Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute, sign or endorse on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by applicable law or these Bylaws, and such execution or signature shall be binding upon the corporation.

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All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall from time to time authorize so to do.

Unless otherwise specifically determined by the Board of Directors or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document by or on behalf of the corporation may be effected manually, by facsimile or (to the extent permitted by applicable law and subject to such policies and procedures as the corporation may have in effect from time to time) by electronic signature.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 35.     Voting of Securities Owned by the Corporation. All stock and other securities of or interests in other corporations or entities owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

Article VII
Shares Of Stock

Section 36.     Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation represented by certificates shall be entitled to have a certificate signed by or in the name of the corporation by any two authorized officers of the corporation (it being understood that each of the Chairperson of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary shall be an authorized officer for such purpose), certifying the number, and the class or series, of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 37.     Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate or uncertificated shares.

Section 38.     Transfers.

(a)                Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b)                The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

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Section 39.     Fixing Record Dates.

(a)                In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board of Directors determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting in accordance with the provisions of this Section 39(a).

(b)                In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 40.     Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 41.     Additional Powers of the Board. In addition to, and without limiting, the powers set forth in these Bylaws, the Board of Directors shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Certificate of Incorporation and these Bylaws. The Board of Directors may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

Article VIII
Other Securities Of The Corporation

Section 42.     Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates covered in Section 36, may be signed by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

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Article IX
Dividends

Section 43.     Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 44.     Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, determines proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose or purposes as the Board of Directors shall determine to be conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

Article X
Fiscal Year

Section 45.     Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

Article XI
Indemnification

Section 46.     Indemnification of Directors, Executive Officers, Employees and Agents.

(a)                Directors and Executive Officers. To the fullest extent and in any manner permitted under the DGCL, any other applicable law and the Certificate of Incorporation, the corporation shall indemnify any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any Proceeding (as defined below) by reason of the fact that such person is or was a director or executive officer of the corporation, or while serving as a director or executive officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of Another Enterprise, against expenses (including attorneys’ fees) reasonably incurred by him or her in connection with such Proceeding, provided, however, that the corporation shall not be required to indemnify any director or executive officer in connection with any Proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by applicable law, (ii) the Proceeding was authorized in the specific case by the Board of Directors of the corporation, (iii) such indemnification is approved by the Board of Directors of the corporation, in its sole discretion, pursuant to the powers vested in it under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of this Section 46 (collectively “Covered Indemnitee Initiated Proceedings”).

(b)                Other Officers, Employees and Agents. The corporation shall have power to indemnify (including the power to advance expenses in a manner consistent with subsection (c) of this Section 46) its other officers, employees and agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Directors shall determine.

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(c)                 Expenses. The corporation shall advance to any current or former director or executive officer who was or is a party or is threatened to be made a party to any Proceeding, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses (including attorneys’ fees) incurred by any director or executive officer in connection with such Proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such person, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such person is not entitled to be indemnified for such expenses under this Section 46 or otherwise; provided further, that the corporation shall not be required to advance expenses to any director or executive officer in connection with any Proceeding (or part thereof) initiated by such person unless the Proceeding is a Covered Indemnitee Initiated Proceeding.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (d) of this Section 46, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any Proceeding, if a determination is reasonably made (i) by a majority vote of directors who were not parties to the Proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d)                Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Section 46 shall be deemed to be contractual rights, shall vest when the person becomes a director or executive officer of the corporation, shall continue as vested contract rights even if such person ceases to be a director or executive officer of the corporation, and shall be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this Section 46 to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. To the fullest extent permitted by applicable law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any Proceeding, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal Proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 46 or otherwise shall be on the corporation.

(e)                 Non-Exclusivity of Rights. The rights conferred on any person by this Section 46 shall not be exclusive of any other right that such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

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(f)                  Survival of Rights. The rights conferred on any person by this Section 46. shall continue as to a person who has ceased to be a director or executive officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g)                Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase and maintain insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 46.

(h)                Amendments. Any repeal or modification of this Section 46 shall only be prospective and shall not affect the rights under this Section 46 as in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any agent of the corporation.

(i)                  Saving Clause. If this Article XI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the fullest extent not prohibited by any applicable portion of this Article XI that shall not have been invalidated, or by any other applicable law. If this Article XI shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the fullest extent not prohibited under the applicable law of such jurisdiction.

(j)                  Indemnification for Successful Defense. To the extent that a claimant has been successful on the merits or otherwise in defense of any Proceeding (or in defense of any claim, issue or matter therein), such person shall be indemnified under this Section 46(j) against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such defense. Indemnification under this Section 46(j) shall not be subject to satisfaction of a standard of conduct, and the corporation may not assert the failure to satisfy a standard of conduct as a basis to deny indemnification or recover amounts advanced, including in a suit brought pursuant to Section 46(d) (notwithstanding anything to the contrary therein); provided, however, that, any claimant who is not a current or former director or officer (as such term is defined in the final sentence of Section 145(c)(1) of the DGCL) shall be entitled to indemnification under this Section 46 only if such person has satisfied the standard of conduct required for indemnification under Section 145(a) or Section 145(b) of the DGCL.

(k)                Certain Definitions and Construction of Terms. For the purposes of Article XI of these Bylaws, the following definitions and rules of construction shall apply:

(i)                 The term “Another Enterprise” shall mean any corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan.

(ii)               The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 46 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iii)              References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of Another Enterprise.

(iv)               The term “executive officer” shall mean those persons designated by the corporation as (a) executive officers for purposes of the disclosures required in the corporation’s proxy and periodic reports or (b) officers for purposes of Section 16 of the 1934 Act.

(v)                 The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines (including ERISA excise taxes or penalties), amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any Proceeding. References to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan.

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(vi)               The term “Proceeding” shall mean any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or any part thereof, to which a person is made or threatened to be made a party to or is otherwise involved in (as a witness or otherwise) by reason of the fact that such person is or was a director or executive officer of the corporation, or while serving as a director or executive officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of Another Enterprise. The term Proceeding shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(vii)             References to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 46.

Article XII
Notices

Section 47.     Notices.

(a)                Notice to Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Section 7. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by electronic mail or other electronic means.

(b)                Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws (including by any of the means specified in Section 22(d)), or by overnight delivery service. Any notice sent by overnight delivery service or U.S. mail shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c)                 Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d)                Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e)                 Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under applicable law or any provision of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

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(f)                  Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

Article XIII
Amendments

Section 48.     Amendments. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by applicable law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote in the election of directors, voting together as a single class.

Article XIV
Loans To Officers

Section 49.     Loans to Officers. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Article XV
EMERGENCY BYLAWS

Section 50.     Emergency Bylaws. This Section 50 shall be operative during any emergency condition as contemplated by Section 110 of the DGCL (an “Emergency”), notwithstanding any different or conflicting provisions in these Bylaws, the Certificate of Incorporation or the DGCL. In the event of any Emergency, the director or directors in attendance at a meeting of the Board of Directors or a standing committee thereof shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board of Directors as they shall deem necessary and appropriate. In the event that no directors are able to attend a meeting of the Board of Directors or any committee thereof in an Emergency, then the Designated Officers (as defined below) in attendance shall serve as directors, or committee members, as the case may be, for the meeting and will have full powers to act as directors, or committee members, as the case may be, of the corporation. Except as the Board of Directors may otherwise determine, during any Emergency, the corporation and its directors and officers, may exercise any authority and take any action or measure contemplated by Section 110 of the DGCL. For purposes of this Section 50, the term “Designated Officer” means an officer identified on a numbered list of officers of the corporation who shall be deemed to be, in the order in which they appear on the list up until a quorum is obtained, directors of the corporation, or members of a committee of the Board of Directors, as the case may be, for purposes of obtaining a quorum during an Emergency, if a quorum of directors or committee members, as the case may be, cannot otherwise be obtained during such Emergency, which list of Designated Officers shall be approved by the Board of Directors from time to time but in any event prior to such time or times as an Emergency may have occurred.

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STATE OF CALIFORNIA Office of the Secretary of State ARTICLES OF INCORPORATION CA GENERAL STOCK CORPORATION California Secretary of State 1500 11th Street Sacramento, California 95814 (916) 657-5448 Corporation Name Initial Street Address of Principal Office of Corporation Principal Address Initial Mailing Address of Corporation Mailing Address Attention Agent for Service of Process California Registered Corporate Agent (1505) 811 Prospect Street, Suite A, La Jolla, CA 92037 811 Prospect Street, Suite A, La Jolla, CA 92037 Mitch Thrower C T CORPORATION SYSTEM Registered Corporate 1505 Agent Shares The total number of shares the corporation is authorized to issue is: 1,000 Does the corporation have more than one class or series of shares? No Purpose Statement The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code. Additional information and signatures set forth on attached pages, if any, are incorporated herein by reference and made part of this filing. Electronic Signature ☒ By checking this box, I acknowledge that I am electronically signing this document as the incorporator of the Corporation and that all information is true and correct. lncorporator Signature Date

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SCHEDULE A

Key Company Stockholders

1. Mitch Thrower

2. Stephen Partridge

3. Doug Harrison